As filed with the Securities and Exchange Commission on January 25, 2011
Registration Number 333-164893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO 5 TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASIA CORK INC.
(Name of Registrant as Specified in Its Charter)

Delaware	2435	13-3912047
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3rd Floor, A Tower of Chuang Xin
Information Building
No. 72 Second Keji Road, Hi Tech Zone
Xi’An China
(011) 86 - 13301996766
(Address and Telephone Number of Principal Executive Offices)

Steve Schuster, Esq.
McLaughlin & Stern, LLP
260 Madison Avenue
New York, NY 10016
(212) 448-1100
Fax (212) 448-0066
(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Steve Schuster, Esq. McLaughlin & Stern, LLP	SUNNY J. BARKATS, ESQ JSBarkats , PLLC
260 Madison Avenue New York, New York 10016 (212) 448 € 1100 Fax (212) 448 € 0066	110 E. 40 th St., 9 th Fl New York, NY 10016 (646) 502-7001 Fax (646) 607-5544

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (2)
Units, each unit consisting of one share of Common Stock, $0.0001 par value per share, and one warrant to purchase one share of Common Stock	1,250,000	(1)		$8,125,000	$579.31

Common Stock included in the Units	1,250,000		$			$(3)

Warrants included in the Units	1,250,000				—	(3)

Common Stock issuable upon exercise of the warrants included in the Units	1,250,000				—	(3)

Warrants issuable to the Underwriter to purchase Units (4)	125,000				—	(3)

Units issuable to the Underwriter upon exercise of the Warrants(4)	125,000				—

Warrants which are part of the Units that are issuable upon exercise of the Underwriters’ Warrants	125,000				—	(3)

Common Stock issuable upon exercise of the warrants included in the Underwriter Units	125,000				—	(3)

Common Stock which is part of Units that comprise the Underwriter Unit	125,000				—	(3)

Common Stock (5)	3,261,667			$1,369,900	$97.67	(2)

Common Stock (6)	1,666,667			$700,000	$49.91	(2)

Common Stock (7)	250,000			$105,000	$7.49	(2)

Total Registration Fee			$		$734.38	(8)

Anticipated Offering Price Per Unit:  $6.50

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 pursuant to the anti-dilution provisions of the Underwriters’ Warrants and warrants previously issued to selling stockholders.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), the maximum offering price, per share and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on January 21, 2011, as quoted on the Over the Counter Bulletin Board.

(3)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required.

(4)
Such Units are issuable upon exercise of the certain warrants issued to each of ICM Capital Markets LTD. and Aegis Capital Corporation, the underwriters (the “Underwriters”).  We have agreed to issue, on the closing date of this Offering, certain warrants to each of the Underwriters (the “Underwriters’ Warrants”), exercisable at a rate of one Underwriters' Warrant to purchase one Unit per every ten Units sold by the Registrant. The price to be paid by the Underwriters for the Underwriters’ Warrants is $.01 per Underwriters’ Warrants. The Underwriters will close the purchase of its Underwriters’ Warrants on a date that is mutually acceptable to such Underwriter and the Registrant; provided, however, that the closing date will be on or before June 1, 2011. Assuming a maximum placement at an offering price of $6.50 per Unit, on the closing date the Underwriters would receive an aggregate of 125,000 Underwriters’ Warrants at an aggregate purchase price of $7.80. The exercise price of the Underwriters’ Warrants is equal to 120% of the price per Unit offered hereby.  Assuming a maximum placement and an Underwriters’ Warrant exercise price of $7.80 per Unit, we would receive, in the aggregate, $975,000 upon the exercise of the Underwriters’ Warrant on the assumption that the Underwriter pays cash to exercise the Underwriters' Warrants. The Underwriters’ Warrants are exercisable for Units at the exercise price for a period commencing on the date, which is six months after the closing date and ending on the date, which is five years after the closing date. Because the Units, the shares of the Registrant’s Common Stock and the Warrants underlying the Underwriters’ Warrants are registered hereby, no separate registration fee is required.

i

(5)
Represents shares of the Registrant’s Common Stock being registered for resale that have been or may be acquired upon the conversion of promissory notes that have been previously issued to selling stockholders (the “Promissory Notes”) named in the Resale Prospectus.  This amount represents the conversion of $350,000 of the entire $700,000 of principal of the notes plus accrued but unpaid interest through January 31, 2011 at a conversion rate of $.21 per share based upon the average of the high and low prices of the Common Stock on January 21, 2011.  Of this amount, no shares of Common Stock have already been issued to the selling stockholders in connection with the conversion of Promissory Notes.

(6)
Represents shares of the Registrant’s Common Stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus. Of this amount, no shares of Common Stock have already been issued to the selling stockholders in connection with the exercise of warrants.

(7)	Represents shares of the Registrant’s Common Stock being registered for sale by a selling stockholder.

(8)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPE CIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTIN G PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

Public Offering Prospectus. A prospectus (the “Public Offering Prospectus”) to be used for the public Offering by the Registrant of up to     Units of the Registrant, each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock through the Underwriters and such other underwriters as may participate in the Offering (collectively, the “Underwriters”) named on the cover page of the Public Offering Prospectus. We are also registering the Units (including the securities comprising the Units) issuable upon exercise of the warrants to be received by the Underwriter in this Offering (the “Public Offering Prospectus”).

Resale Prospectus.  A prospectus to be used for the resale by selling stockholders (the “Selling Stockholders”) of up to 5,178,334 shares of the Registrant’s Common Stock (including shares that may be acquired upon the exercise of warrants, and shares that may be acquired upon the conversion of Promissory Notes that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	It contains different outside and inside front covers;

•	It contains different Offering sections in the Prospectus Summary section on page 81;

•	It contains different Use of Proceeds sections on page 82;

•	The Capitalization and Dilution sections are deleted from the Resale Prospectus;

•	A Selling Stockholders section is included in the Resale Prospectus beginning on page 83;

•	References in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

•	The Underwriting section from the Public Offering Prospectus on page 72 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place on page 85;

•	The Legal Matters section in the Resale Prospectus on page 87 deletes the reference to counsel for the Underwriters; and

•	The outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The Selling Stockholders named in the Resale Prospectus holding an aggregate of 5,178,334 shares of Common Stock, including, shares of Common Stock issuable upon the exercise of warrants and shares of Common Stock underlying Promissory Notes, have agreed that they will not sell any of such shares of Common Stock for a period of nine months after the Offering is completed (except for 250,000 of the 5,178,334 shares which are subject to a restriction on sales for a period of six months after the Offering is completed), without the Underwriters’ consent, when all of their shares will be released from the lock-up restrictions.

None of the references to the outstanding shares of our Common Stock in this prospectus give effect to a reverse stock split that the Company will effectuate concurrently with the date of this prospectus (the “Reverse Split”), except that the 1,250,000 Units being sold in the Offering, referenced throughout this prospectus assumes that the ratio of the Reverse Split is 1 for 12.5. The Reverse Split will be in an amount to be ultimately agreed upon between the Board of Directors of the Company and the Underwriters within a range of 1-for-10 to 1-for-30.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated January 25, 2011
PROSPECTUS

ASIA CORK, INC.

1,250,000 Units

Each Unit Consisting of
One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

We are offering 1,250,000 units (the “Units”) of Asia Cork, Inc., a Delaware corporation (the “Company”) for aggregate gross proceeds of $8,125,000 (the “Offering”). The number of Units being sold assumes that the Reverse Split ratio is 1 for 12.5.  Each of the Units offered hereby consists of one share of our Common Stock, $.0001 par value per share  (the “Common Stock”), and  one warrant entitling the registered holder of the Unit to purchase one share of Common Stock (the “Warrants”).  The Warrants are exercisable to purchase one share of Common Stock at $7.80 per share through January ___, 2016 (five years after the date of the closing). Each share of Common Stock and Warrant will not be separately tradeable for a period of one year, unless sooner as may be approved by the Underwriters, in its sole discretion.  The Warrants are subject to redemption commencing one year after the date hereof at $.05 per Warrant on 20 days prior written notice provided the closing price of the Common Stock for the twenty (20) consecutive trading days ending within fifteen (15) days of the date of notice of redemption averages in excess of $11.70 per share (180% of the initial Offering price) See “Description of Securities.”  None of our officers, directors or affiliates may purchase Units in this Offering.

We expect that the Offering price of the Units will be between $5.50 and $7.50 per Unit.  For purposes of this prospectus, a mid-point price range of $6.50 per Unit shall be used.

We are a reporting Company under the Securities Exchange Act of 1934, as amended.  Our Common Stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (“FINRA”) under the symbol “AKRK.” The last reported sale price for our Common Stock on January 24, 2011 was $0.40 per share, as reported on the OTC Bulletin Board.  We intend to  apply to have the Units and Common Stock underlying the Units listed on either the NASDAQ Stock Market LLC (“NASDAQ”) or on NYSE Amex LLC (“AMEX”) under the symbol “AKRK” on or promptly after the date of this prospectus. Prior to the separate trading of the Common Stock and Warrants, we will apply to have the Warrants comprising the units listed on NASDAQ or AMEX.

Concurrently with this Offering, there are being offered, pursuant to a Resale Prospectus, by certain security holders (collectively, the “Selling Stockholders”), 5,178,334shares of Common Stock (collectively, the “Selling Stockholders’ Securities”). Each of the Selling Stockholders has agreed not to sell any of the Selling Stockholders’ Securities for a period of nine  months after the closing of the Offering. (except for 250,000 shares which are subject to a restriction on sales for a period of six months after the closing of the Offering) without the prior consent of the Underwriters of the Offering. Sales of the Selling Stockholders’ Securities in such offering (the “Concurrent Offering”) will be subject to the prospectus delivery requirements and other requirements of the Securities Act.  The Concurrent Offering is not underwritten by the Underwriters.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 12 for more information on these risks.

Underwriter Discount	Per Unit (3)		Offering	Offering
Assumed Public Offering Price	$6.50	(3)
Discount and Commission (1)	$.585
Proceeds to us, before expenses (2)	$.591	(3)

(1)           Does not include additional compensation to the Underwriters in the form of (i) a non-accountable expense allowance equal to 2.0% of the gross proceeds of this Offering (of which $50,000 has been paid), (ii) the Underwriters’ Warrants to purchase up to ten percent of the Units sold in the Offering (each Unit consisting of one share of Common Stock and one Warrant at an exercise price equal to $7.80  per Unit), and (iii) a $120,000 consulting agreement with ICM Capital Markets LTD.  In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.  See "Underwriting."

(2)           Before deducting expenses payable by the Company (including the Underwriter’s non-accountable expense allowance and consulting agreement) estimated at approximately $627,734.

(3)           Includes only the Units being offered hereby by the Company.

ICM Capital Markets LTD. and Aegis Capital Corporation have agreed to act as co-managing underwriters in connection with this Offering. The Underwriters are not purchasing the securities offered by us, and are not required to sell any specific number or dollar amount of Units, but will assist us in this Offering on a “best efforts” basis. We have agreed to pay the Underwriters a cash fee equal to an aggregate of 9% of the gross proceeds of the Offering of Units by us, as well as the Underwriters’ Warrants to purchase Units equal to up to 10% of the aggregate number of Units sold in the Offering. The Underwriters’ Warrants will have terms substantially similar to the warrants included in the Units offered hereby, except that the Underwriters’ Warrants will have an exercise price equal to 120% of the public offering price per share of the shares sold at the Closing. We estimate the total expenses of this Offering, excluding the Underwriters’ fees, will be approximately $507,700. Because there is no minimum Offering amount required as a condition to closing in this Offering, the actual public Offering amount, Underwriters fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum Offering amounts set forth above. See “Underwriting” beginning on page 72 of this prospectus for more information on this Offering and the Underwriters arrangements.

This Offering will terminate on June 1, 2011, unless the Offering is fully subscribed before that date or we, together with the Underwriters decide to terminate the Offering prior to that date. In either event, the Offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ICM Capital Markets LTD.	Aegis Capital Corporation

The Date of this Prospectus is: January ____, 2011

Asia Cork, Inc.

 TABLE OF CONTENTS

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date. We do not undertake to update this prospectus, except as required by law.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 12.

As used in this prospectus, unless otherwise indicated, the terms “we”, “our”, “us”, “Company” and “Hanxin” refer to ASIA CORK, INC., a Delaware corporation, formerly known as Hankersen International Corp. (“Hankersen”); its wholly-owned subsidiary, Hanxin (Cork) International Holding Co., Ltd., a Company organized in the British Virgin Islands (“Hanxin International”); its wholly-owned subsidiary, Xi’An Cork Investments Consultative Management co., Ltd., a Company organized in the People’s Republic of China (“Xi’An”); Xian Hanxin Technology co., Ltd. (“Hanxin”), the subsidiary which it owns 92% equity interest and was organized in the People’s Republic of China, and   Cork Import and Export Co., Ltd., a subsidiary in which Hanxin owns a 75% equity interest Company  and was organized in the People’s Republic of China (“Cork I&E”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

THE COMPANY

Asia Cork, Inc.

We are a holding company whose primary business operations are conducted through our wholly-owned subsidiary Hanxin International, and its subsidiaries, Hanxin and Cork I&E. We are engaged in the development, manufacture and distribution of cork wood floor, wall, sheets, rolls and other cork decorating materials in China and other countries.

Our Background History

Asia Cork Inc. (f/k/a Hankersen International Corp.), was incorporated under the laws of the State of Delaware on August 1, 1996. We were formed in connection with the merger acquisition of Kushi Macrobiotics Corp. (“KMC”) with American Phoenix Group, Inc. (“APGI”) in 1996. Prior to such acquisition, KMC had operated a business of marketing a line of natural foods (the “Kushi Cuisine”). This business was not successful and management determined that it would be in the shareholder’s interest for KMC to operate a different business.

In August 2005, we, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of us ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. We acquired Hanxin International in exchange for 24,000,000 shares of Common Stock and 1,000 shares of the Series A Preferred Stock, which such shares converted into 29,530,937 shares of Common Stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International own 95% of the outstanding shares of our Common Stock.

Hanxin International has no other business activities other than owning 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (PRC) corporations. Most of our operating and business activities are conducted through Hanxin.  Hanxin is our principal operating subsidiary.

During the year ended December 31, 2005, Hanxin acquired a 75% equity interest of Cork Import and Export Co. Ltd. (“Cork I&E”), a PRC corporation that engages in cork trading businesses.

We are a reporting Company under Section 13 of the Securities Exchange Act of 1934, as amended.   Our shares of Common Stock are not currently listed or quoted for trading on any national securities exchange or national quotation system but are quoted on the OTC Bulletin Board under the symbol “AKRK.”. We are applying for the listing of our Units and Common Stock on NASDAQ or AMEX on or promptly after the date of this prospectus. Prior to the separate trading of the Common Stock and Warrants, we will apply to have the Warrants comprising the Units listed on NASDAQ or AMEX.

Recent Events

Merger and Change of Name

On July 11, 2008, the Company's wholly-owned subsidiary, Asia Cork Inc., was merged into its parent, the Company, in order to change the name of the Company, after approval by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving Company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets. As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc.

Reverse Stock Split

Concurrently with the date of this prospectus, the Company will effectuate a reverse stock split (the “Reverse Split”) in an amount to be ultimately agreed upon between the Board of Directors of the Company and ICM Capital Markets LTD., however, the Reverse Split will be within a range of 1-for-10 to 1-for-30. On September 2, 2010, the Board of Directors adopted a resolution seeking shareholder approval of the Company to amend the Company’s certificate of incorporation to affect the Reverse Split and thereafter, stockholders holding approximately 53% of the outstanding shares of the Company’s Common Stock approved the Reverse Split.  The Company filed with the Securities and Exchange Commission and circulated to its shareholders an Information Statement detailing the terms of the Reverse Split.  None of the references to the outstanding shares of our Common Stock in this prospectus give effect to the Reverse Split.

THE OFFERING

Securities we are Offering	1,250,000 Units, each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (1)

Common Stock:

Outstanding Prior to Offering	39,175,517 shares (2)

Outstanding After Offering	_________ shares

Warrants:

Outstanding Prior to Offering	0

Outstanding After Offering	____ (3)

Exercisability	Each Warrant is exercisable for one share of Common Stock

Exercise period
The Warrants expire five years from the date of this prospectus and become exercisable one year from the date of issuance.  Each share of Common Stock and Warrant will not be separately tradable for a period of one year, unless sooner as may be approved by the representatives of the Underwriters in their sole discretion.

Redemption
The Warrants are subject to redemption commencing one year after the date hereof at $.05 per Warrant on twenty (20) days’ prior written notice, provided the closing price of the Common Stock for the twenty (20) consecutive trading days ending within fifteen (15)   days of the date of notice of redemption averages in excess of $11.70 per share (180% of the initial Offering price).

Anticipated Offering Price
$5.50 to $7.50 per Unit. For purposes of this prospectus, the Company assumes a $6.50 per Unit price, which is the midpoint of the anticipated offering price, consisting of $6.25 per share and $.25 per Warrant.

Use of proceeds
We intend to use the net proceeds of this Offering for general corporate purposes, including, without limitation, increasing our working capital and expanding both our domestic and overseas market share by increasing our marketing efforts, expanding our sales channels through additional distributors and increasing our production capacity. See “Use of Proceeds” on page 17 for more information on the use of proceeds.

OTC Bulletin Board symbol for our Common Stock	AKRK.OB

Lock-Up Agreement
All of our officers, directors and 5% stockholders have agreed that, for a period of 18 months, they will be subject to a Lock-Up agreement prohibiting any sales or hedging transactions of our securities owned by them.

Risk Factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

(1)	Excludes up to 125,000 units underlying warrants to be received by the Underwriters in this Offering. The number of Units being sold assumes that the ratio of the Reverse Split is 1 for 12.5.

(2)
Based on 35,663,850 shares of Common Stock issued and outstanding as of  January 24, 2011 plus (i) 3,261,667 shares issuable to the Selling Stockholders upon conversion of certain promissory notes (the Selling Stockholder Promissory Notes “) and (ii) 250,000 shares issuable to a Selling Stockholder. Such amount does not give effect to (i) the Reverse Split,(ii) the  1,250,000 shares of Common Stock included in the Units being issued in the Offering, (iii) the 1,250,000 shares of Common Stock issuable upon exercise of the Warrants, (iv) the 125,000 shares of Common stock issuable upon exercise of the Underwriters’ Warrants to  purchase up to 10% of the Units issued in the Offering) and (v) 1,666,667 shares that may be issuable to the Selling Stockholders upon exercise of their warrants

(3)	Excludes the 125,000 warrants underlying warrants to be received by the Underwriters in this Offering.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods presented. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to these consolidated financial statements appearing elsewhere in this Prospectus. The selected consolidated statements of operations data for the nine months financial period ended September 30, 2010 and 2009, and the selected consolidated balance sheet data as of September 30, 2010 are derived from our unaudited consolidated financial statements, which are included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

The selected consolidated statements of operations data for the financial years ended December 31, 2009, 2008 and 2007 and the selected consolidated balance sheet data as of December 31, 2009 are derived from our consolidated financial statements, and which for the periods ended December 31,l 2009 and 2008 are included elsewhere herein, have been audited by MS Group CPA, LLC, an independent registered public accounting firm, as indicated in their report. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Revenue	$16,051	$21,378	$24,393	$17,056	$22,436
Cost of sales	10,990	13,937	16,005	11,032	15,745
Gross profit	5,061	7,441	8,388	6,024	6,691
Depreciation and amortization	249	286	310	223	254
Selling and distribution expenses	1,954	2,712	3,115	2,723	1,426
General and administrative expenses	513	759	772	501	604
Loss on disposal of fixed assets	342	159	-
Other income (expense)	23	74	136	79	98
Interest income (expense)	(6)	(275)	(304)	(259)	(72)
Income (loss) before income taxes	2,269	3,610	4,333	2,620	4,687
Income taxes expenses	349	597	692	477	702
Net income attributable to the Shareholders of the Company	$1,762	$2,732	$3,345	$1,964	$3,665
Earnings per Share — basic (US$) (1)	$0.05	$0.08	$0.09	$0.06	$0.10
Earnings per Share — diluted (US$) (2)	$0.05	$0.08	$0.09	$0.06	$0.09

Note:
(1)	Figures in thousands and assume there are shares of basic Common Stock outstanding after this Offering was applied retrospectively.
(2)	Figures in thousands and assume there are shares of diluted Common Stock outstanding after this Offering was applied retrospectively.

	As at December 31,		As of September 30,
	(figures in thousands)
	2008	2009	2010
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$24	$50	$1,637
Total current assets	11,806	13,829	22,502
Total assets	22,348	26,265	32,236
Short-term borrowings	1,014	915	700
Total current liabilities	2,905	3,192	4,627
Total stockholders’ equity	17,641	20,975	25,192

RISK FACTORS

Any investment in our Units involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Units. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  The trading price could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our Company. This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

If we fail to obtain additional financing, we will be unable to execute our business plan.

The revenues from the production and sale of cork products and the projected revenues from these products are not adequate to support our expansion and product development programs. Despite our recent financing and the financing described in this prospectus, we may need additional funds to obtain regulatory approvals; file, prosecute, defend and enforce our intellectual property rights; and market our products. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources.

We cannot assure you that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

We must be able to effectively improve our products; and if we are unable to improve our products, our business may be adversely affected.

We are seeking to improve our profitability by producing more finished cork products, which generally have higher profit margins, as a percentage of total sales. If we are unable to improve and develop our products, we may not be able to improve our profit margins or improve our ability to compete effectively.

We are dependent on raw materials. Any shortages of the necessary materials would have a materially adverse effect on our business.

The supply of cork raw material is the base of production. The shortfall of raw material will impair the development and production of our products. The supply of these raw materials can also be adversely affected by any material change in the climate or other environmental conditions, which may have a material adverse impact on the costs of raw materials. Our financial performance may be affected by changes in production costs brought about by fluctuations in the prices of our raw materials which may fluctuate due to changes in supply and demand conditions. Any shortage in supply or upsurge in demand of our major raw materials may lead to an increase in prices, which may adversely affect our profitability due to increased production costs and lower profit margins.

We Do Not Own All Of The Cork Processing Technology Related Patents We Are Using And Are Subject To The Terms And Conditions Of A Licensing Agreement.

We are dependent on the patents licensed to us from Fangshe Zhang, our Chairman and principal shareholder.  He owns 14 cork processing technology related patents in China.  Hanxin has an exclusive license to three patents in consideration for annual payments and Hanxin has an exclusive right to use another 11 patents for free.  Hanxin also owns three patents transferred from Mr. Zhang. As a result, our business activities related to exploiting these patents are dependent on the license granted to us from him. In the event that the license is terminated, such a result would have a material adverse affect on the Company as it would prevent us from using them in our business and deriving revenue associated therewith.

Our overseas growth is dependent on the strategic plan on expanding in foreign markets.

We plan to expand into the foreign markets, especially the U.S. market, within the next few years. We have established cooperation relationships with several large building and decoration material dealers in the U.S. and Taiwan. Should there be any economic turndown that significantly weakens the sales ability of these dealers and other foreign wholesalers and retailers, we may not achieve our goal of revenues and our strategic growth would be significantly and adversely affected.

Due To Fluctuations Any Quarter-To-Quarter Comparisons In Our Consolidated Financial Statements May Not Be Meaningful

Our business is subject to fluctuations, which may cause our operating results to fluctuate from quarter to quarter. As a result, any comparisons from period to period in our financial statements may not provide an accurate picture of our financial condition.  Further, this fluctuation may result in volatility or have an adverse effect on the market price of our Common Stock.

Changes In The Extensive Regulations To Which Hanxin Is Subject Could Increase Its Cost Of Doing Business Or Affect Its Ability To Grow.

The governments of countries where Hanxin’s exports products, including, but not limited to India, the United States, Germany and Japan, may, from time to time, consider regulatory proposals relating to raw materials, market, and environmental regulation, which, if adopted, could lead to disruptions in supply and/or increases in operational costs, and hence indirectly affect Hanxin’s profitability. To the extent that Hanxin increases its product prices as a result of such changes, its sales volume and revenues may be adversely affected. Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on Hanxin’s operations revenue and/or profitability.

Our Business Activities Are Subject To Certain Laws And Regulations And Our Operation May Be Affected If We Fail To Have In Force The Requisite Licenses And Permits.

We are required to obtain various licenses and permits in order to conduct our business of production and export of cork products. The business is also subject to applicable laws and regulations.  Any failure to comply with the conditions stipulated in our licenses and permits may lead to their revocation or non-renewal. Any failure to observe the applicable laws and regulations may lead to the termination or suspension of some or all of our business activities or penalties being imposed on us. The occurrence of any of these events may adversely affect our business, financial condition and results of operations.

We Are Dependent On Our Customers’ Ability To Maintain And Expand Their Sales And Distribution Channels. Should These Distributors Be Unsuccessful In maintaining And Expanding Their Distribution Channels, Our Results Of Operation Will Be Adversely Affected.

Demand for our products from end-consumers and our prospects depend on the retail growth and penetration rate of our products to end-consumers. Sales of our products are conducted mainly through distributors, over whom we have limited control. These distributors sub-distribute our products. We are thus dependent on the sales and distribution channels of our distributors for broadening the geographic reach of our products. Should these distributors be unable to maintain and expand their distribution channels, our results of operations and financial position will be adversely affected.

We may not be entitled to certain benefits that we receive from the Chinese government, which may have an adverse affect on our business.

We take advantage of favorable tax rates and other beneficial governmental policies afforded to us as a result of the nature of our business. In the event that the program offered to us is amended or rescinded or our business no longer meets the eligibility requirements of the program, we may not be able to enjoy the benefits of these programs and as a result may have to pay higher income taxes, which may have a material adverse affect on us.

Further, the Chinese government may adjust the current industrial policies and tax rates with the growth of its political and economic environment, which may negatively impact our business.

We are controlled by principal shareholders, officers and directors, which may limit our ability to conduct certain activities or take certain actions without their consent.

Messrs. Fangshe Zhang, our Chairman, and Pengcheng Chen, our Chief Executive Officer own in the aggregate approximately 37 percent (37.33%) of our Common Stock. Both were former stockholders of Hanxin International. As a result, such persons may have the ability to control us and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control of us. See “Security Ownership Of Certain Beneficial Owners And Management.” After giving effect to the Offering and the conversion of the promissory notes held by certain Selling Stockholders (the “Promissory Notes”), Messrs. Zhang and Chen will own, in the aggregate, approximately 36% of our Common Stock.

We Are Dependent On Certain Major Suppliers For Our Raw Materials. In The Event That We Are No Longer Able To Secure Raw Materials From These Suppliers And Are Unable To Find Alternative Sources of Supply At Similar Or More Competitive Rates, Our Operations And Profitability Will Be Adversely Affected.

For the production of our products, we rely on our major suppliers for a significant portion of the supply of raw cork material. Although we purchase supplies from approximately 23 suppliers, four suppliers accounted for about 40% of our supply of raw material in 2009. In the event that we are unable to secure our raw materials from these suppliers and we are unable to find alternative sources of supply at similar or more competitive rates, our business and operations will be adversely affected.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures that could be a drain on our resources by our Company and may discourage lawsuits against our directors, officers and employees.

Our Certificate of Incorporation and applicable Delaware law limits monetary liability against our directors, officers and employees and provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we would be unable to recoup.   These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our Company and stockholders.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of Common Stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

We are dependent on key personnel, and the loss of any key employees, officers and/or directors may have a materially adverse effect on our operations.

Our success is substantially dependent on the continued services of our executive officers, particularly Fangshe Zhang, our Chairman, and Pengcheng Chen, our Chief Executive Officer, and other key personnel who generally have extensive experience in the cork industry and have been employed by us for substantial periods of time. The loss of the services of any key employees, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business and results of operations.

The extended payment terms to our major customers may result in a reduction in cash flow.

In connection with the expansion of our domestic market and to promote a series of new products, the Company decided to extend the payment terms to major customers in Beijing, Shanghai, Guangzhou and Sichuan Hanxin from six months to one year. The extended payment terms contributed to an increase in our accounts receivable as of September 30, 2010 to $10,010,818, compared to $5,445,498 as of December 31, 2009.  The large amount of accounts receivable may cause losses as a result of increased bad debt expenses in the event our customers fail to pay us in time or at all.  Reduced cash flow as a result of the extended payment terms may affect our ability to purchase raw materials and may reduce our production and sales.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

We conduct our business primarily through our affiliate Chinese entity, Xi'an Hanxin. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

The legal system in China is a system of civil laws, based on provisions and written codes, therefore precedents and cases are not binding on the future decisions of the courts. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, and encourage foreign investment in China.  Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience on new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business.   In some provincial areas, the government agencies and the courts are protectionist and may not fully enforce contractual rights against local parties.  In certain areas, the intellectual property and trade secret protections are not as effective as those in the other areas in China or in the U.S. in general.  Consequently, we cannot clearly foresee the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in the less developed areas in China. The uncertainties, including new laws and regulations and changes of existing laws, as well judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management .

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

Potential liability in connection with environmental regulation arises from the possibility that pollution will be caused by the dust generated when cork barks are ground into fine granules, which is typical for the artificial board industry. This problem is usually solved by installing dust removing facilities. We believe that Hanxin has installed sufficient dust removing systems in its workshops and has been effectively controlling its dust emission. The dust removing systems have been designed by the Company. The cost for installing these facilities is part of  the cost for establishing the production lines.  Although such dust removing systems consume additional electricity, the additional utility expense increased is minimal compared to the total production expenses.  We believe that we face no other issues regarding compliance with environmental laws as our production procedure (1) consumes no water and thus produces no waste water and (2) generates no solid waste as all cork residue is sold as the raw material for feed or fertilizer. Despite the foregoing, we cannot assure you that at all times we will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost of key raw materials that we use to produce our products. Additionally, the sale of our products can be impacted by weather conditions.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas (GHG) emissions. For example, proposals that would impose mandatory requirements on GHG emissions continue to be considered by policy makers in the territories that we operate. Laws enacted that directly or indirectly affect our production, distribution, packaging, cost of raw materials, fuel, ingredients, and water could all impact our business and financial results.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, the Company has had to reduce the number of hours of overtime its employees can work, substantially increase the salaries of its employees, provide additional benefits to its employees, and revise certain other of its labor practices. The increase in labor costs has increased the Company’s operating costs, which the Company has not always been able to pass through to its customers. As a result, the Company has incurred certain operating losses as its cost of manufacturing increased. In addition, under the new law, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its employment related risks and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our Common Stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our Common Stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding Company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed Company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed Company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Our operations in the PRC are subject to the laws and regulations of the PRC.

As our products are exported from the PRC, we are subject to and have to operate within the framework of the PRC legal system. Any changes in the laws or policies of the PRC or the implementation thereof, for example in areas such as foreign exchange controls, tariffs, trade barriers, taxes, export license requirements and environmental protection, may have a material impact on our operations and financial performance.  The corporate affairs of our companies in the PRC are governed by their articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders' rights under the articles of association of a PRC Company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

We cannot predict what effect the interpretation of existing or new the PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of the PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Our subsidiaries, operations and significant assets are located outside the U.S. Shareholders may not be accorded the same rights and protection that would be accorded under the Securities Act. In addition, it could be difficult to enforce a U.S. judgment against our Directors and officers.

Our subsidiaries, operations and assets are located in the PRC. Our subsidiaries are therefore subject to the relevant laws in the PRC. U.S. law may provide shareholders with certain rights and protection which may not have corresponding or similar provisions under the laws of the PRC. As such, investors in our Common Stock may or may not be accorded the same level of shareholder rights and protection that would be accorded under the Securities Act. In addition, all our current executive directors are non-residents of the U.S. and the assets of these persons are mainly located outside the U.S. As such, there may be difficult for our shareholders to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to continue to operate in China may be affected by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Sales of our Common Stock by the Selling Stockholders in a concurrent Offering may depress our stock price .

Commencing nine months after the Offering, our Selling Stockholders (with the exception of Brill Securities Inc. which may commence selling its 250,000 shares six months after the Offering) may offer for sale, from time to time, 5,178,334 shares of our Common Stock. If we sell all 1,250,000 Units we are offering, we would have 42,092,184 shares outstanding (without giving effect to the Reverse Split but after giving effect to the conversion of the Selling Stockholder Promissory Notes and after giving effect to the exercise of the Selling Stockholder warrants and including the shares issuable to Brill Securities), _of which would be freely tradable in the public. Sales of a substantial number of shares of our Common Stock by the Selling Stockholders within a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

We will issue warrants to our Underwriters in connection with the public Offering.

We will issue to the Underwriters for the Offering, as additional compensation, the Underwriters’ Warrants to purchase one Unit for each ten Units sold in the Offering, or up to a maximum of 125,000 warrants. The Underwriters’ Warrants may be exercised at any time commencing six months from the date of this prospectus and continuing for five years thereafter to purchase Units at an exercise price equal to 120% of the Offering price of the Units in this Offering.  During the term of the Underwriters’ Warrants, our Underwriters will have the opportunity to profit from an increase in the price of the shares of Common Stock underlying the Underwriters’ Warrants. The existence of the Underwriters’ Warrants may adversely affect the market price of the shares if they become publicly traded on the terms on which we can obtain additional financing. The holders of the Underwriters’ Warrants may exercise their warrants at a time when we would, in all likelihood, be able to obtain additional capital on terms more favorable than those contained in the Underwriters’ Warrants. Please see “Underwriting” and “Description of Securities” for additional information regarding the Underwriters’ Warrants and our Common Stock and Warrants.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change in control.

Specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock. The Company’s Bylaws or Certificate of Incorporation do not contain any other provisions that would have the effect of delaying or preventing a change in control.

You may be one of only a small number of investors in the Offering and, as a result, a substantial percentage of the Offering proceeds may be used to pay for the Offering’s expenses.

This is a best efforts offering, which means that we are not required to sell any specific number of Units or dollar amount of Units in this Offering. To the extent that we sell significantly less than the total number of Units that we are offering through this prospectus, you may be one of only a small number of investors in this Offering and a substantial percentage of the Offering proceeds may be used to pay for the Offering expenses, and not for our general corporate purposes.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the Company’s internal controls over financial reporting in their annual reports, including Form 10-K. We have established disclosure controls and procedures effective for the purposes set forth in the definition thereof in Exchange Act Rule 13a-15(e) as of December 31, 2009.  Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

The application of the “penny stock” rules could adversely affect the market price of our Common Stock and increase your transaction costs to sell those shares.

The trading price of our common shares is below $5 per share, thus we are deemed a “penny stock” company and the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained. Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small Company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.  We are applying for listing the Units and Common Stock on the NASDAQ or AMEX, but cannot assure you that this listing or listing on any other exchange will ever occur.

If we do not meet the listing standards established by national securities exchange markets such as NASDAQ and NYSE Amex LLC, our common stock may not become listed for trading on one of those markets, which may restrict the liquidity of shares held by our stockholders.

We have applied for listing of our Units and Common Stock for trading on a national securities exchanges promptly after our registration statement is declared effective.  The listing of our Units and Common Stock on a national securities exchange may result in a more active public market for our common stock, resulting in turn in greater liquidity of shares held by our stockholders.  National securities exchanges such as NASDAQ and NYSE Amex LLC have established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets.  We cannot guarantee that we will be able to maintain all necessary requirements for listing; therefore, we cannot guarantee that our common stock will be listed for trading on a national securities exchange.

Our shares are subject to significant price volatility, which may prevent you from selling your stock at or above your purchase price if at all.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer, which could better absorb those sales without adverse impact on its share price.  In addition, actual or anticipated variations in our quarterly or annual operating results, adverse outcomes and additions or departures of our key personnel may also add to the volatility in the price of our common shares.  The price at which you purchase our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you.

Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common share price may subject us to securities litigation.

The market for our Common Stock has, when compared to seasoned issuers, price volatility and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a Company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other similar rule changes are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Common Stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, results of operations and financial position. We do not intend or assume any obligation to update or reverse these forward-looking statements in light of developments which differ from those anticipated, unless as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 1,250,000 Units in the Offering will be approximately $7,393,750 if the maximum Offering is sold after deducting the estimated underwriting discounts and commissions but before estimated offering expenses.  This assumes a mid-point price range of $6.50 per Unit.

Percentage of Net Proceeds (1)
Acquisition of Inventory and Marketing Expenses Related to Expansion of Domestic Markets	____	%
Acquisition of Inventory and Marketing Expenses Related to Expansion of International Markets	____	%
Purchase of Equipment to Expand Production	____	%
Working Capital (2)	____	%
Total net proceeds	100	%(1)

(1)  The principal purposes of this Offering are to increase our working capital and to expand both our domestic and oversea market shares by increasing our marketing efforts, expanding our sales channels through additional distributors and increasing our production capacity.

The foregoing represents our best estimate of its allocation of the net proceeds of this Offering based upon the current state of our business operations, its current plans, and current economic and industry conditions and is subject to reapportionment among the categories listed above or to new categories.  The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, and the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our Common Stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our Common Stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers significant. We did not pay any cash dividends in the nine months ended September 30, 2010 or the fiscal years ended December 31, 2009 and 2008.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 (Unaudited):

On a pro forma basis as adjusted to give further effect to reflect our receipt of estimated net proceeds from the sale of 1,250,000 units in this Offering at an assumed Reverse Split ratio of 1 for 12.5 and an assumed public offering price of $6.50 per Unit, which is the mid-point of the estimated range of the per Unit Offering price, and after deducting estimated underwriting discounts and commissions and estimated Offering expenses of approximately $507,734.38.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

1,250,000 shares of Common Stock (assuming no exercise of warrants)	September 30, 2010
	Actual (1)	Pro Forma Adjustments (2)	Pro Forma, As Adjusted
	(Unaudited)
Due to shareholder	$181,187	$-	$181,187
Stockholders' equity:
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 35,663,850 and 36,913,850 issued and outstanding on an actual basis, issued and outstanding on a pro forma basis, and issued and outstanding on a pro forma as-adjusted basis	3,566	125	3.691
Additional paid-in capital (3)	4,485,446	6,885,891	11,371,337
Additional paid-in capital –stock warrant	279,386	-	279,386
Accumulated other comprehensive income	3,209,301		3,209,301
Statutory surplus reserve fund	3,406,136		3,406,136
Retained earnings	13,808,249	-	13,808,249
Total stockholders' equity	$25,192,084	$6,886,016	$32,078,100
Total capitalization	$25,373,271	$6,886,016	$32,259,287

(1)	Before giving effect to the share split of our Common Stock that is being completed as a condition to the Offering.

(2)
Before (i) giving effect to the share split of our common shares that is being completed as a condition to the Offering, and (ii) giving effect to the sale of 1,250,000 Units (on a 1 for 12.5 Reverse Split basis) at an assumed public Offering price of $6.50 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated Offering expenses.

(3)
Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting a 9 % underwriting discount, 2% non-accountable expense allowance and $345,234.38 in other expenses. In a 1,250,000 Unit Offering, we expect to receive net proceeds of approximately $6,886,015.62 ($8,125,000 Offering, less underwriting discount of $731,250, non-accountable expense allowance of $162,500 and Offering expenses of $345,234.38).

MARKET FOR THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on Over-The-Counter Bulletin Board under the symbol AKRK.OB. As of January 24, 2011, there were approximately 94 holders of record of our Common Stock.  We are applying for the listing of our Units and Common Stock on the NASDAQ or AMEX.  The following table sets forth the range of high and low bid information for the period from first quarter of 2008 to the fourth quarter of 2010.

	High Bid	Low Bid
Period
2010
First quarter	$0.55	$0.32
Second quarter	$0.57	$0.27
Third quarter	$0.31	$0.18
Fourth quarter	$0.52	$0.21
2009
First quarter	$0.21	$0.11
Second quarter	$0.26	$0.10
Third quarter	$0.28	$0.20
Fourth quarter	$0.53	$0.23
2008
First quarter	$0.20	$0.09
Second quarter	$0.43	$0.07
Third quarter	$0.30	$0.21
Fourth quarter	$0.244	$0.11

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Our transfer agent is Olde Monmouth Stock Transfer, whose address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716, and their contact number is (732) 872 2727.

There are no securities authorized for issuance under equity compensation plans.

DILUTION

If you invest in our Units, your interest will be diluted immediately to the extent of the difference between the public Offering price per share you will pay in this Offering and the net tangible book value per share of Common Stock immediately after this Offering. Dilution results from the fact that the per common share Offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding Common Stock. Our net tangible book value as of September 30, 2010 was $25.19 million, or $0.71 per share (unaudited) based on 35,663,850 shares of Common Stock outstanding, before giving effect to the Reverse Split.

The following table sets forth the estimated net tangible book value per common share after the Offering and the dilution to persons purchasing common shares based on the foregoing 1,250,000 Units maximum Offering assumptions as described throughout this prospectus.

Units Offering (1)
Offering price per common share	$6.50
Net tangible book value per common share before the Offering (unaudited)	$0.71
Increase per common share attributable to payments by new investors	$0.16
Pro forma net tangible book value per common share after the Offering	$0.87
Dilution per common share to new investors	$5.63

(1)	Assumes net proceeds from Offering of 1,250,000 Units (1,250,000 shares of Common Stock and assuming no exercise of the Warrants).

The discussion and tables above is based on 35,663,850 shares of Common Stock issued and outstanding as of January 24, 2011,  (i) including, 1,250,000 shares of Common Stock included in the Units that are to be issued in the Offering (ii) excluding 125,000 shares of Common Stock issuable upon exercise of the warrants contained in the Units and the Underwriters’ Warrants to purchase up to 125,000 shares of Common Stock but (iii) excluding the shares issuable to the Selling Stockholders. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

ACCOUNTING FOR THE SHARE EXCHANGE

On August 9, 2005, the Company completed the acquisition of all of the Common Stock of Hanxin International pursuant to a Share Exchange Agreement. We acquired Hanxin International in exchange for 24,000,000 shares of Common Stock and 1,000 shares of the Series A Preferred Stock, which such shares of Common Stock as converted into 29,530,937 shares of Common Stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International own 95% of the outstanding shares of our Common Stock. As a result of this transaction, Hanxin International became a wholly-owned subsidiary of the Company. The transaction is accounted for using the reverse merger acquisition method of accounting in accordance with the FASB issued ASC805, Business Combinations.

DESCRIPTION OF BUSINESS

Overview

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “Asia Cork” refer to ASIA CORK, INC., a Delaware corporation, formerly known as Hankersen International Corp (“HANKERSEN”).

Our Corporate Structure

The corporate structure of the Company is illustrated as follows:

Corporate History

Asia Cork Inc. (f/k/a Hankersen International Corp.), was incorporated under the laws of the State of Delaware on August 1, 1996. The Company was formed in connection with the merger acquisition of Kushi Macrobiotics Corp. (“KMC”) with American Phoenix Group, Inc. (“APGI”) in 1996. Prior to such acquisition, KMC had operated a business of marketing a line of natural foods (the “Kushi Cuisine”). This business was not successful and management determined that it would be in the shareholder’s interest for KMC to operate a different business.

In August 2005, the Company, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Company us ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. The Company acquired Hanxin International in exchange for 24,000,000 shares of Common Stock and 1,000 shares of the Series A Preferred Stock, which such shares converted into 29,530,937 shares of Common Stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International currently own 95% of the outstanding shares of Company our Common Stock.

Kushi Sub, the surviving entity of the merger with Hanxin International, has no other business activities other than owning 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (PRC) corporations. Most of the Company’s operating and business activities are conducted through Hanxin.

During the year ended December 31, 2005,  Hanxin acquired a 75% equity interest of Cork Import and Export Co. Ltd. (“Cork I&E”), a PRC corporation that engages in cork trading businesses.

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc. was merged into its parent, the Company as approved by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving company of the merger and, except for the adoption of the new name, its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets. The Certificate of Merger was filed with the Secretary of State of Delaware on July 11, 2008.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly-owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s Common Stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB.”

Reverse Stock Split and Change of Domicile

Concurrently with the date of this prospectus, the Company will effectuate the Reverse Split.  The Reverse Split is a condition to the Offering.  None of the references to the outstanding shares of our Common Stock in this prospectus give effect to the Reverse Split.

Business Overview

The Company, through its subsidiaries, engages in the development, manufacture and distribution of cork wood floor, wall, sheets, rolls and other cork decorating materials, which are generally regarded as environmentally friendly. Located in Xi’an, China, Asia Cork, Inc. is a rapidly growing leader in the industry of cork-based building materials. Cork is a ‘green’ renewable resource harvested only from the bark of the cork oak tree, thus leaving forests generally undamaged.

Compared to other similar products, cork products have the characteristics of their impermeability, buoyancy, elasticity, and fire resistance. The sustainability of production and the easy recycling of cork products and by-products are two of its most distinctive aspects. The Company’s product lines include raw cork materials, semi-finished cork products, finished cork products, and by-products, including cork roll, cork paper, crafts and ornaments, cork floorboards and wallboards.

The average wholesale price of Hanxin cork floors is around $60/m2, while products from Portugal are usually priced at 75/m2 on average. Hanxin enjoys significant cost advantage as its production activities are all performed in China. Raw cork materials, mainly cork granules in China, cost only 30~40% of the cost of the raw materials from Portugal and, and the average labor cost in China is around 20~10% of the cost in Europe, which gives Asia Cork a pricing advantage and higher margin.  The aforementioned data is assessed by us from our industry experience, information from our clients or business partners, and information generally available in the cork product industry.

We have the right to use 17 patents developed by Fangshe Zhang, our Chairman regarding cork processing technologies. We own 3 patents, lease 3 patents, and have exclusive right to use another 11 patents for free. We believe that these 17 patents give us competitive advantages in our product quality.

3 patents owned:

ZL01121762.0	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

ZL01131761.2	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

ZL01131763.9	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

3 patents subject to exclusive lease:

ZL02114508.3	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

ZL02114507.5	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

ZL02114510.5	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

11 patents licensed exclusively on a royalty free basis:

ZL200410025960.x	Effective date from Mar. 17th, 2004 to Mar. 16th, 2024

ZL200420041668.2	Effective date from Mar. 17th, 2004 to Mar. 16th, 2014

ZL03241926.0	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL03241927.9	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL03241928.7	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL02261996.8	Effective date from July 29th, 2002 to July 28th, 2012

ZL03262604.5	Effective date from Aug. 11th, 2003 to Aug. 10th, 2013

ZL200420086143.0	Effective date from Nov. 4th, 2004 to Nov. 3rd, 2014

ZL200420042256.0	Effective date from July 27th, 2004, to July 26th, 2014

We sell our products under the “Hanxin” brand to customers through sales agents.  All of our sales are to distributors in China, some of whom resell the products or reprocess the products and sell their products overseas.  Our products are currently being exported to India, the United States, Japan, and Germany by those unrelated national distributors and agents.  Our objective is to utilize our technology and cost advantages of being based in China in order to become a leading cork product developer and manufacturer. We intend to continue to develop new products, expand the market for cork floorboard, wallboard and other products globally, and increase our sales revenue. In order to achieve our objectives, we intend to, among other things, increase our sales and marketing efforts, enhance production capacity, ensure our raw material incoming source, acquire other cork manufacturing factories and other cork exporting companies in China, continue expanding domestic market by establishing sales network in China, export our cork products to overseas countries by our own sales network, and establish our own cork plantation in China. Provided that our expansion plans above mentioned can succeed, we expect that our production capacity will increase substantially. There is no assurance that we will be able to achieve these objectives.

Hanxin intended to purchase a factory’s fixed assets through an unrelated agent, and both parties signed the Entrust Purchase Agreement on November 10, 2005. Hanxin has paid deposits $2,021,717 (equivalent to RMB 13,800,000) to the agent as of December 31, 2009. The agency agreement has no firm commitment on the purchase but it states a maximum price of RMB 50,000,000 that the Company is willing to pay for the fixed assets. However, due to disputes with the factory’s creditors, the agent has been unable to close this purchase. As a result, Hanxin executed a supplementary agreement with this agent on September 27, 2009 to postpone the term. Pursuant to the supplementary agreement, the deposit which Hanxin had paid to the agent is fully refundable if the purchase does not close by June 30, 2010.  Since various issues within the factory’s creditors were not resolved during the second quarter of 2010, the agent was unable to fulfill this agreement. Therefore, the deposit was returned to Hanxin in June 2010 by the unrelated agent

Cork Material and Cork Products

Cork material is a green material, a subset of generic cork tissue that is harvested for commercial use primarily from the cork oak tree. Cork is composed of Suberin (please see below the compound structure of cork), hydrophobic substance, and because of its impermeability, buoyancy, elasticity, and fire resistance, it is used in a variety of products.

Compound Structure of Cork

Source: Universita' Cattolica, Italy

Honeycomb structure of cork

Cork's extraordinary properties derive from its distinctive cellular structure. A one inch cube of natural cork contains more than 200 million tiny air-filled pockets. Some 50% of cork is captive air, which results in excellent buoyancy, compressibility, elasticity, a high degree of imperviousness to both air and water penetration and low thermal conductivity. The following table shows the physical properties, constitutive monomers and average content of the main cork components:

Component	Properties	Monomers	Average content
Suberin	Resilience Impermeability	Fatty acids Alcohols	45%
Lignin	Resistance to compression	Aromatic alcohols	27%
Poly-saccharides	Resistance to elongation	Monosaccharides	12%
Tannins		Ellagic acid Proanthocyanidins	6%
Waxes	Impermeability	Phenols Fatty acids	7%
Source: Universita' Cattolica, Italy

Due to the special structure and constitution, cork is noted for the following properties:

•              Environmentally friendly – cork barks are harvested with no harmful chemicals used in the harvesting process. Moreover, the cork production process uses no water, emits no CO 2 or other gases, and produces no waste materials that cannot be recycled.  As a result, the cork products can be widely used even in food-related industry, ranging from wine stoppers to the medium for growing mushrooms.

•              No toxic evaporation - Cork floor planks contains only 6 milligram formaldehyde every 100 gram, lower than the Chinese national standard of 9 milligram.

•              Durability –Cork has a high friction coefficient. As a result, cork products have outstanding durability and can be used for many years when properly maintained.

•              Lightness and Low Density – The cellular structure of cork makes it very lightweight, resulting in cork's celebrated buoyancy.

•              Impermeability – Cork is impermeable to both liquids and gases, giving it superior sealing capabilities.

•              Elasticity – Cork is pliable and rebounds well to original size and shape

•              Low conductivity – Cork has one of the best insulating values of any natural material, with very low conductivity of heat, sound or vibrations. This enables cork to reduce heating and cooling costs and makes cork a good sound-proof material for construction and decoration.

•              Fire resistance – Cork has a high tolerance to heat.

•              Anti-moth  –  Cork floor is fully resistant to damage by moths

The distinct appearance of cork facilitates its use for decorating purposes, from floor and wall tiles to wallpaper to decorative specialty uses. Cork’s resilience helps cork products recover from compression or puncture. Longevity under heavy usage is a cork trademark. With many special properties, cork building material can be used to practical and aesthetic effect in diverse environments, including retail stores, restaurants, offices, hotel rooms and lobbies, clinics, resorts, universities, public buildings, houses of worship, and many more public and private environments.

Our Products

We produce the following cork products:

•               Cork Granule: Cork granule comes in varies sizes and is the early stage of cork material processing. Granules of cork can also be mixed into concrete by natural resin glue which is also environmental friendly. The composites made by mixing cork granules and cement have low thermal conductivity, low density and good energy absorption.

•               Cork Sheet and Roll: Cork board and sheet/roll are of different thickness according to their usage, which need advanced processing techniques and manufacturing requirements.  Production of cork sheet and cork roll cost more raw bark materials than that of other base materials. Customers process them into cork art crafts and into underlayment for wood floors, notepads and similar products.

•               Glue-down Floor: Glue-down cork floor is made of two layers of cork and can be glued down to the flat ground when being installed. The special features of cork material have enabled it to be an ideal flooring material. With its elasticity, cork is a natural floor cushion, being soft, comfortable and less tiring to walk on.   Cork flooring maintains warmth and is used for sound proofing.  Unlike other materials, it resists appearing “worn out”. Cork flooring can also be crafted into many different designs and patterns, many of which are difficult to achieve using other raw materials. We currently produce several series of glue-down cork floor with different designs, colors and granules. This product is of comparatively high profit margin and is currently our major product.

•                Floating Floor: Floating cork floor is the high-end cork floor board. The tiles can interlock with each other and are therefore fast and convenient to install. Different from glue-down floor which is usually made of two layers which are both made completely by cork, floating cork floor tiles consist of three layers. The surface layer is made of about three millimeter thick cork with well designed pattern and color; the middle layer made of about seven millimeter thick high density fiberboard, and the under layer is made of about one millimeter thick cork sheet. Besides being convenient and environmentally friendly to install, the thickness provides for better comfort and a more luxurious feeling. This product produces the highest profit margin among all our products f and we are gradually moving our focus from sheet and roll to the production and sale of floating cork floor.

The specifications of cork floors we produce are listed below

Testing	Data	National Standard
Formaldehyde emission	E=7	E≤9
Collision sound	14-16dB	No requirement on collision sound for normal floorboard/wallboard
Heat transmission coefficient	0.06mk	No requirement on Heat transmission coefficient for normal floorboard/wallboard*
Anti static electricity	2.2kv	No requirement on static electricity resistance for normal floorboard/wallboard
Abrasion resistance	5000 wear cycles	4000 wear cycles
Fire resistant coefficient	22.2	No requirement on fire resistance for normal floorboard/wallboard
Fire resistance rating	Level B two	Divided into 4 levels according to National Standard GB8624-1997 **
Chemical resistance	Can resist muriatic acid for one hour	No requirement on chemical resistance for normal floorboard/wallboard***
Source: Tested by Han Xin Quality Control Department.
  (Hanxin Quality Control Department is an internal department of Hanxin)

*The construction and decoration materials industry in China usually regards materials with the heat transmission coefficient of 0.06 W/(m•K) as heat insulating material, while materials with the heat transmission coefficient that is equal to or less than 0.05 W/(m•K) as high-efficiency heat insulating material, although there are no official standards to classify heat insulation materials. The heat transmission coefficient of normal wood floorboard is ranging from 0.070 to 0.233W/(m•K).

**National Standard GB8624-1997 is the fire resistance rating system for general construction materials. Construction materials are categorized into 4 levels as follows:

A            Non-flammable
B1           Flame retardant
B2           Flammable
B3           Highly flammable

***According to ISO3810-1987, the international standard on cork floor, cork floor should be able to resist muriatic acid for half an hour.

Our quality control is done internally through Hanxin. Tests for quality control systems are done for every batch of finished products. Only when test results of the products meets the standards can those products be sold. These standards are established by Hanxin, and are also applied by several other domestic cork producers. All test standards are much higher than those of the national standards for artificial boards. Based on these high standards, we believe the quality of our products is superior in the industry.

•               Cork Wallboard: Wallboard is a high-end decorative material. All of the wallboard products utilize Hanxin’s special staining technology to create different colors. We produce 16 types of cork wallboard with different patterns. Besides giving a beautiful and luxurious impression for the decorative use, cork wallboard also possesses soundproof qualities, making it especially suitable for rooms and structures  that demand quiet.

•               Basic Board : Basic cork board is similar as glue-down cork floor except that it has not been covered by a UV membrane. Basic board can therefore be tailored to different uses according to a customer’s specific needs, such as the underlayment for wood floor or soundproof material.

The first two columns pictured above are selected sample pictures of wall boards. The last two columns pictured above are selected sample pictures of floor boards.

As of December 31, 2009, the sales percentage based on categories of products for 2009 is as follows:

The sales percentages based on categories of products in 2008 are as follows:

Production Procedures, Facilities, & Capacity

According to the special characteristic of cork material produced in China, we have designed a tailored production process and specified the operating requirements in each step, which ensures the quality of our products and becomes our key competitive edge. The basic manufacturing procedure is as follows:

From 2002 until 2008, we built five workshops in sequence on over 80 thousand square meters of leased lands which are all located in the vicinity of Xi’an, Shaanxi Province. All of the production procedures are performed in these workshops. Workshop number one to number three were all established and started operation before August 2003. The fourth workshop was built in June 2005 and started operation in September 2005.

We have two production lines installed in the first four workshops. One line is for the production of floor plank and wallboard, the annual production of which is approximately 300,000 square meters.  The other line is for production of cork sheets and semi-finished products, such as rolls of cork, the annual production of which is approximately 60,000 boxes.  Due to the unique non-standard production procedures for our product, each production line involves several workshops. The major function and output of the four workshops are shown as the following:

No.	Functions	No. of workers	Major product	Output (per shift, 2~3 shifts every day)
1	Cutting, grinding, seasoning, film pressing, slicing, heated compounding, coating, waxing, etc.	80~90	Cork granule, sheet/role, wall boards	100 boxes 500 m 2 wall board
2	Cutting, grinding, film pressing, slicing, polishing, etc.	70~80	Cork sheet/roll	100 boxes
3	Inspection, packaging, warehousing	Around 30	Not applicable	Not applicable
4	Heated pressing and compounding, edging, coating, inspection	70~80	Cork floor boards	>300 m 2

The fifth workshop has about 6,000 square meters of capacity.  Construction commenced in the third quarter 2007 and completed in September 2008. We planned to establish a third production line to produce high-end cork floor planks in the fifth workshop. We started to install production equipment in the fifth workshop in October 2008. We expect that, upon fund availability, the new facility will utilize the Company’s advanced patented technologies to primarily produce floating cork floorboards of around 300,000 square meters.  However, due to the adverse market conditions we stopped purchasing new production facilities for the fifth workshop after the completion of part of the production line at the end of 2008. We have not determined when the additional production lines will be completed. At present the fifth workshop is used for part of the production procedure of the new high-end products and for the warehouse of our final products.

Until September 20, 2010, we had an option to acquire Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”), one of the major cork raw material providers located in Sichuan Province China and our major supplier.  On September 20, 2009, we entered into an agreement (“Agreement”) with the two shareholders of Sichuan Hanxin, Huadong Li and Xiaojun Wu. The Agreement grants us an option to acquire 100% of the shares of Sichuan Hanxin by September 20, 2010. The acquisition price would have been between 120%~150% of the net asset value as shown in the audited financial statements as of December 31, 2009 of Sichuan Hanxin as determined by an audit firm we designate. Since the Company did not obtain financing and the closing conditions were not satisfied as of September 20, 2010, the acquisition agreement terminated.  Sichuan Janxian agreed with us to apply the acquisition deposit of RMB9.3 million (equivalent to $1,362,234 as of December 31, 2009) to the amounts owed by us for the purchase of cork floor products from Sichuan Hanxin in 2010.  We still intend to purchase Sichuan Hanxin but there can be no assurance that the parties can agree upon terms for such acquisition or that we will have sufficient capital to consummate such acquisition.

In order to intend to expand our production capacity and lower our production costs, we signed a cooperation agreement with Sichuan Hanxin for the production of cork floor boards on October 15, 2009. Sichuan Hanxin and we are cooperating to build another production line for manufacturing the cork floor planks at their location in Sichuan province. According to the Cork Floor Production Cooperation Agreement, we provided a set of production equipment and Sichuan Hanxin agreed to provide the workshop and supplementary equipment. We agreed to prepay for raw materials and provide secondary raw materials to Sichuan Hanxin. Nevertheless, Sichuan Hanxin shall be responsible for the production of cork floor products according to our quality specifications and standards.. According to the agreement, we have the exclusive right to sell the cork floor products produced by this production line. This new cork floor production line is expected to commence operation in 2011, with an annual production capacity of approximately 200,000 square meters of products. Accordingly, we will be able to increase our total annual output to 500,000 square meters.  Producing the finished product at Sichuan Hanxin allows us to produce product at a lower cost, as we save the higher transportation costs associated with transporting raw material as compared to finished product. Sichuan Hanxin also has existing buildings with the capacity to house additional production lines.

As of September 30, 2010, we were operating at 98% of our maximum production capacity.  Our own production capacity cannot meet expanding market demand. We are negotiating with several other mid-sized cork product manufacturers to be original equipment manufacturer (“OEM”) and receive our support of technology and standards.  We have not yet entered into any OEM contracts, but expect to develop long-term OEM cooperation with several manufacturers in the near future to enlarge our production output in a more stable manner while saving the cost of building new production facilities.

Raw Materials

Cork is the outer bark of a cork oak tree. During a harvest, the outer bark of a cork oak’s trunk and major branches is carefully stripped by hand – no mechanical stripping devices are allowed. Experienced cork strippers use a specialized cork axe to slit the outer bark and peel it away from the tree. The cork bark is then sorted by quality and thickness. The remaining cork (called “blocker waste," although it is perfectly good material!) is then ground up and processed to be used in the production of agglomerated cork and cork & rubber compounds. These materials are used in a variety of applications from construction and gaskets and friction plates to sound proof materials.

A cork tree regenerates its precious outer layer 9 or 10 times during its 150~200-year lifetime. The first stripping of the cork bark occurs when the tree is between 15 years of age, with subsequent yields at 9 to 10 year intervals. Because of the limited time of harvesting the cork tree during its life circle, access to abundant natural resources of cork forest is a very important aspect of our business. At present, the supply and price of raw materials have been stable.

There are only two species of cork oak tree which can produce barks that are suitable for manufacture of cork building materials, Quarks Suber and Quarks Variabilis. Quarks Suber belongs to evergreen arbor tree, and is native to the western Mediterranean area. On average, ten hectare Quarks Suber can shed cork about 150 kilograms every ten years, while high-quality Portugal Quarks Suber can produce 200 – 250, or even 500 kilograms every hectare. With its vast reservation of over 700 thousand hectare, Portugal is the largest source  of cork products. The following graph shows the world distribution of Quarks Suber in 2006 .

Country	Forest Area Hectares	% of Worlds Forest Area	Production Tons (000)	% of Total Production
Portugal	736,000	32%	157	52%
Spain	506,000	22%	88	30%
Algeria	414,000	18%	17	6%
Morocco	345,000	15%	11	4%
France	92,000	4%	3	1%
Tunisia	92,000	4%	8	3%
Italy	92,000	4%	15	5%
TOTAL	2,277,000	100%	340	100%

Source: The Natural Cork Quality Council, US

Quarks Variabilis is a kind of wide-leaved deciduous tree that mainly grows in China. The wild forest area is about 1.2 million hectares. The most important growing area is Shaanxi Province, especially the Qin Ba Mountain area whose reservation occupies over 65% of the wild forest in China. Different from Quarks Suber, the cork from Quarks Variabilis is completely wild grown, while trees of Quarks Suber in Portugal are mainly grown on plantations.

Raw material, namely bark of Quarks Variablilis is an important aspect of our business.  We have abundant access to the cork raw materials. We purchase all raw materials, including bark, glue, PVC membrane, paint and other materials from over 10 suppliers. None of the suppliers individually provide more than 15% of our total purchase of raw materials. Three suppliers accounting for approximately 40% of our supply of raw materials in 2008 and 2009 and we have purchased product from each of our largest bark suppliers for more than three years.  We usually enter into one year purchase agreements with our suppliers. We believe we have good relationships with our suppliers, and the raw materials supply stays comparatively stable except for normal price fluctuations.  Commencing in the 4th quarter of 2010, the market prices of raw materials and secondary materials began to increase. It is estimated that raw materials have increased by 15% and parts of the secondary raw materials (such as resin glue) have increased by over 20%. In December 2010, the purchase agreements for raw materials were renewed with the suppliers with the new market prices and as a result, the gross profit margin will be affected.  In anticipation of the increase in prices, the Company purchased large amounts of raw materials which the Company believes will be sufficient for approximately six months. The effect of the increase in prices of raw materials shall have a greater impact during the second half of 2011. To deal with this situation, the Company may increase its products’ sales prices in 2011 relative to the actual increase of raw materials and secondary raw materials prices.

All our workshops are located in Shaanxi PRC which accounts for more than 65% of total bark production in PRC.  Besides purchasing the barks from wild Quarks Variablilis, we may also acquire lands to establish our own plantation for high quality cork oak trees.

Our major  supplier, Sichuan Hanxin, obtained a three-year exclusive right (from 2009 to 2011) from Mian Yang City Forestry Administration which is one of the government bureaus in Mian Yang City Sichuan province to collect, purchase, transport and process the cork bark raw material in four counties in MianYang City.  Sichuan Hanxin has the exclusive right to purchase cork bark from designated areas each year in order to conserve the supply of cork and allow the tress in harvested areas to regrow their bark. The MianYang Municipal government passed a regulation on April 22, 2009 to protect the right of Sichuan Hanxin, which gives Sichuan Hanxin an advantage in the development of its business.

Pursuant to our agreement with Shaanxi Shuta dated October 20, 2009, we agreed to purchase from Shaanxi Shuta a land use right of 7,000 Mu (equal to 4,669,000 square meters) located in Baoji District, Shaanxi province. We plan to develop our own cork forest on the land, which will help assure our raw material supply at a lower cost.  Shuta incurred RMB10,000,000 (equivalent to $1,494,509)  expenses in the process of the acquisition. The agreement provides that in the event that we do not purchase the land by October 20, 2011, we will be liable to pay RMB10,000,000 to Shuta as reimbursement for the acquisition expenses. The parties anticipate that should we not purchase the land by October 20, 2011, Shuta will not repay the RMB10 million loan pursuant to Loan Agreement dated October 28, 2009 and the parties will have no further obligation to each other regarding the loan or the land purchase.

Our Marketing Strategy

We sell our products in China through sales agents, retail sellers, and our own sales employees. The overseas markets primarily are approached through unrelated overseas distributors and agents.

Domestic market

Sales Agents

ð	Strategic Cooperation Agreement with Shaanxi Shuta

Shaanxi Shuta is one of the largest wholesale distributors of cork floor boards and wall boards in China. As of December 31, 2009, Shaanxi Shuta had over 10 wholesale stores and four showrooms.

 According to our strategic cooperation agreement,, Shaanxi Shuta shall

•	Order three types of “Shuta Brand” cork flooring plank products to be produced by Hanxin based on the Shuta’s specification and

•	Order three types of “Shuta Brand” flooring plank semi-finished products to be processed by Hanxin.

As to the “Shuta Brand” cork plank products, Shaanxi Shuta has the exclusive right to distribute these products produced by Hanxin.

ð	Other Sales Agents

In addition to Shaanxi Shuta, we have distribution contracts with several other companies to distribute our flooring plank and other products. In January 2009, we entered into Distribution Agreements with Shanghai Yuanrui Limited., Suzhou Juwang Ltd., Hangzhou Zhongheng Ltd.  and Shanghai Tangyi Ltd.  These companies mainly distribute glue-down flooring planks and floating flooring planks. We provide product warranties.

We plan to increase the number of our distributors and enhance support for our distributors by providing more high-quality and delicately designed samples, and increasing our efforts in advertising our brand name and educating consumers.

Our Sales Team

We also distribute products through our own sales team and established sales network of regional distributors.  Xi’An is the headquarters for our sales force, with sales representatives in Beijing, Shanghai and Guangzhou. We plan to hire more contracted sales representatives in two major cities: Jinan and Shenyang, within the central and northeast regions of China to attempt to increase our market reach. Besides our contracted sales representatives within the central and northeast regions of China, we also have long term relationships with over 50 independent sellers in many regions of China. We also seek to expand our existing sales channel for semi-finished products and other cork products such as decoration products, cork office equipment and cork art crafts.  We focus on educating the consumer about cork products through media advertisement. We also may establish our own sales network through  a franchise store in China, in order to enhance the sales of our end-products including cork floor and cork wall board.

International market

Our products have been sold internationally though unrelated national distributors and agents. Our products are currently being exported to India, the United States, Japan, and Germany by those unrelated national distributors and agents. Commencing in May 2007, we began selling our products to overseas clients directly through unrelated national distributors and agents. In 2011, we expect to start our own oversea export sales network to Asian and North American markets.

The export destinations and percentage of our exports in 2009 were approximately as follows:

Our strategic plan is to aggressively explore foreign markets in the next several years. We have established relationships with two building and decorative material dealers in New Jersey.  We do not have written agreements with these distributors. As the construction industry recovers from the financial crisis, and because foreign retailers actively search for suppliers with quality products and lower prices, we intend to more directly penetrate foreign markets and gradually establish our brand name worldwide.

As of December 31, 2009, none of our customers accounted for more than 10% of our sales.

Market Opportunities and Competition

Market Opportunities

As an environmentally-friendly construction material, cork has an increased demand for building and home improvement purposes from China’s rapidly-growing middle-class population. Even though cork is priced at a 10-15% premium over hardwood floorboards, significant market demand exists for the obvious advantages mentioned above that only cork flooring possesses.

According to National Bureau of Statistics of China, in 2009, the total sales of commercial residential building were 937,130,000m2, with increase of 42.1% compared to 2008. The decoration industry in China has also grown in recent years. From the data of The First China Economic Census, released by National Bureau of Statistics of China, in 2008, the total output of construction decoration and installation industry was around RMB 1 trillion, while in 2 0 04, this number was RMB430 billion, the annual compound growth rate was 23.5%. Although the global financial shocks commencing in 2008 has had some negative effect to the industry in China, based on the sharp rebound in 2009 we believe that significant market opportunities exist.  The above data is from construction and decoration industry annual statistical reports released by National Bureau of Statistics of China.

Chinese consumers are gradually adopting a more proactive environmental stance. According to the director of Interior Environment Supervision Center of China Interior Decoration Association, over 50% of consumers express concerns over environmental safety issue regarding interior decoration materials. Also, more consumers are concerned about the environmental impact of the production procedures for decoration materials. This growing concerns from consumers creates great opportunity for cork decoration products, the harvesting and manufacture process of which is much more environmental protective than that of wooden and other compound floorings, as only the bark is harvested once every nine years, leaving the forest undamaged.

In the international market, cork building and decoration materials have been widely recognized as environmentally friendly high-end products. Yet because of the rareness of raw materials and the very limited output of cork floors and wallboards compared to ordinary wood floors, cork decoration materials are not yet fully advertised to and used by end users. We believe there is a much larger potential market in the developed countries as a result of environmental concerns from consumers in these countries who are more educated and informed. In addition, the price of cork floors in these countries is similar to prices for high quality wood floors and ceramic tiles.

We also believe we will benefit should the recent financial shock incentivize more distributors and retailers to search for less expensive supplies with outstanding quality. We are able to offer products that can compete with European products in quality and fashion design at only half to 2/3 of their wholesale prices.  We believe this will be a competitive advantage.

Competition

International Competition

The cork industry is originated from Portugal, where the largest cork enterprises such as Amorim are located.  The cork industry has a long history in Portugal as the country has the best Mediterranean climate for oak trees to produce high quality bark. According to information from these large companies, their major product is cork stopper used for wine bottles, which usually accounts for one third of their total sales and even higher percentage of profit.

The Portugal cork enterprises usually have their own cork oak plantations where cork oak are grown and thinned by specialized personnel. As a result, the production of cork from these plantations is quite limited and the market volume is heavily dependent on the actual output capacity of these large companies. Spain is also a significant producer of cork.

Domestic Competition

While our competition for international sales is primarily from Portuguese manufacturers, our competitors within China are other local mid-sized cork manufacturers. These companies’ major products are semi-finished cork boards, sheets and roles. Compared to the competitors, Hanxin’s excels in its technology, experience, as well as product quality and design. Hanxin’s patented technologies cannot be easily circumvented for Chinese manufacturers to produce high quality cork floor and wallboard, which form a high entry barrier for most of their competitors to compete with Hanxin in the high-end cork floor and wallboard market. Thus the competition between domestic cork manufacturers has not fully developed.

We intend to continue to focus our production from our semi-finished products to higher-margin end products, where there is less domestic competition.

 Our competitive strengths include the following:

·	Access to abundant raw material resources

There are about 2.3million hectares of Quarks Suber cork forest worldwide; 32% in Portugal, and 22% in Spain. However, in terms of production, China trailed Portugal with an annual production of approximately 100,000 tons of Chinese cork oak (Quarks Variabilis), which is abundant in the Shaanxi, Gansu, Henan, Hubei and Sichuan provinces. The raw materials supply to Hanxin is stable and of much lower price compared to that of European raw materials.

·	Experienced Management Team

Our senior management team has extensive business and industry experience in cultivating and monitoring forests of oak cork trees, developing technologies in the production of cork products, and marketing of cork products both in China and overseas market.

·	Strategic Alliance with Top Research Institutions

We have been striving to improve the quality of its products through research and development (R&D) collaboration with educational institutions such as the Northwest Sci-Tech University of Agriculture & Forestry. Senior professors from this institution serve as technical consultants to equip us with the latest technical advancements. In recent years, Hanxin has reduced research and development efforts.  Hanxin intends to strengthen its research and development to develop new products should the sales improve.

Quality Control

We place great emphasis on the quality of Hanxin’s products and quality control system. In particular:

•	In March, 2005, Hanxin cork floor was approved by State plywood Quality Supervision and Test Center for formaldehyde emission, TS water immersion testing. (Certification No. Floor 2005-65/66/6768)

•	In March, 2005, Hanxin cork wallboard was approved by State plywood Quality Supervision and Test Center for formaldehyde emission testing. (Certification No. Floor 2005-64)

•	In February 2005, Hanxin cork floor passed material sound absorption testing by Acoustics Research Center from Tong Ji University

•
In October. 2003, Hanxin cork floor was approved by Xi’an Institute of Supervision & Testing on Product Quality in standard testing of GB18580, GB/T18102-2000, GB/T18103-2000 with Certification NO.G0300708.

•	In Nov. 2003, Hanxin cork wallboard was approved by Xi’an Institute of Supervision & Testing on Product Quality in standard testing of Q/HX01-2001 with Certification NO.G0300742.

•
In October 2001, Hanxin’s products and standards were certified by the Xi’an Quality Technology Supervision Bureau, the governmental agency responsible for the inspection of commodities being imported and exported to and from China

Currently, our ISO9000: 2000 and ISO14001 certifications are pending.

Intellectual Property

We have the right to use 17 patents regarding cork processing technologies. We own 3 patents, lease 3 patents from Mr. Fangshe Zhang, our Chairman and a principal shareholder, and also have an exclusive right to use another 11 patents of Mr. Zhang without payment of any royalties.  When our royalty payments with respect to the three patents end in 2011, we will receive an exclusive right to use these patents leased without payment of any royalties.  See “Certain Relationships and Related Transactions.”

3 patents owned:

ZL01121762.0	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

ZL01131761.2	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

ZL01131763.9	Effective date from Oct. 24th, 2001 to Oct. 23th, 2021

3 patents leased:

ZL02114508.3	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

ZL02114507.5	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

ZL02114510.5	Effective date from Feb. 9th, 2002 to Feb. 8th, 2022

11 patents used for free:

ZL200410025960.x	Effective date from Mar. 17th, 2004 to Mar. 16th, 2024

ZL200420041668.2	Effective date from Mar. 17th, 2004 to Mar. 16th, 2014

ZL03241926.0	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL03241927.9	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL03241928.7	Effective date from Jun. 19th, 2003 to Jun. 18th, 2013

ZL02261996.8	Effective date from July 29th, 2002 to July 28th, 2012

ZL03262604.5	Effective date from Aug. 11th, 2003 to Aug. 10th, 2013

ZL200420086143.0	Effective date from Nov. 4th, 2004 to Nov. 3rd, 2014

ZL200420042256.0	Effective date from July 27th, 2004, to July 26th, 2014

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We do not believe that the costs and effects of compliance with applicable environmental laws are applicable to our business.  Potential liability in connection with environmental regulation arises from the possibility that pollution will be caused by the dust generated when cork barks are ground into fine granules, which is typical for the artificial board industry.  This problem is usually solved by installing dust removing facilities.  We believe that Hanxin has installed sufficient dust removing systems in its workshops and has been effectively controlling its dust emission.  The dust removing systems have been designed by the Company.  The cost for installing these facilities is part of the cost for establishing the production lines.  Although such dust removing systems consume additional electricity, the additional utility expense increased is minimal compared to the total production expenses.  We believe that we face no other issues regarding compliance with environmental laws as our production procedure (1) consumes no water and thus produces no waste water and (2) generates no solid waste as all cork is sold as the raw material foe feed or fertilizer.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. We have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
•	Paris Convention for the Protection of Industrial Property (March 19, 1985);
•	Patent Cooperation Treaty (January 1, 1994); and
•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB 500,000, or approximately $73,195.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of September 30, 2010, we had 270 employees, and believe our relationship with our employees is good. All of our employees are based in China. There are no collective bargaining contracts covering any of our employees and we believe that we have good relations with our employees.

Properties

Hanxin owns one property in Xi’An of approximately 10,360.3 square meters.. However, in 2007, we renovated the space and built an additional student dormitory. The construction was completed in June 2008. The YuLerYuan Resort, including the new student dormitory, was leased for $22,037 (equivalent to RMB150,000) per month to the university nearby at YuLerYuan and this agreement was extended to February 28, 2011.

Hanxin also leases office space of about 436 square meters in Xi’an for approximately $2,402 (equivalent to RMB16,352 included rent  maintenance fee and cleaning fee) per month. The lease for this office space expires on December 31, 2008, and has been renewed for one more year until December 31, 2010.

Hanxin also leases the right to use four parcels of land which are all used as our cork processing plant.  One parcel is approximately 53,120 square meters. The lease fee for this processing plant is about $1,469 (equivalent to RMB10,000) per month, and the lease has been extended to October 2047.

The second parcel of land is approximately 26,666 square meters. The lease fee for this land use right is about $11,753 (equivalent to RMB80,000) per month, and lease term will be expired on December 31, 2010. The landlord from this property had forgiven us approximately $152,793 (equivalent to RMB1,040,000) rent for years 2009 and 2008 international economic crisis, and we had equally allocated this forgiveness to all lease periods.

The third parcel of land is approximately 3,333 square meters. The lease fee for this land use right is about $1,469 (equivalent to RMB10,000) per month, and the lease term also will be expired on December 31, 2010. The landlord from this property also had forgiven us approximately $22,037 (equivalent to RMB150,000) rent for years 2009 and 2008 international economic crisis, and we had equally allocated this forgiveness to all lease periods.

The forth parcel of land is leased from Sichuan Hanxin. The lease fee for this land is about $5,877 (equivalent to RMB40,000) per month, and the lease term is expiring on October 2, 2011.

For the Quarter Ending September 30,	Amount
2011	$114,048
2012	17,826
2013	17,630
2014	17,630
2015	17,630
Thereafter	564,157
Total minimum rental payments required	$748,921

Rent and properties maintenance expenses amounted to $143,808 and $87,480 for the nine months ended September 30, 2010 and 2009, respectively.

Legal Proceedings

There are no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following analysis of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements, including footnotes.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you of the actual results or developments.  We do not intend or assume any obligation to update or revise these forward-looking statements in light of developments which differ from those anticipated, unless as required by law.

Overview

Business Summary

The Company, through its subsidiaries, engages in developing, manufacturing and distribution of cork wood floor, wall and decorating products. The cork industry is generally regarded as environmentally friendly. The sustainability of production and the easy recycling of cork products and by –products are two of its most distinctive aspects. For the years ended December 31, 2009 and 2008, we sold all our products to our clients in China, and then part of our China clients resold our products to their overseas clients.  Approximately 75% of Hanxin’s products sold in 2009 and approximately 70% in 2010 were to the end users in China by our own sales persons and domestic distributors and agents, with the remaining sales being made to customers overseas through our China clients who included unrelated distributors and sales agents. Internationally, our products have been distributed into India, the United States of America, Germany and Japan. The sales to the distributors, the sales agent and directly to clients have no difference as reflected in accounting policies, as the price and the means of delivery has no material differences. All sales revenues are recognized when reception and inspection of goods are finished by clients.  We have the right to use 17 patents developed by Fangshe Zhang, our Chairman regarding cork processing technologies. We own 3 patents, lease 3 patents, and have exclusive right to use another 11 patents for free. We believe that these 17 patents give us a competitive advantage in our product quality. With the patents we own and develop, we believe that we will be able to keep our leading status in cork production industry in China.

Foreign Exchange Considerations

Even though we are a U.S. Company, because all of our operations are located in the PRC, we face certain risks associated with doing business in that country. These risks include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, dealing with inconsistent government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a communist country, differences in technology standards, employment laws and business practices, longer payment cycles and problems in collecting accounts receivable, changes in currency exchange rates and currency exchange controls. We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in a significant decline in our revenue.

Because revenues from our operations in the PRC accounted for 100% of our consolidated net revenues, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented in their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining comprehensive net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss.

The functional currency of our Chinese subsidiaries is the Chinese RMB, the local currency. The financial statements of the subsidiaries are translated into U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. Until 1994, the RMB experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the RMB on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the RMB relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the RMB is artificially undervalued due to China's current monetary policies and have pressured China to allow the RMB to float freely in world markets.

On July 21, 2005, the PRC reported that it would have its currency pegged to a basket of currencies rather than only tying it to a fixed exchange rate to the dollar. The PRC also increased the value of its currency 2% higher against the dollar, effective immediately. If any devaluation of the RMB were to occur in the future, returns on our operations in China, which are expected to be in the form of RMB, will be negatively affected upon conversion to the U.S. dollar. Although we attempt to have most future payments (mainly repayments of loans and capital contributions) denominated in U.S. dollars, if the value of the RMB increases, our product sales in China and in other countries may be negatively affected.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are  believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 3 to the consolidated financial statements. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

We record property and equipment at cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which are from 1 to 35 years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Our revenues from the sale of products are recognized when reception and inspection of goods are finished by clients. Persuasive evidence of an arrangement is demonstrated via purchase order from customer, product delivery is evidenced by warehouse shipping log as well as bill of lading from the trucking Company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

Revenue recognition:

The Company's revenues from the sale of products are recognized when reception and inspection of goods are finished by clients , the sales price to the customer is fixed and collectability is reasonably assured. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading, or shipping documents from the trucking Company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

The Company’s PRC subsidiaries recognize their revenues net of value-added taxes (“VAT”). The Company’s PRC subsidiaries are subject to VAT which is levied on the majority of their products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company's PRC subsidiaries in addition to the invoiced value of purchases.

Income taxes

The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows the FASB issued ASC 740 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.   At September 30, 2010 and December 31, 2009, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

Recently Adopted Accounting Pronouncements

On February 25, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. Subsequent events have been evaluated through the date the financial statements were issued.

In January 2010, FASB amended ASC 820, " Disclosures about Fair Value Measurements ." The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has determined the adoption of this ASU does not have a material impact on its financial statements.

In December, 2009, FASB amended " Financial Reporting by Enterprises Involved with Variable Interest Entities."  The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company has determined the adoption of this rule does not have a material impact on its financial statements.

Results of Operations

NINE MONTHS ENDED SEPTEMBER 30, 2010 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2009
	For The Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)	(Decrease)/ Increase

Revenues	$22,436,245	$17,056,777	$5,379,468	31.54%
Cost of Goods Sold	15,744,727	11,032,415	4,712,312	42.71%
Gross Profit	6,691,518	6,024,362	667,156	11.07%
Gross Profit Percentage	29.82%	35.32%
Operating Expenses
Selling expenses	1,205,358	2,470,208	(1,264,850)	-51.20%
Bad debt	220,666	253,104	(32,438)	-12.82%
Research & development costs	110,187	73,181	37,006	50.57%
General and administrative expense	493,970	427,381	66,589	15.58%
Total Operating Expenses	2,030,181	3,223,874	(1,193,693)	-37.03%
Income From Operations	4,661,337	2,800,488	1,860,849	66.45%
Other Income (Expense)
Interest (expense), net	(72,269)	(259,117)	186,848	-72.11%
Other income, net	98,134	78,760	19,374	24.60%
Total Other Income (Expense)	25,865	(180,357)	206,222	-114.34%
Income from Continuing Operations Before Taxes	4,687,202	2,620,131	2,067,071	78.89%
Income Tax Provision	702,063	477,030	225,033	47.17%
Net Income Before Noncontrolling Interest	3,985,139	2,143,101	1,842,038	85.95%
Less: Net income attributable to the noncontrolling interest	319,663	179,190	140,473	78.39%
Net Income Attributable to Asia Cork Inc.	$3,665,476	$1,963,911	$1,701,565	86.64%

Revenues

For the nine months ended September 30, 2010, our revenues were $22,436,245 as compared to $17,056,777 for the nine months ended September 30, 2009, an increase of $5,379,468 or 31.54%. The primary reason for the increase was that our sales of major finished goods of boards increased for the nine months ended September 30, 2010 as compared to the same period of 2009. Moreover, we manufactured more series of products for wood materials commencing April 2010, which caused the quantities of wood materials to increase significantly during the nine months ended September 30, 2010. In addition, we sold secondary raw materials in the amount of $1,189,002 to Sichuan Hanxin during the first quarter of 2010. No such sales were made in the first quarter of 2009.

The following table sets forth information regarding the sales of our principal products during the nine months ended September 30, 2010 and 2009

	For The Nine Months Ended September 30
	2010			2009			2010 Less 2009
Product Name	Quantities (Square Meter)	Amount	Sale %	Quantities (Square Meter)	Amount	Sale %	Quantity (square meter)	Amount	Sale %
Wood Materials	2,684,477	7,035,666	31.2%	737,150	4,220,428	25%	1,947,327	2,815,238	67%
Boards	230,989	2,448,256	11.1%	113,717	1,024,081	6%	117,272	1,424,175	139%
Floors	599,206	11,731,326	52.3%	586,085	11,747,160	69%	13,121	(15,834)	0%
Secondary raw Materials	-	1,189,002	5.3%	-	-	0%	-	1,189,002	0%
Others	-	31,995	0.1%	-	65,108	0%	-	(33,113)	-51%
Total	3,514,672	22,436,245	100%	1,436,952	17,056,777	100%	2,077,720	5,379,468	32%

The increase in quantities per square meter, as reflected in the table, is primarily attributable to the fact that we increased orders from our new and existing major customer.  We increased sales volume of our products from 1,436,952 for the nine months ended September 30, 2009 to 3,514,672 during the nine months ended September 30, 2010.

The following table sets forth information regarding the average unit sales price per square meter of our principal products during the nine months ended September 30, 2010 and 2009

	Average Unit Sales Price Per Square Meter		Basic Change Per Square
Product Name	2010	2009	Meter
Wood Materials	2.62	5.73	(3.11)
Boards	10.60	9.01	1.59
Floors	19.58	20.04	(0.46)
Overall Average Products	6.38	11.87	(5.49)

The decrease in average sales price per square meter, as reflected in the table, is primarily because we sold more lower unit sales price products of wood materials in the current period rather than a decrease in the sales price of major products of wood materials. Despite slightly lower unitt sales price for boards commencing October 2009, we sold more products of wood materials during the nine months ended September 30, 2010. Therefore, the average sales price per square meter declined significantly for the nine months ended September 30, 2010.

Cost of Sales and Gross Profit

For the nine months ended September 30, 2010, cost of sales amounted to $15,744,727 or 70.18% of net revenues as compared to cost of sales of $11,032,415 or 64.68% of net revenues for the nine months ended September 30, 2009. Gross profit for the nine months ended September 30, 2010 was $6,691,518 or 29.82% of revenues, as compared to $6,024,362 or 35.32% of revenues for the nine months ended September 30, 2009. Gross margin decreased primarily as a result of selling more products of wood materials which generated low gross margins to our major customers for the nine months ended September 30, 2010. Moreover there was a low margin sale of secondary raw materials to Sichuan Hanxin in the first quarter of 2010.  In addition, we raised employee salaries commencing in October 2009 and in May 2010. As a result, our unit costs increased slightly for the nine months ended September 30, 2010 as compared to the same period of 2009.

The following table sets forth information regarding the average cost per square meter of our principal products during the nine months ended September 30, 2010 and 2009

	Average Cost Per Square Meter		Basic Change Per Square
Product Name	2010	2009	Meter
Wood Materials	$2.10	4.06	(1.96)
Boards	5.99	5.95	0.04
Floors	11.60	11.52	0.08
Overall Average Products	4.48	7.68	(3.20)

The decrease in average cost per square meter, as reflected in the table, is primarily because we sold more lower unit cost products of wood materials for the nine months ended September 30, 2010 as compared to the same periods of 2009.

The following table sets forth information regarding the sales and costs of secondary raw materials during the nine months ended September 30, 2010 and 2009

	For T he Nine Months Ended September 30, 2010
	Total Quantities	Sales Amount	Unit Sales Price	Costs Amount	Gross Profit	Unit Costs Price
Secondary Raw Materials	567,673	$1,189,002	2.09	$1,171,147	$17,855	2.06

Because it is difficult to control the application amount of secondary raw materials in the course of manufacturing cork floor product in Sichuan Hanxin, and in order to avoid too much cash flow into the secondary raw materials, in January 2010, the Company entered into a sales agreement with Sichuan Hanxin to sell secondary raw materials without any profit. Additional information is disclosed in Note 4 of the Company’s financial statements.

Commencing in the 4th quarter of 2010, the market prices of raw materials and secondary materials began to increase. It is estimated that raw materials have increased by 15% and parts of the secondary raw materials (such as resin glue) have increased by over 20%. In December 2010, the purchase agreements for raw materials were renewed with the suppliers with the new market prices and as a result, the gross profit margin will be affected.  In anticipation of the increase in prices, the Company purchased large amounts of raw materials which the Company believes will be sufficient for approximately six months. The effect of the increase in prices of raw materials shall have a greater impact during the second half of 2011. To deal with this situation, the Company may increase its products’ sales prices in 2011 relative to the actual increase of raw materials and secondary raw materials prices.

Operating Expenses

For the nine months ended September 30, 2010, total operating expenses were $2,030,181 as compared to $3,223,874 for the nine months ended September 30, 2009, an decrease of $1,193,693 or 37.03%. This decrease was attributable to a decrease in selling expenses. The decrease in selling expenses was primary attributable to a decline in commission fees.  An increase in freight costs was also associated with our increased revenue. However the amount of the potential increase was reduced by a change in the commission rate from 10% to 2% starting the fourth quarter of 2009. The increase in general and administrative expenses was primarily attributable to increases in employee salaries and professional fees for the nine months ended September 30, 2010 as compared to the same period in 2009.

For the nine months ended September 30, 2010, bad debt reserve amounted to $220,666 as compared to $253,104 for nine months ended September 30, 2009, a decrease of $32,438 or 12.82%. The reason for the decrease is primarily attributable to an increase in bad debt allowance from 0.5% to 5% of the outstanding accounts receivable commencing as of July 2009.

For the nine months ended September 30, 2010, research and development costs amounted to $110,187 as compared to $73,181 for the nine months ended September 30, 2009, an increase of $37,006 or 50.57%. The reason is primarily due to the Company engaging an unrelated party in August 2009 to develop a project focused on cork material carbonizing in order to acquire advanced technical procedures for future manufacturing.

Other Income (expense)

For the nine months ended September 30, 2010, other income net amounted to $25,865as compared to other expense net of $180,357 for the nine months ended September 30, 2009, a increase of $206,222 or114.34%. Other income for the nine months ended September 30, 2010 and 2009 is related to the income received from the leasing of our Yu Ler Yuan Resort.

For the nine months ended September 30, 2010, net interest expense was $72,269 as compared to net interest expenses of $259,117 for nine months ended September 30, 2009, a decrease of $186,848, or 72.11%. In June 2008, the Company issued convertible notes and common stock purchase warrants resulting in aggregate gross proceeds of $700,000. The notes matured one year from the date of issuance and bore interest at an annual rate of 18%, payable at maturity in USD. Since the notes were not paid at maturity, the annual interest rate increased to 24%. On July 6, 2010, the Company and those investors entered in to an amendment agreement. Pursuant to the amendment agreement, the maturity date was extended to October 31, 2010 and the interest rate under the note remained at 18% per annum from the issuance date through the maturity date.  On October 31, 2010, a second amendment agreement was entered into between the Company and the noteholders whereby the maturity date was extended again to February 28, 2011 and the interest rate under the notes remained at 18% per annum from the issuance date through the maturity date.  Upon the closing of the concurrent Offering, the Company shall:  (1) pay the investors cash by wire transfer in an amount equal to $350,000 (50% of the outstanding principal amount of the notes) and (2) the investors shall receive, upon conversion of the balance due under the note, such whole number of fully paid and non-assessable shares of the securities that is equal to the quotient of the sum of (i) $350,000 and (ii) all accrued a unpaid interest thereon, divided by fifty percent of the offering price per share of Common Stock included in the Units.  In the event that the closing shall not occur by February 28, 2011, the interest rate under the note shall increase to 24% per annum, accruing from the first anniversary of the issuance of the note. As a result, the Company recalculated interest expense from 24% to 18% for the nine months ended September 30, 2010, which caused the interest expense declined significantly for the nine months ended September 30, 2010.

Income Tax

Net income taxes expense increased by $225,033 to $702,063 for the nine months ended September 30, 2010 as compared to $477,030 for the nine months ended September 30, 2009. This increase was primarily due to an increase in net income before income taxes in the first three quarters of 2010 as compared to the same period in 2009.

Years Ended December 31, 2009 and 2008

Revenues

For the year ended December 31, 2009 our revenues were $24,393,625 as compared to $21, 378,041 for the year ended December 31, 2008, an increase of $3,015,584 or approximately 14.11%.   The primary reason for the increase is the significant improvement   in the market condition for home and commercial renovation in China and the success of our marketing efforts, increased sales of our major finished goods (wood materials, floors, and boards) increased as compared to the sales quantities in year 2008.  For the year ended December 31, 2009, our revenues from wood materials, boards, and floor sales were $1,567,272, $349,730, and $1,542,369 respectively more than the revenue from sales of those items during the year ended December 31, 2008.

The following table sets forth information regarding the sales of our principal products during the years ended December 31, 2009 and 2008.

	For the Year Ended December 31
	2009			2008			2009 Less 2008
Product Name	Quantities (Square Meter)	Amount	Sale %	Quantities (Square Meter)	Amount	Sale %	Quantity (square meter)	Amount	Sale %
Wood Materials	1,128,943	$6,412,040	26%	902,660	$4,844,768	23%	226,283	$1,567,272	32%
Boards	180,819	1,716,013	7%	154,251	1,366,283	6%	26,568	349,730	26%
Floors	809,238	16,189,786	66%	735,601	14,647,417	69%	73,637	1,542,369	11%
Mechanical and Electric	-	10,666	0%	-	438,269	2%	-	(427,603)	0%
Others	-	65,120	0%	-	81,304	0%	-	-16,184	-20%
Total	2,119,000	$24,393,625	100%	1,792,512	$21,378,041	100%	326,488	$3,015,584	14%

The following table sets forth information regarding the average unit sales price per square meter of our principal products during the years ended December 31, 2009 and 2008

	Average Unit Sales Price Per Square Meter		Basic Change Per Square
Product Name	2009	2008	Meter
Wood Materials	$5.68	$5.37	$0.31
Boards	9.49	8.86	0.63
Floors	20.01	19.91	0.10
Overall Average Products	11.51	11.93	(0.42)

The decrease in average sales price per square meter, as reflected in the table, is primarily attributable to our selling higher quantities of lower unit priced products of wood materials in the year ended December 31, 2009. Despite the fact that we received slightly lower unit sales price for boards commencing from October 2009, we sold more products of wood materials during the current periods. Therefore, the average sales price per square meter declined for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Cost of Sales and Gross Profit

For the year ended December 31, 2009, cost of sales amounted to $16,005,148 or 65.61% of net revenues as compared to cost of sales of $13,937,361 or 65.19% of net revenues for the year ended December 31, 2008, a percentage increase of 0.42%.   The  increase was primarily as a result of slightly increase manufacturing costs which following with the increased lease fees for the  year  ended December 31, 2009, compared to the last year.  Accordingly, the gross margin had been slightly reduced 0.42% in year 2009 as compared to prior year. Even though we had less gross margin in year 2009 as compared to 2008, but we increased significant sales revenues in year 2009 which had increased our gross profit in amount of $947,797 to $8,388,477 for the year ended December 31, 2009 as compared to $7,440,680 for the year ended December 31, 2008.

The following table sets forth information regarding the average cost per square meter of our principal products during the years ended December 31, 2009 and 2008

	Average Cost Per Square Meter		Basic Change Per Square
Product Name	2009	2008	Meter
Wood Materials	4.05	3.85	$0.20
Boards	6.07	5.96	0.11
Floors	11.67	11.62	0.05
Overall Average Products	7.55	7.78	(0.23)

The decrease in average cost per square meter, as reflected in the table, is relatively primarily attributable to the facts that we sold much more quantities lower unit cost products of wood materials in the current year as compare to the same periods of 2009.

Operating Expenses

For the year ended December 31, 2009, total operating expenses were $3,887,070 as compared to $3,630,355 for the year ended December 31, 2008, an increase of $256,715 or 7.07%.

Included in this increase were:

For the year ended December 31, 2009, selling expenses amounted to $2,869,612 as compared to $2,701,225 for the year ended December 31, 2008, an increase of $168,387 or 6.23%. For the year ended December 31, 2009, we experienced a significant increase in freight expenses of $327,530 with our increased revenue. In 2009 the Company had hoped to develop additional new customers, however, the customer base did not increase as high as the Company expected. As a result, the Company changed the commission rate from 10% to 2% in the fourth quarter of 2009. Accordingly, the increased freight expenses were offset by reduced commission expenses for the year ended December 31, 2009.

For the year ended December 31, 2009, bad debt expenses amounted to $245,341 as compared to $10,539 for the year ended December 31, 2008, an increase of $234,802 or 2227.93%. The reason for the increase is primarily attributable to improved bad debt allowance from 0.5% to 5% of the outstanding accounts receivable commencing from July 2009.

For the year ended December 31, 2009, general and administrative expenses were reduced to $589,130, a decrease of $170,097 or 22.40% compared to $759,227 for the year ended December 31, 2008. The decrease in general and administrative costs was primarily attributable to decreased consulting fees, advisory fees and USA capital market fund raising and public relationship advisory charges in the current year.

For the year ended December 31, 2009, research and development costs amounted to $182,987. The reason is primarily due to the Company engaging an unrelated party in August 2009 to develop a project focused on cork material carbonizing in order to acquire advanced technical procedures for future manufacturing.

Other Income (Expense)

For the year ended December 31, 2009, other expense amounted to $167,866 as compared to other expense of $201,014 for the year ended December 31, 2008.  Other (expense) income, net for the years ended December 31, 2009 and 2008 were primarily related to net rental income $130, 276 and $159,495 respectively from the leasing of our Yu Ler Yuan Resort. These rental net incomes had been offset by the franchise taxes accrued and credited in 2009 and 2008.

For the year ended December 31, 2009, net interest expense was $303,882 as compared to net interest expense of $275,105 for the year ended December 31, 2008, an increase of $28,777. This increase was primarily attributable to the Company issuing a convertible note for certain investors in the aggregate price [a; amount of $700,000 (approximately RMB4.8 million)] in June 2008, and which accrued interest at a rate of 18% per year.  The note was due in June 2009, however, the Company was unable to repay it.  Therefore the interest rate was increased to 24% from 18% commencing as of June 2009.   Accordingly, the Company has incurred more interest expense for the year ended December 31, 2009, as compared to the year ended December 31, 2008.

Income Tax

The net income taxes increased by $95,086 to $692,539 for the year ended December 31, 20009 as compared to $597,453 for the year ended December 31, 2008 . This increase was  due to an increase in net income before income taxes in 2009, however, this amount was offset with deferred income taxes benefits $33,308 in year 2009.

Net Income

Our net income during the year ended December 31, 2009 was $3,345,410 compared to 2,732,154 for the year ended December 31, 2008. Such an increase was primarily due to our increased revenues during the year ended December 31, 2009, compared to the same period of 2008.

Noncontrolling Interest

For the year ended December 31, 2009, the Company reported a noncontrolling interest in income of subsidiary of $295,592 as compared to $279,704 for the year ended December 31, 2008. The minority interests in income of subsidiaries were attributable to Hanxin and Cork I&E, which we allocated to the minority stockholders, and reduced our net income.

Liquidity and Capital Resources

Nine Months Ended September 30, 2010 and 2009

Operating working capital (cash and equivalents plus accounts receivable plus inventory less accounts payable and accrued expenses) increased by $8,511,502 from  $9,665,058 as of December 31, 2009 to $18,176,560 as of September 30, 2010. The increase was primarily due to an increase in inventories and accounts receivable in the amount of $3,360,855 and $4,335,379 during the current year, respectively. At the same time, we had an increase in accounts payable and accrued expenses in the amount of $771,672.

Cash provided by operating activities was $441,775 for the nine months ended September 30, 2010 as compared to $1,455,045 for the nine months ended September 30, 2009. The decrease in cash provided by operating activities for the nine months ended September 30, 2010 was a result of an increase of accounts receivable.

Investing activities for the nine months ended September 30, 2010 was $1,297,319 of net cash provided as compared to $708,962 of net used for the nine months ended September 30, 2009.  The provision of cash for the nine months ended September 30, 2010 was primarily attributable to proceeds from the withdrawal of a deposit for the purchase of fixed assets from an unrelated agent.

Financing activities for the nine months ended September 30, 2010 was $186,026 of net cash used, as compared to $224,132 used for the nine months ended September 30, 2009. The use of cash for the nine months ended September 30, 2010 and 2009 were primarily attributable to repayment of a loan from an unrelated party.

In June 2008, the Company issued convertible notes and common stock purchase warrants resulting in aggregate gross proceeds of $700,000. The notes matured one year from the date of issuance and bore interest at an annual rate of 18%, payable at maturity in USD. Since the notes were not paid at maturity, the annual interest rate increased to 24%. Upon the closing of a financing of at least $2,000,000, the promissory notes were convertible into shares of common stock at a 50% discount to the price per share of common stock sold in such financing.  Each holder also has the option to either be paid the principal and interest due under the promissory note or, convert the note into shares of common stock at a conversion price of $0.228 per share. The warrants are exercisable at any time after the consummation of such financing through the fourth anniversary of the consummation of such financing. The interest payable regarding the convertible notes has been accrued and recorded as of September 30, 2010. The PromissoryNnotes are secured by common stock pledged by Pengcheng Chen, our Chief Executive Officer and Fangshe Zhang, our Chairman.

On July 6, 2010, the Company and those investors entered in to an amendment agreement. Pursuant to the amendment agreement, the maturity date was extended to October 31, 2010 and the interest rate under thePromissory Notes remained at 18% per annum from the issuance date through the maturity date.  On October 31, 2010, a second amendment agreement was executed that extended the maturity date to February 28, 2011.  Upon the closing of the concurrent Offering, the Company shall:  (1) pay the investors cash by wire transfer in an amount equal to $350,000 (50% of the outstanding principal amount of the notes) and (2) the investors shall receive, upon conversion of the balance due under the note, such whole number of fully paid and non-assessable shares of the securities that is equal to the quotient of the sum of (i) $350,000 and (ii) all accrued a unpaid interest thereon, divided by fifty percent of the offering price per share of Common Stock included in the Units.  In the event that the closing shall not occur by February 28, 2011, the interest rate under the Promissory Note shall increase to 24% per annum, accruing from the first anniversary of the issuance of the notes.

We have approximately $17.88 million of net working capital (total current assets less total current liabilities). This increase was primarily because our accounts receivable balance increased from improvements in credit sales for the nine months ended September 30, 2010, despite our extension of the payment terms by our major customers to one year commencing July 2010. We have been improving collection of our accounts receivable as our customers gradually recover from the financial crisis in 2009, For the nine months ended September 30, 2010, as a result of the extended payment terms to ours major customers, we generated total sales revenues of $22,436,245, and the gross balance of accounts receivable was $10,010,818 an increase of $4,565,320 during the nine months ended September 30, 2010, which accounts for 20.4% of the total sales revenue.  In order to reduce the risk in collection, we will control payment terms of those major customers during the fourth quarter of 2010. Based on the foregoing, we believe that we has sufficient resources to finance our operations for the coming year provided we keeps the current payment terms and maintains collection of accounts receivable ..

Since the Company’s PRC operation subsidiaries, Xian Hanxin Technology Co., Ltd. ("Hanxin") and Cork Import and Export Co. Ltd (“CIE”) have not paid or declared any dividends on their common stock within the past three years and do not foresee doing so in the foreseeable future.  Hanxin and CIE intend to retain any future earnings for the operation and expansion of their business in the PRC.  Any decision as to future payment of dividends will depend on the future available earnings, the capital requirements of Hanxin and CIE, their general financial condition and other factors deemed pertinent by the Board of Directors.  In addition, as discussed below, there are restrictions on the ability of our Chinese operating subsidiaries to pay dividends due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulated amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of a liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China, all of our revenue and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulations in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiaries could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. The funds of Hanxin and CIE may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Years Ended December 31, 2009 and 2008

Operating working capital (cash plus accounts receivable plus inventory less accounts payable and accrued interest) increased by $3,324,803 from $6,340,255 as of December 31, 2008 to $9,665,058 as of December 31, 2009. The increase was primarily due to an increase in accounts receivable of $220,234 from $4,956,005 at December 31, 2008 as compared to $5,176,239 at December 31, 2009, an increase in inventory of $3,215,328 from $2,756,011 at December 31, 2008 as compared to $5,971,339 at December 31, 2009, and an increase in accounts payable and accrued expenses of $137,103 from $1,395,366 at December 31, 2008 as compared to $1,532,469 at December 31, 2009. The net increase in working capital was primarily due to increased sales from our customers and increased inventories to assure manufacture during the year ended December 31, 2009.

Cash provided by operating activities was $988,865 for the year ended December 31, 2009 as compared to ($364,209) used for the year ended December 31, 2008. This increase in cash provided in operating activities was a result of a primary increase of net income for the year ended December 31, 2009.

Net cash used in investing activities increased $435,461 to $738,193 for the year ended December 31, 2009 from $302,732 for the year ended December 31, 2008.   This change was primarily due to the payments for unrelated parties and construction in progress for amounts of $1,465, 738 and $207,282 in year ended December 31, 2008.  These amounts were offset by the proceeds from the rescission of the purchase of intangible assets in the amount of $1,370,877 in 2008.

Financing activities for the year ended December 31, 2009 was $224,109 net cash used as compared to $568,084 net cash provided for the year ended December 31, 2008. This change was primarily attributable to the acquisition of a convertible note in the amount of $700,000 from USA investors in June, 2008.

Occasionally we have borrowed short-term loans from local banks to fund our operations.  On November 30, 2007, the Company obtained a short-term loan of RMB3.9 million (equivalent at that time to $534,642) from Xian Xitaoyuan Credit Bank by pledging the Company's building in YuLerYuan as collateral,. The Company paid the principal of RMB3.9 million and all accrued interest on June 30, 2008. On the same day, the Company borrowed RMB3 million (equivalent to $439,722) from the same bank. This loan was fully paid when due on June 29, 2009.

On November 10, 2005, Hanxin signed the Entrust Purchase Agreement to purchase a factory’s fixed assets through an unrelated agent. Hanxin has paid deposits of $2,021,380 (equivalent to RMB 13,800,000) to the agent as of December 31, 2009. The agency agreement has no firm commitment on the purchase but it states a maximum price of RMB 50,000,000 that Hanxin is willing to pay for the fixed assets. The deposit is fully refundable if the purchase does not close by June 30, 2010. However, there is no assurance that the deposits will be returned to Hanxin.

In 2008, to assist the operation of our customer Shaanxi Shuta, we loaned RMB10 million (equivalent to $1,464,916) to Shaanxi Shuta for one year starting from October 27, 2008. One day subsequent to the due date of the loan, October 28, 2009, Hanxin signed another loan agreement with Shaanxi Shuta and loaned the same amount of RMB10 million to Shaanxi Shuta again for two years term from October 27, 2009 to October 27, 2011. This loan is non-interest bearing and unsecured

Pursuant to our agreement with Shaanxi Shuta dated October 20, 2009, we agreed to purchase from Shaanxi Shuta undeveloped land of 7,000 Mu (equal to 4,669,000 square meters) located in Baoji District, Shaanxi province. We plan to develop our own cork forest on the land, which will help assure our raw material supply at a lower cost.  Shuta incurred approximately RMB10,000,000 expenses in the process of the acquisition. The agreement provides that in the event that we do not purchase the land by October 20, 2011, we will be liable to pay RMB10,000,000 to Shaanxi Shuta as reimbursement for the acquisition expenses. The parties anticipate that should we not purchase the land by October 20, 2011, Shaanxi Shuta will not repay the loan and the parties will have no further obligation to each other regarding the loan or the land purchase.

With approximately $10.6 million of net working capital (total current assets less total current liabilities), improvements in our collections of accounts receivable and positive cash flow from operations as of December 31,  2009. Despite our cash and equivalents had been represented less at the end of year 2009, approximately 1% of our account receivable outstanding exceeded six months at December 31, 2009. In order to ensure sufficient cash and equivalents, we will actively collect the outstanding accounts receivable in the near future. As a result, we believe we have sufficient resources to finance our operations for the coming year.

Off-Balance Sheet Arrangements

None.
OPERATING RISK

(a) Country risk

Our revenues are mainly derived from the sale of wood floors, boards, and basis materials products in the Peoples Republic of China (PRC). We expect to expand our sales to the countries outside the PRC by our own sales network, however, there are no assurances that we will be able to achieve such an expansion successfully in the future. Therefore, a downturn or stagnation in the economic environment of the PRC and the countries that our products are sold by unrelated distributor or agents could have a material adverse effect on our financial condition.
(b) Product risk

In addition to competing with other Chinese companies, we could have to compete with larger US and European companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. and European companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that we will remain competitive should this occur.

(c) Exchange risk

We cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that we could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.
(d) Political risk
Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, our ability to operate the PRC subsidiaries could be affected.
(e) Key personnel risk

Our future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to us and could have an adverse effect on business development. We do not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of our revenues are derived via the operations of our Chinese subsidiaries. Economic, governmental, political, industry and internal Company factors outside of our control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our Common Stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for our products and services and those of the subsidiaries.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

Federal Income Tax Aspects of Investment in us

The discussion contained herein has been prepared by us and is based on existing law as contained in the Code, amended United States Treasury Regulations (“Treasury Regulations”), administrative rulings and court decisions as of the date of this Registration Statement. No assurance can be given that future legislative enactments, administrative rulings or court decisions will not modify the legal basis for statements contained in this discussion. Any such development may be applied retroactively to transactions completed prior to the date thereof, and could contain provisions having an adverse effect upon us and the holders of the Common Stock. In addition, several of the issues dealt with in this summary are the subject of proposed and temporary Treasury Regulations. No assurance can be given that these regulations will be finally adopted in their present form.

Basis in Common Stock

The tax basis that a Shareholder will have in his Common Stock will equal his cost in acquiring his Common Stock. If a Shareholder acquires Common Stock at different times or at different prices, he must maintain records of those transactions so that he can accurately report gain or loss realized upon disposition of the Common Stock.

Dividends on Common Stock

Distributions made by us with respect to the Common Stock will be characterized as dividends that are taxable as ordinary income to the extent of our current or accumulated earnings and profits (“earnings and profits”), if any, as determined for U.S. federal income tax purposes. To the extent that a distribution on the Common Stock exceeds the holder’s allocable share of our earnings and profits, such distribution will be treated first as a return of capital that will reduce the holder’s adjusted tax basis in such Common Stock, and then as taxable gain to the extent the distribution exceeds the holder’s adjusted tax basis in such Common Stock. The gain will generally be taxed as a long-term capital gain if the holder’s holding period for the Common Stock is more than one year.

The availability of earnings and profits in future years will depend on future profits and losses which cannot be accurately predicted. Thus, there can be no assurance that all or any portion of a distribution on the Common Stock will be characterized as a dividend for general income tax purposes. Corporate shareholders will not be entitled to claim the dividends received deduction with respect to distributions that do not qualify as dividends. See the discussion regarding the dividends received deduction below.

Redemption of Common Stock

We do not have the right to redeem any Common Stock. However, any redemption of Common Stock, with the consent of the holder, will be a taxable event to the redeemed holder.

We do not believe that the Common Stock will be treated as debt for federal income tax purposes. However, in the event that the Common Stock is treated as debt for federal tax purposes, a holder generally will recognize gain or loss upon the redemption of the Common Stock measured by the difference between the amount of cash or the fair market value of property received and the holder’s tax basis in the redeemed Common Stock. To the extent the cash or property received are attributable to accrued interest, the holder may recognize ordinary income rather than capital gain. Characterization of the Common Stock as debt would also cause a variety of other tax implications, some of which may be detrimental to either the holders, us, or both (including, for example, original issue discount treatment to the Investors). Potential Investors should consult their tax advisors as to the various ramifications of debt characterization for federal income tax purposes.

Other Disposition of the Common Stock

Upon the sale or exchange of shares of Common Stock, to or with a person other than us, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder’s adjusted basis in such stock. Any capital gain or loss recognized will generally be treated as a long-term capital gain or loss if the holder held such stock for more than one year. For this purpose, the period for which the Common Stock was held would be included in the holding period of the Common Stock received upon a conversion.

State, Local and Foreign Taxes

In addition to the federal income tax consequences described above, prospective investors should consider potential state, local and foreign tax consequences of an investment in the Common Stock.

ERISA Considerations for Tax-Exempt Investors/Shareholders

General Fiduciary Requirements

Title I of ERISA includes provisions governing the responsibility of fiduciaries to their Qualified Plans. Qualified Plans must be administered according to these rules. Keogh plans that cover only partners of a partnership or self-employed owners of a business are not subject to the fiduciary duty rules of ERISA, but are subject to the prohibited transaction rules of the Code.

Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan (subject to certain exceptions not here relevant).

ERISA Section 404(a)(1) requires a fiduciary of a Qualified Plan to “discharge his duties with respect to a plan solely in the interest of the participants and beneficiaries and (A) for the exclusive purpose of: (i) providing benefits to participants and their beneficiaries, and (ii) defraying reasonable expenses of administering the plan; (B) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; (C) by diversifying the investments of a plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and (D) in accordance with the documents and instruments governing the plan.” Fiduciaries who breach the duties that ERISA imposes may suffer a wide variety of legal and equitable remedies, including (i) the requirement to restore qualified plan losses and to pay over any fiduciary’s profits to the qualified plan; (ii) removal as fiduciary of the qualified plan; and (iii) liability for excise taxes that Section 4975 of the Code imposes

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

FINANCIAL STATEMENTS AND SUPPLEMENT DATA

The information required by Item 8 appears after the signature page to this report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9B.  OTHER INFORMATION

None.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages, principal offices and positions and the date each such person became a director or executive officer. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Positions Held
Fangshe Zhang	52	Chairman/Director
Pengcheng Chen	34	CEO/Director
Yi Tong	38	Chief Financial Officer
Shengli Liu	42	Chief Operating Officer/Vice Manager/Director
Tianbao Guo	61	Chief Technical Officer
Genshe Bai	50	Director
Genhu Yang	56	Director
Xiaodong Wen	41	Director
Tao Wang	39	Director

The directors named above will serve until the annual meeting of our stockholders. Thereafter, directors are elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Biographical Information

Mr. Fangshe Zhang, Chairman/Director

Mr. Zhang founded Hanxin in 2001 and has acted as its Chairman of the Board of Directors since its inception. Prior to forming Hanxin, Mr. Zhang was the general manager of Xi’an Dong Da Terrestrial Heat Heating Co., Ltd., a Company whose primary business was the development of terrestrial heat. Mr. Zhang is a technical expert in cork processing technology, holding more than fourteen patents in China.  The Board believes that Mr. Zhang has the experience, qualifications, attributes and skills necessary to serve on the Board because of his expertise in the cork processing industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Zhang is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Pengcheng Chen, CEO/Director

Mr. Chen is our Chief Executive Officer and a director since 2004, and has worked at Hanxin since 2002.    From 1997 to 1998 he worked for Xi'an Tangcheng Hotel as an assistant general manager. From 1998 to 2000 he served as general manager of Xi'an Qingye Virescence Co. Ltd, a gardening engineering Company. The Board believes that Mr. Chen has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the cork processing industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Chen is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Shengli Liu, Chief Operating Officer/Vice Manager/Director

Mr. Liu has served as our Chief Operating Officer and Vice Manager since October 2009, has been a director since 2004, and worked for Hanxin since 2002. From 1997 to 2002 he was the director for the 12th section of Xikang railway project of China Railway 18th Bureau Group Co., Ltd. From 1989 to 1997 he worked as a manager in the metals division of the Xi'an Commodity Bureau. The Board believes that Mr. Liu has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Liu is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Yi Tong, Chief Financial Officer

Mr. Tong has served as our Chief Financial Officer since February 2004. Mr. Tong was a director from 2004 through October 2009.  Mr. Tong has previously worked for several financial institutions. From May 2003 to February 2004, he served as chief representative of Federal International Finance Inc., Canada. From August 2001 to May 2003 he worked as a senior manager for China Dragon Securities Co., Ltd. and from April 2001 to August 2001 he worked as project manager of China Eagle Securities Co., Ltd.

Mr. Tianbao Guo, Chief Technical Officer

Mr. Guo has been our Chief Technical Officer since October 2009, and he has worked for Hanxin since 2005. Before joining Hanxin he worked in Xi’an Forestry Chemicals factory as engineer beginning 1982 and had become the president of that factory in 1992.  The Board believes that Mr. Guo has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the biotech industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Bai is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Genshe Bai,  Director
Mr. Bai has been an independent director since 2002. From 1996 to 2002, he worked as the general manager of Xi’an Commodity Development Co., Ltd., a Company engaged in the purchase and sale of commodities. From 1980 through 1996, Mr. Bai worked as a manager of the auditing department for Xi’an Commodity Bureau, a governmental agency responsible for the regulation of commodities.  The Board believes that Mr. Bai has the experience, qualifications, attributes and skills necessary to serve on the Board because of his auditing experience and experience working with the government, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Bai is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Genhu Yang, Director

Mr. Yang has been an independent director since December 2009. He obtained his bachelor degree in Materials Science in Xi’an Science and Technology University in 1980. He has been a technician in the Xi’an Wood Company and Xi’an Forestry Chemicals Factory for12 years. He had been awarded the 3rd Price of Technological Invention by Xi’an Science and Technology Counsel. The Board believes that Mr. Yang has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the cork processing industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business. Mr. Yang is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Xiaodong Wen, Director

Mr. Xiaodong Wen has been an independent director since December 2009. He has a MBA degree in New York University of U.S. and a bachelor degree in Law in Beijing University of International Business and Economics. Mr. Wen had been working in Solomon Brothers from 1993 to 1995 in the area of issuance and listing of ABS, MBS, and junk bond. From 1995 to 1999, he worked for Nomura Securities and First Pacific Rim, Inc to be in charge of the investment banking and consulting business in Asia-pacific areas. Mr. Wen founded Shanghai Genes Capital Investment and Consulting Company in 2001 and has worked there as the Executive Director. In January 2009 he established another Company, Dayang Tiancheng Holding Company where he also works as the Executive Director.  Mr. Wen has over 15 years of professional experience in capital markets, especially in public Offerings and private equity in Hong Kong and the U.S. for Chinese companies. The Board believes that Mr. Wen has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the finance industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Wen is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Mr. Tao Wang, Director

Mr. Tao Wang has been an independent director and chairman of the Audit Committee since December 2009. He is a CPA in China and has been working as professional auditor since 1995. He established Shaanxin Zhixin Auditing Firm in 2001, a local auditing firm in Shaaxi Province, where he currently works.   Mr. Wang has extensive experience both in finance and management. The Board believes that Mr. Wang has the experience, qualifications, attributes and skills necessary to serve on the Board because of his experience in the finance industry, his having provided leadership and strategic direction to the Company and his unparalleled knowledge of the Company and its business.   Mr. Wang is not a member of the Board of any other public company or any investment company, neither has he been a member of the boards of directors of such companies for the past five years.

Significant employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, persons nominated for such positions, or significant shareholders.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, or control persons has been involved in any of the following events during the past ten years:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: any Federal or State securities or commodities law or regulation; or any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity. This violation does not apply to any settlement of a civil proceeding among private litigants; or

•
Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

The Board of Directors is composed of seven directors, Mr. Fangshe Zhang, Mr. Pengcheng Chen, Mr. Shengli Liu, Mr. Genshe Bai, Mr. Genhu Yang, Mr. Xiaodong Wen, and Mr. Tao Wang. In determining whether a director is independent, we evaluate whether such member has a material relationship with the Company which would interfere with the director’s exercise of independent judgment The last four directors are independent directors, who (i) have not taken any positions inside the Company except for being the independent directors, (ii) . (ii) been compensated for serving as directors, (iii) have not and currently do not have any business relationships with the Company, (iv) are not involved with any other company by which any of the Company’s officers serve on the compensation committee of such other companies and (v) have not worked on any audit related matters with the Company . All board action requires the approval of a majority of directors in attendance at a meeting at which a quorum is present.

In December, 2009, we established an Audit Committee of the Board with the responsibility for assisting the Board in fulfilling its oversight role regarding the Company’s financial reporting process, its system of internal control and its compliance with applicable laws, regulations and Company policies. Tao Wang, Genshe Bai, and Xiaodong Wen were elected to be members of the Audit Committee and shall serve the Committee until their successors are duly elected and qualified.

In December 2009, we also established a Governance Committee and a Compensation Committee, and elected Genshe Bai and Xiaodong Wen as members of each Committee.

The Audit Committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The Governance Committee is primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The Governance Committee is also responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The Compensation Committee is primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Code of Ethics

The Company has a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 on January 24, 2008, which is applicable to all directors, officers and employees of the Company. The Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;

•	Compliance with applicable governing laws, rules and regulations;

•	The prompts internal reporting of violations of the Code to the appropriate person or persons; and

•	Accountability for adherence to this Code.

This Code requires the highest standard of ethical conduct and fair dealing of its Directors and employees While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the CFO, we expect our other officers, directors and employees to also review the Code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders. Our CFO is committed to conducting business in accordance with the highest ethical standards. The CFO must comply with all applicable laws, rules and regulations. Furthermore, the CFO must not commit an illegal or unethical act, or instruct or authorize others to do so.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

Our Compensation Committee consists of Genshe Bai and Xiaodong Wen , both independent directors   The Compensation Committee and , prior to its establishment, our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects,  and contributions made by the officers’ to our success.  Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis.  Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors and Compensation Committee have not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The Compensation Committee will make an independent evaluation of appropriate compensation to key employees, with input from management.  The Compensation Committee has oversight of executive compensation plans, policies and programs.

Elements of Compensation

Before 2009 we provided our executive officers solely with a base salary to compensate them for services rendered.  Our policy of compensating our executives with a cash salary has served us well.  To better attract and retain executive talent, and to stimulate executive activeness, we believe it is necessary at this time to provide our executives discretionary bonuses and equity incentives in order for us to continue to be successful. We plan to distribute bonus, and to allocate Company stocks and stock options to our executive officers commencing in 2010, the actual amount of which shall be based on considerations of the board of directors. We shall also issue certain amount of Company stock options to the executive officers on an annual basis commencing from 2010. We plan to grant our CEO Pengcheng Chen shares of stock, stock options or stock awards as compensation for his contribution to the Company as he had successfully lead the Company through the worldwide financial crisis since 2008.  Notwithstanding the foregoing, our compensation program for our executive officers and all other employees is designed such that it will not incentivize unnecessary risk-taking.

Base Salary
The base salaries paid to Fangshe Zhang, Pengcheng Chen, Yi Tong, Yi Zhang, and Pingjun Zhang during 2009, 2008 and 2007 are listed in the compensation table below.  All such amounts were paid in cash.  The value of base salary reflects each executive’s skill set and the market value of that skill set in the sole discretion of our board of directors and/or our executive officers.  The board of directors assesses the executive's skill set by considering their education, professional certificates, working experiences and length, and their contributions to the Company. The average salaries of the management professionals of the local labor market are taken as reference to decide the salary of the Company's management staff. In 2009 the base salary was increased.

Discretionary Bonus
The Board of Directors has decided to provide our executive officers with discretionary bonuses at the end of each fiscal year. Our Compensation Committee and board of directors review the grant of bonuses  on a yearly basis based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and contributions made by the officers’ to our success. The Company plans to issue stocks and stock options as part of bonus to the executive officers. The basic principle for such equity compensation plan is based upon the increase in operating profit of the Company at the year end. If the operating profit of the current year exceeds that of the former year by over 30%, the executive officers shall be granted between 500,000 and 600,000 shares of Company stock and around 1,000,000 stock options in total. The exercise price of the options shall be the price on the last day of the operational year, which shall be Dec. 31 of the operational year in the Company's case. The Compensation Committee and Board of Directors reviews the grant of bonuses on a yearly basis based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and contributions made by the officers resulting in our success. The Board of Directors, in a meeting in August 2009, approved a distribution to the executive officers of bonuses in an aggregate amount of RMB250,000 (USD $36,599) if the net profit exceeded 2008 by 20% and RMB500,000 (USD $73,196) if the net profit exceeded 2008 by 30% at the end of year. A total amount of USD $33,406 was ultimately distributed to the executive officers at the end of 2009 as the increase of net profit exceeded 20% as compared to 2008.

Equity Incentives

We have not established equity based incentive program and have not granted stock based awards as a component of compensation. We are planning to adopt and establish an equity incentive plan, as our board of directors has determined that it is in the best interests of our stockholders and the Company. The incentive program includes issuing stock and options to executive officers for services rendered in 2009, and to issue certain amount of options to executive officers every year starting from 2010.

Retirement Benefits

Our executive officers are not presently entitled to Company-sponsored retirement benefits.

Perquisites

We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation

We do not provide our executives the opportunity to defer receipt of annual compensation.

Summary Compensation Tables

The following table discloses executive compensation received for the fiscal year ended December 31, 2009 as well as the preceding three years.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Cash Bonus	Restricted Stock Award		Securities Underlying Options		Total Compensation
Fangshe Zhang,	2009	$5,226	$7,319	$	- 0 -	$	- 0 -	$12,545
Chairman	2008	$3,013	$-0-	$	- 0 -		$-0 -	$3,013
	2007	$3,971	$3,945	$	- 0 -	$	- 0 -	$7,916
Pengcheng Chen,	2009	$7.850	$5,592	$	- 0 -	$	- 0 -	$13,442
Chief Executive Officer	2008	$5, 182	$0	$	- 0 -	$	- 0 -	$5,182
	2007	$6,143	$3,945	$	- 0 -	$	- 0 -	$10,088
Yin Tong,	2009	$5,621	$8,783	$	- 0 -	$	- 0 -	$14,404
Chief Financial Officer	2008	$3,013	$0	$	- 0 -	$	- 0 -	$3,013
	2007	$3,656	$13,151	$	- 0 -	$	- 0 -	$16,807
Shengli Liu,	2009	$6,697	$5,856	$	- 0 -	$	- 0 -	$12,553
Chief Operating Officer	2008	$4,764	$-0-	$	- 0 -	$	- 0 -	$4,764
	2007	$4,445	$1,315	$	- 0 -	$	- 0 -	$5,760
Tianboa Guo,	2009	$5,878	$5,856- 0 -	$	- 0 -	$	- 0 -	$11,734
Chief Technical Officer	2008	$3,148	$-0-	$	- 0 -	$	- 0 -	$3,148
	2007	$4,734	$1,315	$	- 0 -	$	- 0 -	$6,049

Outstanding Equity Awards

There were no option exercises or options outstanding as of December 31, 2009.

EMPLOYEE STOCK OPTION PLAN

None

COMPENSATION OF INDEPENDENT DIRECTORS

No compensation had been paid to any director solely in connection with their role as a director.

Employment Agreements

We have employment contracts with four of our executive officers, Pengcheng Chen, our CEO, Yi Tong, our CFO, Tianbao Guo, our CTO, and Shengli Liu, our COO and Vice Manager. The terms of the contracts are one year subject to renewal. Our employment contract with Yi Tong was signed on April 1, 2009, and the other three executive officers’ contracts were signed on October 9, 2009. According to the employment agreements, the base salaries to Pengcheng Chen, , Tianbao Guo, and Shengli Liu for one year term ended October 9, 2010 are RMB 109,200 (equivalent to $15,986), RMB85,200 (equivalent to $12,472), and RMB 84,000 (equivalent to $12,297), respectively.. The base salary payable to Yi Tong for the one year term ended April 20, 2010 was RMB91,200 (equivalent to $13,351). To better attract and retain executive talent, and to stimulate performance we intend to provide our executives with discretionary bonuses and equity incentives. We plan to distribute bonus, and to issue Common Stocks and/or stock options to our executive officers for services rendered in 2009. The amount of such equity awards will be determined by the Compensation Committee and the Board of Directors.  Currently the Company does not have specific rules for calculating the bonus for executive officers. The actual bonuses are determined through discussions during the meetings of board of directors and Compensation Committee. The board of directors and Compensation Committee determines the amount of bonus for each executive officer annually, based mainly on three factors, the contribution to the Company made by the officer, the officer's length of service and the operating result of the Company.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Indemnifications of Directors and Executive Officers and Limitations of Liability
Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Certificate of Incorporation provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which it will be unable to recoup.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the closing of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
●	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Related Parties

As of September 30, 2010, amounts due to stockholder/officer are unsecured, non-interest bearing and due on demand. The total net amount due to the stockholder/officer was $181,187 which represented the net amount lent by Mr. Pencheng Chen, the Chief Executive Officer of the Company to us.

Patent License Agreement and Patent Assignment Agreement

Mr. Fangshe Zhang, our Chairman and a principal shareholder leases us three cork processing technology related patents in China under operating lease agreements that expire on April 16, 2011. During the years ended December 31, 2009 and December 31, 2008 respectively, we paid him license fees for these patents in the aggregate amount of $351,334 and $345,444. In addition, we paid him patent license fees in amount of $264,499 and $263,685 for the  nine months ended September 30, 2010 and 2009, respectively.

The following is a schedule of future minimum rental payments required under these operating leases as of September 30, 2010.

For The Nine Months Ending September 30, 2010,	Amount
2011	$190,991
Total minimum rental payments required	$190,991

Review Approval or Ratification of Transactions with Related Persons

All ongoing and future transactions between us and any of our officers and directors and their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by the Corporate Governance and Nominating Committee (whose members are “independent” directors) and by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. We will not enter into a business combination or invest alongside any of our directors, officers, any affiliate of ours or of any of our directors or officers or a portfolio company of any affiliate of our directors or officers.

Potential Conflicts of Interests

Save as disclosed below and under the section “Interested Person Transactions”, during the past three financial years:

a)	None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any material transaction to which we are a party.

b)
None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any Company that carries the same business or similar trade which competes materially and directly with our existing business.

c)
None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any enterprise or Company that is our major customer or supplier of goods or services.

d)
None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any material transaction we have undertaken within the last three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this report are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth, as of January 24, 2011, information with respect to the beneficial ownership of our outstanding Common Stock by (i) each director and executive officer of us, (ii) all directors and executive officers of us as a group, and (iii) each shareholder who was known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The table is based on 35,663,850 shares outstanding, before giving effect to the Reverse Split, the shares of Common Stock included in the Units issuable in the Offering and the shares of Common Stock issuable to the Selling Stockholders.

Name and Address of Beneficial Owner of Shares	Position	Number of shares held by Owner		Percent of Class

Pengcheng Chen (1)	CEO/Director	7,911,450	(1)	22.18%
Fangshe Zhang (2)	Chairman	5,402,900	(2)	15.15%
Yi Tong	CFO	––		––
Shengli Liu	Chief Operating Officer/Vice Manager/Director	800,000		2.24%
Tianbao Guo	Chief Technical Officer	––		––
Genshe Bai	Director	1,200,000		3.37%
Genhu Yang	Director	800,000		2.24%
Xiaodong Wen	Director	—		—
Tao Wang	Director	—		—

Executive Officers & Directors as a Group		16,114,363		45.18%

(1)                  Having an address at No. 23, Tiyu Street, Chang’an District, Xi’an, China.

(2)                  Having an address at No. 5, Beisan Street, Beida Village, Dongda Town, Chang'an County, Xi'an, China.

DESCRIPTION OF SECURITIES

Preferred Stock

We are authorized to issue up to 5,000,000 shares of $.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Amended Certificate of Incorporation, our board of directors has the power, without further action by the holders of the Common Stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the board of directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock.

The issuance of any preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock. The Company’s Bylaws or Certificate of Incorporation do not contain any other provisions that would have the effect of delaying or preventing a change in control.

Common Stock

We are authorized to issue 200,000,000 shares of Common Stock, $0.0001 par value per share, of which 35,663,850 shares are issued and outstanding as of January 24, 2011, before giving effect to the Reverse Split, the shares of Common Stock included in the Units issuable in the Offering, and the shares of Common Stock issuable to the Selling Stockholders. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our Common Stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

We have never paid or declared dividends. However, holders of our Common Stock are entitled to dividends if declared by our board of directors out of funds legally available. We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, we cannot assure you that any dividends of any kind will ever be paid.

Warrants

The Warrants expire five years from the date of this Prospectus and become exercisable one year from the date of issuance. Warrants are not separately tradable for a period of one year after issuance, unless sooner as may be approved by the Underwriters, in its sole discretion. During the exercise period, each Warrant will entitle the holder thereof to purchase one share of Common Stock at an exercise price of $7.80 per share (120% of the Offering price). Warrants may be exercised by surrendering the Warrants to the warrant agent and paying the exercise price. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay to the holder the value of any such fractional shares based upon the market value of the Common Stock at such time. We are required to keep available a sufficient number of authorized shares of Common Stock for issuance to permit exercise of the Warrants.

The Warrants are redeemable by the Company at a price of $.05 per Warrant commencing one year after the completion of the Offering and prior to their expiration, provided that (i) prior notice of not less than twenty (20) days is given to the holders of the Warrants, and (ii) the closing sale price of the Common Stock as reported on the national exchange on which the shares of Common Stock are listed, or if the shares of Common Stock are not listed on a national securities exchange, the closing bid price on the OTCBB for 20 consecutive trading days, ending on the tenth day prior to the date on which the Company gives notice of redemption, has been at least $11.70, 180% of the Offering price of the Shares. The holders of the Warrants shall have the exercise rights until the close of the business day preceding the date fixed for redemption.

The Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the effective date of this Prospectus. Holders of the Warrants as such will not have any of the rights or privileges as shareholders of the Company prior to the exercise of the Warrants. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect thereto. A holder of Warrants as such will not have any rights, privileges, or liabilities as a shareholder of the Company. In the event of the liquidation, dissolution or winding up of the Company, holders of the Warrants as such are entitled to participate in the distribution of our assets.

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, and reclassifications.  We cannot assure you that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

Purchasers of the Warrants will have the rights to exercise the Warrants to purchase shares of Common Stock only if a current registration statement relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of the Warrants reside.   We have undertaken to maintain the effectiveness of the Registration Statement of which this Prospectus is a part or to file and maintain the effectiveness of another registration statement so as to permit the purchase of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so.  The Warrants may be deprived of any value if this Registration Statement or another registration statement covering the shares issuable upon the exercise thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

If a warrant holder seeks to exercise the Warrant but the Company is unable to issue the shares underlying such Warrant that are registered under the Securities Act pursuant to a current Registration Statement, then the Company would be obligated to pay the warrant holder the difference between the market value of the Common Stock on the date of exercise (based on the volume weighted average price of the Common Stock) and the exercise price.  The volume weighted average price of the Common Stock for a day is a measure of the price at which the majority of a given day’s trading for such stock took place.  It is calculated by determining the dividend of: (a) the total number of the shares traded on that day multiplied by the price per share; and (b) the total number of shares traded for such day.

For the life of the Warrants, a holder thereof is given the opportunity to profit from a rise in the market price of the Common Stock. In addition, the Company may find it more difficult to raise equity capital if it should be needed for the business of the Company while the Warrants are outstanding.  At any time when the holders of Warrants might be expected to exercise them, the Company would, in all likelihood, be able to obtain additional equity capital on terms more favorable than those provided in the Warrants.

Underwriters' Warrants

On the closing date, the Company will be obligated to issue Underwriters’ Warrants for a nominal  amount, which entitles the holder to purchase up to 125,000 Units (representing 10% of the total Units sold in the Offering) at a price of $.01 per Unit.  At the closing of this Offering the Company will issue the Underwriters’ Warrants.  Underwriters’ Warrants will be exercisable, in whole or in part, for a period of five years, commencing on the date, which is six months after the closing date. The Underwriters have been granted certain registration rights with respect to such warrant and the underlying Common Stock.  See "Underwriting."

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our Company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716, and their contact number is (732)-872-2727.

Listing

Our shares of Common Stock are currently quoted on the Over-The –Counter Bulletin Board under the symbol “AKRK.”  We intend to have our Units and the Common Stock and Warrants issued as part of the Units approved for listing on either NASDAQ or AMEX under the trading symbol “AKRK”

SHARES ELIGIBLE FOR FUTURE SALE

As of January 24, 2011, we had 35,663,850 outstanding shares of Common Stock (without giving effect to the Reverse Split, the shares of Common Stock issued in the Offering, or the shares of Common Stock issuable to the Selling Stockholders) Of such shares, are considered “restricted” securities within the meaning of the Securities Act of 1933, including shares owned by affiliates.  Upon completion of this Offering, we will have outstanding an aggregate of ______ shares of Common Stock, assuming no exercise of the Underwriters’ Warrants.   All of the restricted  shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares owned or shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 and the Lock-Up Agreements described below .

Shares covered by this Prospectus

All of the shares being registered in this Offering may be sold without restriction under the Securities Act.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our Common Stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about the Company during the six months following satisfaction of the six-month holding period requirement.

Affiliates that have held restricted securities for at least twelve months may sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our Common Stock then outstanding.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our Common Stock prevailing from time to time.  The sale of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock.  Any substantial sale of Common Stock pursuant to any resale prospectus by the Selling Stockholders or Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Lock-Up Agreements and Registration

Our directors and officers and any other holder of more than five percent (5%) of the outstanding shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock), at the effective date of this Prospectus, have  entered into customary "lock-up” agreements in favor of  the Underwriters pursuant to which such persons and entities agreed, for a period of eighteen (18) months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of our Company without the Underwriters’ prior written consent, and any sale of such securities shall be executed by the Underwriters, except for the issuance of shares of Common Stock upon the exercise of  outstanding options, warrants and options which may be issued pursuant to an Incentive Compensation Plan reasonably acceptable to the Underwriters. In addition,  the Selling Stockholders have entered into customary “lock-up”  agreements in favor of the Underwriters pursuant to which such persons and entities (other than Brill Securities Inc.) shall agree, for a period of  nine months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriters’ prior written consent.  The aforementioned restriction on Brill Securities Inc. shall be for a period of six months after the Offering.

We have been advised by our Underwriters, that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the Common Stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

We have engaged the Underwriters to conduct this Offering on a “best efforts" basis. Because the Offering is on a “best efforts” basis, the Underwriters are not required to sell any specific number or dollar amount of Units and are not obligated to purchase any Unit if any such Unit is not sold to the public. We have agreed to indemnify our Underwriters against certain civil liabilities. None of our officers, directors or affiliates may purchase Units in this Offering. Unless sooner withdrawn or canceled by either us or the Underwriters, the Offering will continue until the earlier of (i) a date mutually acceptable to us and the Underwriters and (ii) February 14, 2011 (either the “Offering Termination Date”). This Offering is not subject to the sale of a minimum number of Units. To the extent that we sell significantly less than the total number of Units that we are offering through this prospectus, you may be one of only a small number of investors in this Offering and a substantial percentage of the Offering proceeds may be used to pay for the Offering expenses, and not for our general corporate purposes. Furthermore, because there is no minimum offering amount required as a condition to closing in this Offering, the actual public offering amount, Underwriters’ fee and net proceeds to us, if any, in this Offering are not presently determinable and may be substantially less than Offering amounts set forth in this prospectus. The Underwriters have the right to reject any order in whole or in part. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. On the closing date, we will issue Units to the investors and Underwriters’ Warrants to the Underwriters to purchase up to 125,000 Units in the aggregate (representing 10% of the total Units sold in the Offering). The Company and the Underwriters reserves the right to have multiple closings until the earlier of the total amount of Units have been sold and the Offering Termination Date.  For purposes of the Offering, references to “Closing Date” shall refer to the initial closing and any additional closings. Interested investors must pay in full for all Units such interested investor will purchase at the time of investment. Payment for the Units may be made by wire transfer to the relevant Underwriter no less than four (4) business days before the closing date.

Pursuant to that certain Underwriting Agreement by and between the Underwriters and us (the “Underwriting Agreement”) and the agreement amongst the Underwriters and such other underwriters as may participate in the Offering, the obligations of each Underwriter to solicit offers to purchase the Units and of interested investors solicited by each Underwriter to purchase the Units are subject to approval of certain legal matters by counsel to each Underwriter. The Underwriters’ ability to complete this “best efforts” transaction is dependent upon the existence of stable U.S. trading markets. As such, the Underwriters’ obligations under the Underwriting Agreement are also subject to various conditions which are customary in transactions of this type, including that, as of the closing of the Offering, there shall not have occurred (i) a suspension or material limitation in trading in securities or the publication of quotations on the NASDAQ Capital Market or AMEX; (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the Underwriters’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the Offering with respect to interested investors solicited by the Underwriters on the terms and conditions contemplated herein.

We have agreed to indemnify each Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments either Underwriter may be required to make in respect of those liabilities.

Each Underwriter is offering the Units, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officers’ certificates and legal opinions. Each Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the Underwriters; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the Underwriters to believe that our business or the U.S. securities markets will be materially adversely affected. The Underwriters’ discretion in this regard is broad.

Each Underwriter intends to offer the Units to its retail customers only in states in which we are permitted to offer the Units. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market or AMEX are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s or AMEX’s  listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the Offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet the NASDAQ Capital Market’s or AMEX’s listing requirements.

In connection with this Offering, each Underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this Offering.

Pricing of Securities

Each Underwriter has advised us that it proposes to offer the Units directly to the public at the public Offering price set forth on the cover page of this prospectus.  This price should not be considered an indication of the actual value of the Units and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “AKRK.OB”. On January 24, 2011, the last reported sales price of our Common Stock was $.40 before giving effect to the Reverse Split to be effected concurrently to the effectiveness of the registration statement of which this prospectus is a part. The public Offering price for the Units was determined by negotiation between us and the Underwriters. The principal factors considered in determining the public Offering price of the shares included:

•	the information in this prospectus and otherwise available to the Underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the valuation of our Company based on, among other factors, the offering prices of our recent private Offerings;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this Offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this Offering.

We cannot be sure that the public Offering price will correspond to the price at which our shares will trade in the public market following this Offering or that an active trading market for our shares will develop and continue after this Offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public Offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Commissions and Discounts

Underwriters

Each Underwriter has advised us that it proposes to offer the Common Stock to the public at the initial public Offering price on the cover page of this prospectus. The following table shows the public Offering price, Underwriters’ fee to be paid by us to the Underwriters and the proceeds, before expenses, to us.

	Per Common share	Units Offering
Assumed public Offering price	$6.50	$8,125,000
Placement discount	$.585	$731,250
Proceeds to us, before expenses	$5.915	$7,393,750

We expect our total cash expenses for this Offering to be approximately $507,700, exclusive of the above commissions but inclusive of paying the Underwriters a non-accountable expense allowance of 2% of the amount of the Offering, or $162,500 ( exclusive of shares registered under Rule 462(b)).  The Offering will terminate upon the earlier of: (i) a date mutually acceptable to us and the Underwriters, and (ii) February 14, 2011. On the closing date, we will issue Units to the investors and Underwriters’ Warrants to our Underwriters.

Underwriters' Warrants

On the closing date, we will be obligated to issue Underwriters’ Warrants to the Underwriters for a nominal amount, which entitles the holder to purchase up to 125,000 Units (representing 10% of the total Units sold) at a price of $.01 per Unit.  At the closing of this Offering, we will issue the Underwriters’ Warrants.  The Underwriters’ Warrants will be exercisable, in whole or in part, for a period of five years, commencing on the date, which is six months after the closing date. The Underwriters have been granted certain registration rights with respect to such Underwriters’ Warrants and the underlying Common Stock.  See "Underwriting."

LEGAL MATTERS

The validity of the Common Stock, the Units and the Warrants offered by this prospectus will be passed upon for us by McLaughlin & Stern LLP, New York, NY. The law firm of JSBarkats, PLLC, is acting as counsel for the Underwriters.

EXPERTS

The consolidated financial statements of ASIA CORK, INC. for the years ended December 31, 2009 and 2008have been audited by MS Group CPA LLC Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the Units in this Offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ASIA CORK, INC. AND SUBSIDIARIES
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and stockholders of
Asia Cork Inc.

We have audited the accompanying consolidated balance sheets of Asia Cork Inc. and its subsidiaries (“the Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asia Cork Inc. and its subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ MS Group CPA LLC

MS Group CPA LLC

Edison, New Jersey
March 19, 2010

ASIA CORK INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	As of December 31,
	2009	2008
Assets:
Current Assets
Cash and equivalents	$49,949	$23,605
Accounts receivable, net of allowance for doubtful accounts of $269,259 and $23,787, respectively	5,176,239	4,956,005
Inventories	5,971,339	2,756,011
Advance to suppliers	2,468,733	2,562,357
Loan to unrelated party	29,295	1,465,738
Deferred income taxes assets	3,064	7,757
Prepayments and other current assets	130,065	34,718
Total Current Assets	13,828,684	11,806,191

Property and Equipment - Net	5,317,088	4,813,629
Deposit for Purchase of Fixed Assets	2,021,380	2,022,719
Deposit for Acquisition	1,362,234	1,465,738
Non-Refundable Deposit for Purchase of Land Use Right	1,464,768	-
Investment - At Cost	2,050,675	2,052,034
Intangible Assets- Net	165,647	171,178
Deferred Income Taxes Assets	54,591	16,586
Total Assets	26,265,067	22,348,075

Liabilities and Equity:
Liabilities :
Current Liabilities
Accounts payable and accrued expenses	1,532,469	1,395,366
Loan payable	215,321	439,722
Convertible note, net	700,000	574,276
Customer deposits	10,112	10,118
Taxes payable	534,393	275,224
Due to stockholder/officer	177,582	177,699
Other current liabilities	22,528	33,027
Total Current Liabilities	3,192,405	2,905 ,432
Total Liabilities	3,192,405	2,905,432

Equity:
Asia Cork Inc. Stockholders' Equity:
Series A preferred stock, $0.0001 par value, 5,000,000 shares authorized, zero shares issued and outstanding, respectively.	-	-
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 35,663,850 issued and outstanding	3,566	3,566
Additional paid-in capital	4,485,446	4,485,446
Additional paid-in capital-stock warrant	279,386	279,386
Reserve funds	2,808,865	2,236,716
Retained earnings	10,740,044	7,966,783
Accumulated other comprehensive income	2,657,741	2,668,724
Total Asia Cork Inc. Stockholders' Equity	20,975,048	17,640,621
Noncontrolling Interest	2,09 7,614	1,802,022
Total Equity	23,072,662	19,442,643
Total Liabilities and Equity	$26,265,067	$22,348,075

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	For The Years Ended December
	2009	2008

Revenues	$24,393,625	$21,378,041
Cost of Goods Sold	16,005,148	13,937,361
Gross Profit	8,388,477	7,440,680

Operating Expenses
Selling expenses	2,869,612	2,701,225
Bad debt expenses	245,341	10,539
Research & development costs	182,987	-
General and administrative expenses	589,130	759,227
Loss on disposal of fixed assets	-	159,364
Total Operating Expenses	3,887,070	3,630,355

Income From Operations	4,501,407	3,810,325

Other Income (Expenses or Loss)
Interest expenses, net	(303,882)	(275,105)
Other income , net	136,016	74,091
Total Other Expenses or Loss	(167,866)	(201,014)

Income from Continuing Operations Before Taxes	4,333,541	3,609,311
Provision for Income Taxes	692,539	597,453

Net Income Before Noncontrolling Interest	3,641,002	3,011,858

Less: Net income attributable to the noncontrolling interest	295,592	279,704

Net Income Attributable to Asia Cork Inc.	$3,345,410	$2,732,154

Earnings Per Share:
- Basic	$0.09	$0.08
- Diluted:	$0.09	$0.08

Weighted Common Shares Outstanding

- Basic	35,663,850	35,514,406
- Diluted:	38,734,025	36,469,571

See notes to consolidated financial statements.

ASIA CORK INC. AND SI BSIDIDARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	For The Years Ended December 31,
	2009	2008
Net Income Before Noncontrolling Interest	$3,641,002	$3,011,858
Other Comprehensive (Loss) Income:
Foreign Currency Translation (Loss) Income	(10,983)	1,103,758
Comprehensive Income	3,630,019	4,115,616

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Asia Cork Inc. Stockholders' Equity
	Common Stock
	No. of Shares	Amount	Additional Paid- in Capital	Additional in Capital Stock Warrant	Reserve Funds	Retained Earnings / (Accumulated Deficit)	Other Comprehensive Income (Expense)	Noncontrolling Interest	Total

Balance, December 31, 2007	35,413,850	$3,541	$4,396,772	$-	$1,741,715	$5,729,630	$1,564,966	$1,522,318	$14,958,942
Patent rights donated by chairman	-	-	4,199	-	-	-	-	-	4,199
Issued convertible note with stock warrant in June, 2008	-	-	-	279,386	-	-	-	-	279,386
Issued new Common Stocks on July 31, 2008 for service received	150,000	15	43,485	-	-	-	-	-	43,500
Issued new Common Stocks on August 14, 2008 for service received	100,000	10	40,990	-	-	-	-	-	41,000
Net income for year ended December 31, 2008	-	-	-	-	-	2,732,154	-	279,704	3,011,858
Appropriation of reserve funds	-	-	-	-	495,001	(495,001)	-	-	-
Foreign currency translation gain	-	-	-	-	-	-	1,103,758	-	1,103,758

Balance, December 31, 2008	35,663,850	$3,566	$4,485,446	$279,386	$2,236,716	$7,966,783	$2,668,724	$1,802,022	$19,442,643
Net income for year ended December 31, 2009	-	-	-	-	-	3,345,410	-	295,592	3,641,002
Appropriation of reserve funds	-	-	-	-	572,149	(572,149)	-	-	-
Foreign currency translation loss	-	-	-	-	-	-	(10,983)	-	(10,983)

Balance, December 31, 2009	35,663,850	$3,566	$4,485,446	$279,386	$2,808,865	$10,740,044	$2,657,741	$2,097,614	$23,072,662

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	For The Years Ended December 31,
	2009	2008
Cash Flows From Operating Activities
Net Income	$3,345,410	$2,732,154
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities
Depreciation and amortization	310,067	286,352
Bad debt adjustment	245,341	10,539
Issued Common Stock to pay legal fees	-	43,500
Net income attributable to noncontrolling interest	295,592	279,704
Losses on disposal of fixed assets	-	159,364
Deferred income taxes benefit	(33,308)	(23,905)
Consulting fee adjusted from deferred	19,680	21,320
Interest expenses for discount on convertible note	130,649	153,662
Changes in operating assets and liabilities:
Accounts receivable	(469,314)	(2,215,522)
Inventories	(3,219,284)	(1,657,504)
Advance to suppliers	91,988	(21,350)
Prepayments and other current assets	(115,113)	3,320
Accounts payable and accrued expenses	138,118	348,540
Customer deposits	-	10,118
Taxes payable	259,523	(510,352)
Other current liabilities	(10,484)	15,851
Net Cash Provided by (Used in) Operating Activities	988,865	(364,209)
Cash Flows From Investing Activities
Proceeds from withdraw deposit for purchase of intangible assets	-	1,370,877
Proceeds from withdraw deposit for acquisition	102,602	-
Payment for purchase of equipment	(811,481)	(589)
Payment for unrelated party	(29,314)	(1,465,738)
Payment for construction in progress	-	(207,282)
Net Cash Used in Investing Activities	(738,193)	(302,732)
Cash Flows From Financing Activities
Proceeds from the loan	215,321	439,722
Repayment to the loan	(439,430)	(571,638)
Proceeds from convertible note	-	700,000
Net Cash (Used in) Provided by Financing Activities	(224,109)	568,084
Net Increase (Decrease) in Cash and Equivalents	26,563	(98,857)
Effect of Exchange Rate Changes on Cash	(219)	(244,934)
Cash and Equivalents at Beginning of Period	23,605	367,396
Cash and Equivalents at End of Period	$49,949	$23,605
SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for Interest	$27,848	$52,418
Cash paid for Income taxes	$427,308	$794,835
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Construction in process transferred out to property	$-	$3,385,406
Shareholder donated intangible assets into the Company without payment	$-	$4,199
Issued Common Stock for legal fees and part of consulting fees	$-	$84,500

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

Asia Cork Inc. (f/k/a Hankersen International Corp.) (the "Company") was incorporated on August 1, 1996, under the laws of the State of Delaware. Until August 2005, the Company had no operations and the sole purpose of the Company was to locate and consummate a merger or acquisition with a private entity.

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc., was merged into its parent, the Company, in order to change the name of the Company, after approval by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving Company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s Common Stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB

In August 2005, the Company, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. The Company acquired Hanxin International in exchange for shares of Common Stock and shares of the Series A Preferred Stock of the Company. The capitalizations are described in further detail in Note 18 to the accompanying consolidated financial statements.

Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International will own 95% of the outstanding shares of the Company's Common Stock. As a result of the ownership interests of the former shareholders of Hanxin International, for financial statement reporting purposes, the merger was treated as a reverse acquisition, with Hanxin International deemed the accounting acquirer and Kushi deemed the accounting acquiree. Historical information of the surviving Company is that of Hanxin International.

Hanxin International has no other business activities but owns 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (“PRC”) corporations. Most of the Company’s activities are conducted through Hanxin.

During the year ended December 31, 2005,  Hanxin acquired 75% equity interest of Cork Import and Export Co. Ltd. (“Cork I&E”), a PRC corporation engages in cork trading businesses.

Hanxin is engaged in developing, manufacturing and marketing of cork wood floor, wall and decorating materials. Its products are sold to customers in China and oversea customers in India, the United States of America, Germany and Japan through the distributors or agents.

2.    BASIS OF PRESENTATION

Principle of consolidation
The accompanying consolidated financial statements present the financial position, results of operations and cash flows of the Company and all entities in which the Company has a controlling voting interest. The consolidated financial statements also include the accounts of any variable interest entities in which the Company is considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements include the financial statements of Asia Cork Inc. and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of some of the Company’s subsidiaries, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with foreign investment in the PRC (“PRC GAAP”). Necessary adjustments were made to the Subsidiary’s statutory accounts to conform to US GAAP to be included in these consolidated financial statements.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition
In accordance with the ASC Topic 605, “ Revenue Recognition” , the Company's revenues from the sale of products are recognized when reception and inspection of goods are finalized by clients. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading from the trucking Company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of its products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases.

Rental income recognition
Rental income from operating leases related to our entertainment facility and the newly constructed student dormitory is recognized on a straight-line basis over the lease period. The Company recognized $263,501 and $250,447 rental income for the years ended December 31, 2009 and 2008, respectively.

Cost of revenue
Cost of revenue consists of purchase cost of raw materials, packaging materials, direct labor, depreciation and manufacturing overheads, which are directly attributable to the manufacture of processed cork products.

Advertising costs
Advertising costs are booked as expenses as incurred. The Company incurred $0 and $1,539 for the years ended December 31, 2009 and 2008, respectively.

Shipping and handling costs
Shipping and handling costs which associated with the purchase of products from vendors are classified as cost of sales and recognized when the related sale is recognized. The Company incurred $0 and $524 for the years ended December 31, 2009 and 2008, respectively.

Research and development costs
Research and development costs are charged to operations when incurred and are included in operating expenses.  Research and development are expensed when incurred in the development of new products or processes including significant improvements and refinements of existing products. Such costs mainly relate to labor and material cost. The amounts charged in 2009 and 2008 were $182,987 and $0 respectively.

Cash and equivalents
The Company considers all highly liquid temporary cash investments with an original maturity date of three months or less from when purchased, to be cash equivalents.

Inventories
The Company values inventories, consisting of finished goods, work in progress, raw materials, packaging material, and other, at the lower of cost or market. Cost is determined on the weighted average cost method.

Advances to suppliers
In order to make sure bark suppliers had enough fund to collect barks from the workers in the mountain, the Company usually advances the payment to bark suppliers during the seasons.  Advances to suppliers are recognized and payment based on the signed agreement with the suppliers.  The advances to suppliers are reversed when the Company received raw materials from the suppliers.  Nearly none of the advances were outstanding for more than six months.  Based upon the historical records, the Company did not incur any losses for the advances to suppliers.  Hereby the Company had not recorded the allowance for advances to suppliers for the years ended December 31, 2009 and 2008.  The amounts of advances were $2,468,733 and $2,562,357 as of December 31, 2009 and 2008.

Property and equipment
Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s Consolidated Statements of Operations.

Impairment of long-lived assets
The Company evaluates the recoverability of its other long-lived assets, including amortizing intangible assets, if circumstances indicate impairment may have occurred pursuant to ASC 360-10-5, “ Impairment or Disposal of Long-Lived Assets ” . This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operation.

Intangible assets
With the adoption of ASC 740, intangible assets with a definite life are amortized on a straight-line basis. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. Costs related to internally develop intangible assets are expensed as incurred.

Comprehensive income (loss)
ASC 220, “ Reporting Comprehensive Income ”, established standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. ASC 220 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Concentration of credit risk
The Company's financial instruments consist primarily of cash, which is invested in money market accounts, accounts receivable. The Company considers the book value of these instruments to be indicative of their respective fair value. The Company places its temporary cash investments with high credit quality institutions to limit its exposure. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in their respective areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash and equivalents, accounts receivable, inventories, advances to suppliers, prepayments and other current assets, accounts payable, accrued expenses, loan payable, taxes payable, and other current liabilities approximate fair value based on the short-term maturity of these instruments. The Company's loans payable approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangements on December 31, 2009.

Contribution to retirement
Contributions to retirement plans, which are defined contribution plans, are charged to general and administrative expenses in the accompanying consolidated statements of operation as the related employee service is provided.

Income taxes
The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows ASC 740 - Accounting for “ Income Taxes ”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign currency translation
The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

Basic and diluted net income per share
The Company accounts for net income per common share in accordance with ASC 260, “Earnings per Share” (“EPS”).  ASC 260 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of Common Stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based on the assumption that all dilutive convertible shares and stock options were converted or exercised into Common Stock.

Stock-based compensation
The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s Common Stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

Segment reporting
ASC Topic 280,  “ Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2009 and 2008, the Company operates and manages its business as a single operating segment.

New accounting pronouncements
In November 2009, the FASB issued ASU 2009-16, “ Transfers and Servicing (Topic 860) –  Accounting for Transfers of Financial Assets ,” which requires more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transfer of financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. The provisions are effective January 1, 2010, for a calendar year-end entity, with early application not being permitted. Adoption of these provisions is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “ Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force) ” which amends ASC 605-25, “ Revenue Recognition: Multiple-Element Arrangements .” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its consolidated financial statements.

In September 2009, the FASB issued certain amendments as codified in ASC 605-25, “ Revenue Recognition; Multiple-Element Arrangements .” These amendments provide clarification on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. An entity is required to allocate revenue in an arrangement using estimated selling prices of deliverables in the absence of vendor-specific objective evidence or third-party evidence of selling price. These amendments also eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The amendments significantly expand the disclosure requirements for multiple-deliverable revenue arrangements. These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company is currently evaluating the impact of these amendments to its consolidated financial statements.

In August 2009, the FASB issued an update of ASC Topic 820, “ Measuring Liabilities at Fair Value ”. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed techniques. The Company adopted the new guidance in the third quarter of 2009 and it did not materially affect the Company’s financial position and results of operations.

In June 2009, the FASB issued ASC 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC 105, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of ASC 105 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 810, “ Amendments to FASB Interpretation No.  46(R)” , which improves financial reporting by enterprises involved with variable interest entities. ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of ASC 810 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2009, the FASB issued ASC 855, “ Subsequent Events ”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of ASC 855 to interim or annual financial periods ending after June 15, 2009. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial position.

4.    ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company generally provides its major customers with short term credit pursuant to which the customers are required to make payment between three months and six months after delivery, depending on the customer’s payment history. During the fourth quarter of 2008, due to adverse market conditions for home and commercial renovation and decoration, the Company’s accounts receivable as of December 31, 2008 were $4,979,792, and which included accounts receivable outstanding in excess of six months of $1,551,836 (equivalent to RMB 10,587,400). Commencing in April 2009, not only adverse market conditions were eliminated gradually, but also the management of the Company enhanced actively to collect in accounts receivable. As a result, most of accounts receivable balances at December 31, 2008 were collected during the third quarter of 2009. In year 2009 the total revenues resulted from a combination of increased orders by existing and new clients as the Company continued to successfully increase sales to customers and expand customer base, the Company’s accounts receivable balance increased during 2009.  As of December 31, 2009 the accounts receivable balance was $5,445,498 (equivalent to RMB37,176,525).

The accounts receivable amounts included in the consolidated balance sheets for the years ended December 31, 2009 and 2008 were as follows:

	As of December 31,
	2009	2008
Shaanxi Shuta Cork Products Co., Ltd	$478,940	$749,548
Distributors who had owed the Company more than USD146,477 (equivalent to RMB1 million)	1,951,810	1,864,437
Distributors or Customers who had owed the Company equal or less than USD146,477 (equivalent to RMB1 million)	3,014,748	2,365,807
Sub-total	5,445,498	4,979,792
Less: Allowance for doubtful accounts	269,259	23,787
Accounts receivable, net	$5,176,239	$4,956,005

The total amounts sold to the customers (who had balance of accounts receivable of the Company more than $146,477 (equivalent to RMB1 million) as of December 31, 2009 and 2008) were $4,304,770 and $3,729,110 for the years ended December 31, 2009 and 2008, respectively. The ratios sold to the major customers were represented 17.6% and 17.4% of total sales in the years ended December 31, 2009 and 2008. Since the total revenues generated from more customers, none of the Company’s customers accounted for more than 10% of total sales for the years end December 31, 2009 and 2008, respectively.

The following is a summary of the status of allowance for doubtful accounts as of December 31, 2009and 2008

Period	Amount	Period	Amount
As of March 31, 2009	$22,940	As of March 31, 2008	$13,057
As of June 30, 2009	28,290	As of June 30, 2008	15,571
As of September 30, 2009	277,100	As of September 30, 2008	22,429
As of December 31,2009	269,259	As of December 31,2008	23,787

The Company uses the allowance method to estimate the uncollectible portion of its account receivables. Based on the percentage of outstanding receivable approach, the Company should recorded bad debt expense in the debit and the related credit to the allowance account at closing day. The Company’s subsidiary, Hanxin maintains a reserve for uncollectible accounts of 0.5% of accounts receivable. During the third quarter of 2009, the Company increased the amount of its reserve from 0.5% to 5.0% of accounts receivable due to a high level of increasing accounts receivable from its major customer as a result of the increase in sales to both existing and new customers. Consequently, the Company recognized more allowance for doubtful accounts from September 30, 2009 to December 31, 2009, respectively.

Accounts receivable aging as of December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008
Less than 90 days	$3,778,740	$1,185,856
91days-180days	1,606,436	2,242,100
181days-365days	-	1,310,794
More than 365days	60,322	241,042
Total	$5,445,498	$4,979,792

The Company’s accounts receivable with ages of less than 91 days represented 69% and 24% of the total receivables as of December 31, 2009 and 2008, respectively.

Accounts receivable turnover for the year ended December 31, 2009 and 2008 consisted of the following:

	For the Years Ended December 31,
	2009	2008
Accounts receivable turnover	1.85	1.16

Since there were significantly increased credit sales in year 2009 as compared to year 2008, and the increased credit sales amount were significantly greater than the average accounts receivable increased amount in year 2009 as compared to year 2008. As a result, the accounts receivable turnover in year 2009 was greater than the turnover in year 2008.

5. INVENTORIES
 The barks and wood particles are most raw materials to manufacture cork planks. The wood particles consisted of grinded barks.  During the course of manufacture, the Company made use of reproducible oak barks. Since the growth cycle of oak barks takes long periods of time, the Company generally purchased significant barks and wood particles in order to ensure productions. Moreover, the barks usually were picked in autumn.  In order to have sufficient raw materials used in manufacture for the coming year, the Company purchased enormous amount of barks and wood particles as of December 31, 2009.

On October 15, 2009, in order to expand annual output, the Company entered into an agreement to cooperating with Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”) to build another production line for manufacturing the cork floor planks located in Sichuan province.  Pursuant to the agreement, the Company provided a set of production equipment, and Sichuan Hanxin agreed to provide the workshop and supplementary equipments.  Also the Company shall prepay raw materials payment and provide secondary raw materials to Sichuan Hanxin. Nevertheless, Sichuan Hanxin shall be responsible for the production of cork floor products in accordance with the quality specifications and standards set by the Company. According to the agreement, we have exclusive right to sell the cork floor products produced from this production line.  As a result, in order to perform the agreement, the Company purchased huge secondary raw materials as of December 31, 2009.

Inventories on December 31, 2009 and 2008 consisted of the following:

	As of December 31,2009
	2009	2008
Raw materials
Tree skins	$2,026,925	$1,361,452
Wood Particles	1,097,599	520,075
Secondary raw materials	1,639,893	-
Other raw materials	29,188	191,974
Subtotal	4,793,605	2,073,501
Work in progress	202,495	210,526
Finished goods	961,765	427,459
Packaging and other	13,474	44,525
Total	$5,971,339	$2,756,011

Inventories turnover for the years ended December 31, 2009 and 2008 consisted of the following:

	For the Year Ended December 31,
	2009	2008
Inventory turnover	3.53	7.13

In order to ensure productions in the coming year, significant raw materials inventories were increased as of December 31, 2009 as compared to year 2008 and the total cost of goods sold increased amount was significantly less than the average inventories increased amount in year 2009 as compared to year 2008.  As a result, the inventory turnover figure for the year ended December 31, 2009 was less than the amount in the same period of 2008.

6.    ADVANCE TO SUPPLIERS

The supply of cork raw material is our basis of production. Since the growth cycle of tree skins used in manufacturing need sufficient growth. In order to acquire sufficient tree skins and ensure production in the future, the Company generally signs purchase agreements with some unrelated parties at the beginning of every year.  Pursuant to the agreements, the Company is required to pay its suppliers in advance. As of December 31, 2009, nearly none of these advances were outstanding more than six months.  The Company did not incur losses in connection with advances to suppliers as of December 31, 2009.  As such, the Company had not recorded the allowance for advances to supplier for the year ended December 31, 2009, and the net amount of advances to suppliers was $2,468,733 and $2,562,357 as of December 31, 2009 and 2008 respectively.

7.    LOAN TO UNRELATED PARTY

In September 2009 the Company made a loan to Xian Tianlun Bath Co., Ltd (“Xian Tianlun”) in the amount of RMB 0.2 million (equivalent to $29,295) for the period from September 27, 2009 to September 26, 2010 with an interest rate of 7% per year. As of December 31, 2009, the Company loaned RMB0.2 million (equivalent to $29,295) to Xian Tianlun. Xian Tianlun is an unrelated third party to the Company, and the loan was unsecured.

8.    PROPERTY AND EQUIPMENT - NET

As of December 31, 2009 and 2008, property and equipment consisted of the following:

		As of December 31,
	Estimated Life	2009	2008
Building and improvements	27-35	$2,471,084	$2,472,721
Constructed student dormitory	30	2,420,620	2,422,224
Manufacturing equipments	1-8	1,624,987	838,766
Office furniture and equipments	5	31,120	31,141
Vehicles	2-8	12,518	12,527
Machinery improvements	3	80,563	80,616
Subtotal		6,640,892	5,857,995
Less: Accumulated depreciation		1,323,804	1,044,366
Total		$5,317,088	$4,813,629

For the years ended December 31, 2009 and 2008, depreciation expenses amounted to $304,653 and $281,185, respectively. Loss on disposal of fixed assets for the years ended December 31, 2009 and 2008 were $0 and $159,364, respectively.

As of December 31, 2009 and 2008, operation related properties consisted of the following:

		As of December 31,
	Estimated Life	2009	2008
Buildings and improvements	30-35	$1,551,588	$1,552,616
Manufacturing equipments	1-8	1,598,728	787,768
Office furniture and equipments	5	31,120	31,141
Vehicle	8	12,518	12,527
Machinery improvements	3	80,563	80,615
Subtotal		3,274,517	2,464,667
Less: Accumulated depreciation		935,210	744,492
Total		$2,339,307	$1,720,175

For the years ended December 31, 2009 and 2008, depreciation expenses for operation related properties amounted to $191,096 and $209,176, respectively. Losses on disposal of operation related properties for the years ended December 31, 2009 and 2008 were $0 and $159,364, respectively.

As of December 31, 2009 and 2008, investment related properties consisted of the following:

		As of December 31,
Depreciation Properties:	Estimated Life	2009	2008
Buildings and improvements	28	$919,497	$920,106
Student dormitory	30	2,420,619	2,422,224
Machinery and equipments	5	26,259	50,998
Subtotal		3,366,375	3,393,328
Less: Accumulated depreciation		388,594	299,874
Total Investment depreciation properties		2,977,781	3,093,454

For the years ended December 31, 2009 and 2008, depreciation expenses for investment related properties amounted to $113,557 and $72,009, respectively.

On September 27, 2001, the Company purchased certain investment entertainment facilities called YuLerYuan Resort which included certain buildings, machinery, equipments, and the right to use a parcel of land of approximately 10,360.3 square meters for 40 years. The purchase price of the land use right is being amortized over the term of the right while other facilities is being depreciated over the estimated life of properties. The Company renovated the space and built an additional student dormitory in 2007. The constructions were completed in June 2008. Although the construction had been completed, Hanxin did not acquire the occupation certificates and ownership certificates with respect to the dormitory. The Company built a student dormitory in YuLerYuan Resort in 2007. The construction was completed in June 2008. Although the construction had been completed, as of June 30, 2010, Hanxin had not acquired the occupation certificates and ownership certificates with respect to the dormitory. Since the process for obtaining these certificates in self-constructed building is more complicated than obtaining a certificate for pre-existing structures in PR China , it has taken the Company longer to process the application. In order to pass the inspection from the authorities, the Company spent additional funds to install fire-fighting equipment in the building during the second quarter of 2010. The installation of fire fighting equipments was not completed until the ended of July 2010.
Hanxin expects to receive these certificates by the third quarter of 2010. However, there is no assurance that the certificates will be received by then. The failure to obtain them will ultimately result in not being able to use the facilities for their intended purposes which may have a material adverse effect on our business. The YuLerYuan Resort including new student dormitory was leased for $21,958 (equivalent to RMB150,000) per month to the university nearby YuLerYuan Resort and this agreement was renewed on Mar. 1st, 2010, and was extended to Feb. 28th, 2011.

The amortization schedule for the land use right in YuLerYuan Resort shown in Note 13 “Intangible Asset – Net”

9.    DEPOSIT FOR PURCHASE OF FIXED ASSETS

Hanxin intended to purchase a factory’s fixed assets through an unrelated agent who handled the negotiations for the Company, and both parties signed the Entrust Purchase Agreement on November 10, 2005. Hanxin had paid deposits $2,021,380 (equivalent to RMB 13,800,000) to the agent as of December 31, 2009, and the same deposit was valued at $2,022,719 (equivalent to RMB 13,800,000) as of December 31, 2008. The agency agreement has no firm commitment on the purchase but it stated a maximum price of RMB 50,000,000 that the Company is willing to pay for the fixed assets. Due to the dissension within the factory’s creditors, the agent could not close this purchase agreement on time. As a result, Hanxin had a supplementary agreement with this agent on September 27, 2009. Pursuant to the terms of a supplementary agreement with this agent, the agreement was extended and as a result, Hanxin expects to fully collect the deposit which had paid to the agent if the purchase is not completed by June 30, 2010.  However, there is no assurance that the deposits will be returned to Hanxin by then.

10.  DEPOSIT FORACQUISITION

Hanxin intended to acquire Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”), one of its cork raw material providers located in Sichuan Province China, and signed a strategic cooperation agreement with Sichuan Hanxin on March 26, 2007. The purchase price of Sichuan Hanxin was not to exceed $2,925,536 (RMB20 million) based upon the agreement. As of December 31, 2009, Hanxin had paid a $1,362,234 (equivalent to RMB9.3 millions) deposit to Sichuan Hanxin.

On September 20, 2009, Hanxin entered into an agreement (“Agreement”) with the two shareholders of Sichuan Hanxin, Huadong Li and Xiaojun Wu. The Agreement grants Hanxin an option to acquire 100% of the shares of Sichuan Hanxin by September 20, 2010. The acquisition price shall be between 120% and 150% of the net asset value as shown in the audited financial statements as of December 31, 2009 of Sichuan Hanxin as determined by an audit firm Hanxin designates. The amount of the premium over the net asset value is subject to agreement by the parties, but cannot exceed 150%. Exercise of the option is subject to a satisfactory financing arrangement, due diligence and requisite corporate approvals. In the event that any of the closing conditions are not satisfied by September 20, 2010, the agreement will terminate except that the breaching party shall be liable to pay a penalty of RMB 10 million (equivalent to $1,464,768). According to the agreement, Hanxin shall pay 30% of the acquisition price within 10 days from the date of fulfillment of all closing conditions, 30% within 60 days from the fulfillment date, and 40% within 10 days from completing the transfer of all assets and shares of Sichuan Hanxin.  As of December 31, 2009, Hanxin had paid a deposit of $1,362,234 (equivalent to RMB9.3 millions) to Sichuan Hanxin.  Since the Company did not acquire any financing, and none of the closing conditions were satisfied as of September 20, 2010, the acquisition agreement between the Company and Sichuan Hanxin had been terminated. In addition, the Company purchased enormous amounts of cork floor products from Sichuan Hanxin since April 2010. It incurred a huge amount of costs due to Sichuan Hanxin.  As a result, after negotiation by both parties, the acquisition deposit of RMB9.3 million (equivalent to $1,362,234 ) had been fully offset the due debt  resulted from purchase cork floor products from Sichuan Hanxin.

11.  NON-REFUNDABLE DEPOSIT FOR PURCHASE OF LAND USE RIGHT

In order to ensure sufficient raw material production base in the future, the Company plans to purchase the right to use a parcel of land of planting oak from Shaanxi Shuta Cork Products Co., Ltd (“Shuta”)  in the Baoji district Shaanxi Province of the PRC in 2007 (oak leather used to produce the Company's main raw material).  The Company prepaid in amounts of RMB10 million (equivalent to $1,464,768) to Shuta. However, the Company terminated the agreement with Shuta in August, 2008. Despite the deposit in amounts of RMB10 million had been fully refunded back to the Company in August and September 2008.  However, due to affect adversely financial crisis all over the world during the fourth quarter of 2008, the Company’s financing plans were failed during the fourth quarter of 2008 and first quarter of 2009, and the Company was regretted to terminate the land use right purchase deal from Shuta. In year 2008, based upon Hanxin’s sale and manufacturing strategies Shaanxi Shuta opened cork retail chain stores exclusively selling Hanxin’s products but Hanxin could not achieve its 500,000 square meters floor and board production plan in year 2008 and had delayed many purchase orders from Shaanxi Shuta; thus Shaanxi Shuta had to readjust its year 2008 sales strategies and incurred heavy losses. In order to avoid losing a very important distribution channel and to assist Shaanxi Shuta to recover from this situation, Hanxin had loaned RMB10 million (equivalent to $1,464,768) to the Shaanxi Shuta for one year term starting from October 27, 2008.  This loan is non-interest bearing and unsecured. One day subsequent to the due date of the loan, October 28, 2009, Hanxin signed another loan agreement with Shaanxi Shuta and loaned the same amount of RMB10 million to Shaanxi Shuta again for the term from October 27, 2009 to October 27, 2011. This loan is also non-interest bearing and unsecured.

Hanxin would like to purchase the land use right in Baoji District Shaanxi Providence from Shaanxi Shuta as soon as its financing situation allowable, since the price of the land use right is going up, and Hanxin do need a parcel of land use right to plan the Portugal type of cork trees to secure its cork materials in the future. Therefore, on October 20, 2009, Hanxin signed a forgiveness memo with Shaanxi Shuta to express its sincerity to acquire 7,000 Mu (equal to 4,669,000 square meters) land use right located in Baoji District Shaanxi Providence from Shaanxi Shuta within two years starting from October 20, 2009. In consider of the expenditure of Shaanxi Shuta in acquired the land use right for Hanxin, Hanxin agree to purchase this land use right within two years in the same amount of RMB37.8 million listed in prior agreement in 2008. In the event that Hanxin does not purchase the land by October 20, 2011, Hanxin will be liable to pay Shaanxi Shuta all upfront operation costs approximately RMB10 million (equivalent to $1,464,768) that Shaanxi Shuta had paid to acquire the land use right from the Baoji District government. The parties anticipate that should Hanxin does not purchase the land by October 20, 2011, Shaanxi Shuta will not repay the RMB10 million loan pursuant to Loan Agreement dated October 28, 2009 and the parties will have no further obligation to each other regarding the loan or the land purchase. Therefore, the Company reclassified all of these loan amounts as Non-Refundable deposits for purchase of land use right commencing as of October 20, 2009.

Even though Shaanxi Shuta is one of major customers of Hanxin in years ended December 31, 2009 and 2008, but the total amounts sold to Shaanxi Shuta in year 2009 and 2008 were only represented 2.63% and 3.30% of total sales of Hanxin, one of the Company’s subsidiaries in China, in the years ended December 31, 2009 and 2008, respectively. Also, Shaanxi Shuta does not have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Furthermore, Shaanxi Shuta is not subject to common control or common significant influence. Accordingly, Shaanxi Shuta is not deemed a related party of the Company for the years ended December 31, 2009 and 2008.

12.	INVESTMENT – AT COST

On June 28, 2005, the Company purchased a 12% equity interest of Shaanxi DeRong Technology Information Development Co. Ltd. (“DeRong”), a PRC corporation, for $2,050,675 (equivalent to RMB 14,000,000). DeRong owns a cork tree forest plantation in China. The investment is stated at cost.

13.	INTANGIBLE ASSETS

On September 27, 2001, the Company purchased the right to use a parcel of land for 40 years in YuLerYuan Resort. The purchase price is being amortized over the term of the use right. In addition, during the quarter ended June 30, 2008, the Company acquired ownership of three patent rights from its major stockholder and Chairman, Mr. Fang She Zhang, at no cost. These three patent rights are used as part of a vital technique for the production of the Company’s products. The application and filing costs of these three patent rights were $4,199 (equivalent to RMB28,800). as of June 30, 2008. On December 31, 2009 and 2008, intangible assets, less accumulated amortization consisted of the following:

	As of December 31,
	2009	2008
Intangible assets	$208,194	$208,332
Less: Accumulated amortization	42,547	37,154
Total	$165,647	$171,178

For the years ended December 31, 2009 and 2008, amortization expense amounted to $5,414 and $5,167, respectively.

As of December 31, 2009 and 2008, operation related intangible assets consisted of the following:

	As of December 31,
	2009	2008
Intangible assets	$4,219	$4,221
Less: Accumulated amortization	477	159
Total	$3,742	$4,062

For the years ended December 31, 2009 and 2008, amortization expenses for operation related intangible assets amounted to $318 and $159, respectively.

As of December 31, 2009 and 2008, investment related intangible assets consisted of the following:

		As of December 31,
Amortization Property:	Estimated Life	2009	2008
Land use right	40	203,975	204,110
Less: Accumulated amortization		42,070	36,994
Total amortization properties		161,905	167,116

For the years ended December 31, 2009 and 2008, amortization expenses for investment related intangible assets amounted to $5,096 and $5,008 respectively

The amortization expenses for the next five years are as follows:

For the Year Ending December 31,	Total Amount	Operation Related	Investment Related
2010	$5,414	$318	$5,096
2011	5,414	318	5,096
2012	5,414	318	5,096
2013	5,414	318	5,096
2014	5,414	318	5,096

14.	LOAN PAYABLE

Loans payable as of December 31, 2009 and 2008 consisted of the following:

Loan payable is comprised of the following:

	As of December 31,
	2009	2008
On November 30, 2007, the Company obtained a short-term loan RMB3.9 million (equivalent at that time to $534,642 ) from Xian Xitaoyuan Credit Bank by pledging the Company's building in YuLerYuan with bank, The loan interest is 8.37‰ per month. The Company had paid principal RMB3.9 million back to bank on June 30, 2008. On the same day, the Company borrowed RMB3 million (equivalent to $439,722 ) from the same bank with new interest rate 9.967‰ per month and new due date on June 30, 2009. This RMB3 million loan had been fully paid off on June 29, 2009.	$-	$439,722
Commencing from September 24, 2009, the Company borrowed certain short-term loans from Mr. Yang Liu, an unrelated party. These short-term loans were in amounts of RMB1.47 million (equivalent to $215,321) as of December 31, 2009. The interest rate of these loans is 7.4% per year, and all due on September 24, 2010.	215,321	-
Total Loan Payable	$215,321	$439,722

15.	CONVERTIBLE NOTE AND WARRANTS

On June 4 and June 12, 2008, the Company consummated an Offering of convertible promissory notes and Common Stock purchase warrants for aggregate gross proceeds of $700,000. The notes mature one (1) year from the date of issuance and bear interest at an annual rate of 18%, payable at maturity in USD. Upon the successful closing of an equity or convertible debt financing for a minimum of $2,000,000 ("Financing"), the promissory notes will be convertible into shares of Common Stock at a 50% discount to the price per share of Common Stock sold in the Financing. Since the Financing is not achieved within the one year term of the promissory notes, each investor has the option to be paid the principal and interest due under the promissory note or convert the note into shares of Common Stock at a conversion price of $0.228 per share.

The warrants are exercisable at any time after the consummation of the Financing through the fourth anniversary of the consummation of the Financing (the "Financing Expiration Date"). Each holder is entitled to purchase the number of shares of Common Stock equal to the initial principal amount of such investor's promissory note DIVIDED BY the lowest cash purchase price paid for the Company's Common Stock (or the conversion price or exercise price if the Financing consists of convertible securities or warrants, respectively) in the Financing (the "Financing Based Conversion Price") at an exercise price equal to the Financing Based Conversion Price. Since the Financing did not occur within 12 months of the issuance of the warrant, the warrant is exercisable from and after such date and through the fourth anniversary of the issuance date of the warrant. In such event, the holder is entitled to purchase the number of shares of Common Stock equal to 50% of the initial principal amount of the promissory note DIVIDED BY $0.228 at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant. The interest payable regarding the convertible notes has been accrued and recorded as of December 31, 2008. The different amount between the option price in declared date and warrant conversion price $0.228 time total entitled warrant shares had been charged directly to discount on convertible note, and the sum was add to additional paid-in capital-stock warrant in amount of $279,386 as of December 31, 2008.

Since the notes were not paid at maturity in June 2009, the annual interest rate payable since the maturity date increased to 24%. The interest payable regarding the convertible notes has been accrued and recorded as of December 31, 2009 and 2008. However, the extension of due date for notes is still under negotiation as of April 30, 2010, but there can be no assurance that the holders of the convertible notes will agree to extend the due date or the terms of such extension.

Since warrants issued with convertible note are basically long-term options to buy Common Stock at fixed price. The Company allocated the proceeds from the Offering of convertible promissory notes and Common Stock purchase warrants between the two securities, and recorded the convertible promissory notes and Common Stock purchase warrants by incremental method, The different amounts between the market price of Common Stock on the stock warrants grant date and warrant conversion price $0.228 for total entitled warrant shares had been carried on the balance sheet as a “discount on convertible note, and the sum also been carried on the balance sheet as an “additional paid-in capital-stock warrant” in amount of $279,386 as of December 31, 2009 and 2008, respectively.

If the investors exercise the warrants in the future, the Company will debit the total proceeds received and “Additional Paid-in Capital – Stock Warrant”, and credit the “Common Stock” and “Additional Paid-in Capital in Excess of Par”. However, if the investors fail to exercise the warrants in the future, the Company will write off them by debit “Additional Paid-in Capital –Stock Warrant” for 279,386, and credits “Additional Paid-In Capital from Expired Warrants” for a like amount.

The Company’s obligations under the promissory notes are secured by an aggregate of 7,630,814 shares of Common Stock pledged by Mr. Pengcheng Chen, the Company’s Chief Executive Officer, Mr. Fangshe Zhang, the Company’s Chairman (the “Escrow Shares”). In the event that subsequent to the issuance of the Convertible Notes, the value of the Escrow Shares is less than 150% of the outstanding principal amount of the promissory notes for 10 consecutive trading days, then the holder of the promissory notes shall have the right to give the Company notice (the “Investor Notice”) to deposit or cause to be deposited additional Escrow Shares such that the value of the Escrow Shares based upon the volume weighted average price per share for the 20 trading days preceding the date of the Investor Notice, is equal to 150% of the outstanding principal amount of the promissory notes. The Company agreed to deposit or cause to be deposited such additional Escrow Shares within 30 days of the date of the Investor Notice. To the extent the Escrow Shares are not sufficient to meet the threshold of 150% of the outstanding principal amount of the promissory notes within 30 days after the Investor Notice, the Company shall grant to investors a security interest on the Company’s tangible assets to the extent permitted under applicable law.

Net of convertible note as of December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008
Convertible note	$700,000	$700,000
Less: Discount on convertible note	-	125,724
Convertible note, net	$700,000	$574,276

16.	TAXES PAYABLE

The Company and its U. S. subsidiary will file consolidated Federal income tax and state franchise tax annual report individually. Its PRC subsidiaries file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company’s BVI subsidiary is exempt from income taxes.

Per PRC Income Tax Law, any new foreign owned corporation is exempt from income tax for the first two years of existence, and then receives a 50% exemption of income tax for the next three years if it is a non high-tech corporation or 15% tax rate for corporation qualified by State Science and Technology Commission as "High Tech Manufacturing Enterprise" located in State "High Tech Zone" approved by China State Council. Hanxin is qualified as a High Tech Manufacturing Enterprise. Based on this regulation, Hanxin was exempt from income tax in year 2003 and 2004 and its income has been subject to a 15% tax starting from January 1, 2005. CIE is not “High Tech Manufacturing Enterprise” approved by China State Council, thus its income is subject to 33% tax rate. Commencing from January, 2008, based on the new regulation in the PR, CIE’s income is subject to 25% tax rate.
 On December 31, 2009 and 2008, taxes payable consisted the following:

	As of December 31,
	2009	2008
Value-added taxes	$144,664	$177,287
Corporate income taxes provision	373,542	74,888
Local taxes and surcharges	12,973	13,491
Franchise taxes	3,214	9,558
Total	$534,393	$275,224

The deferred income taxes assets results from loss on disposition of fixed assets that are no deductible and bad debt allowance are deductible when the bad debt is incurred

The components of the provisions for income taxes were as follows:

	For Th e Years Ended December 31,
	2009	2008
Current taxes:
Current income taxes in P.R. China	$725,847	$621,358
Deferred taxes benefits	33,308	23,905
Total provision for income taxes	$692,539	$597,453

The following is a reconciliation of the statutory taxes rate to the effective taxes rate for the years ended December 31, 2009 and 2008:

	For the Years Ended December 31,
	2009	2008
U.S. statutory corporate income taxes rate	34%	34%
PRC taxes rate difference	(9)%	(9)%
Net effect of taxes exemption/non-taxable income/non-deductible expenses	(10)%	(8)%
Valuation allowance	1%	-
Effective taxes rate	16%	17%

The taxes effect of temporary differences that give rise to the Company’s deferred taxes assets as of December 31, 2009 and 2008 were as follows:

	As of December 31,
	2009	2008
Deferred income taxes assets :
Bad debt allowance	$40,389	$-
Losses on disposal of fixed assets	17,266	24,343
Total deferred income taxes assets	$57,655	$24,343

Reported as:
Current deferred income taxes assets	$3,064	$7,757
Long-term deferred income taxes assets	54,591	16,586
Net deferred income taxes assets	$57,655	$24,343

17.	DUE TO STOCKHOLDERS/OFFICERS

Amounts due to a stockholder/officer are unsecured, non-interest bearing and do not have a set repayment date. As of December 31, 2009 and 2008, the total net amounts due to the stockholder/officer were $177,582 and $177,699, respectively, which represented the net amounts lent by to the Company.

18.	STOCKHOLDERS EQUITY

On August 9, 2005, the Company acquired Hanxin International in exchange for (i) 24,000,000 shares of the Company’s Common Stock and (ii) 1,000 shares of the Company’s Series A Preferred Stock,

In November 2005, the Company filed and circulated to its shareholders the Information Statement which permitted the Company, among other things, to (i) amend its Certificate of Incorporation to increase its authorized shares of Common Stock to 200,000,000 shares; (ii) approve one for six reverse split as to all outstanding shares of Common Stock of the Company, effective as to holders of record of shares of Common Stock on December 9, 2005, (iii) approve a stock option, SAR and stock bonus plan for the directors, officers, employees and consultants of the Company. A certificate of amendment officially increasing the authorized shares of Common Stock and approving the reverse stock split was filed with the State of Delaware on December 13, 2005.

On September 1, 2006, the 1,000 shares Series A preferred stock were converted into 29,530,937 shares of the Company’s Common Stock. Subsequently, the Company issued additional 118,123 shares in October 2006 to reflect an under-issuance to a stockholder of the shares of Common Stock issued upon conversion of the preferred stock.

In May 2008, the board of directors of the Company authorized, and on July 31, 2008 the Company issued, 150,000 shares of the Company’s Common Stock to its attorney for services rendered. In June 2008, the board of directors of the Company authorized, and on August 14 2008 the Company issued, 100,000 shares of the Company’s Common Stock to HAWK Associates, Inc (“Hawk”), its investor relations firm for services rendered pursuant to the agreement. Accordingly the Company has 35,663,850 shares of issued and outstanding Common Stock as of December 31, 2008. Since there were no unregistered shares issued in year 2009, the total shares of issued outstanding were 35,663,850 as of December 31, 2009.

In June 2008, the Company was assigned ownership of three patent rights from its major shareholder, Mr. Fang She Zhang. These patents were assigned without any payment due to Mr. Zhang. The application and filing costs of these three patents was RMB28,800 (equivalent to $4,199). In connection therewith, the Company recorded $4,199 of intangible assets, and same amount of additional paid in capital as of December 31, 2008.

19.	BASIC AND DILUTED EARNING PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

The following table sets forth the computation of basic and diluted net income per share:

	For The Years Ended December 31,
	2009	2008
Basic:
Numerator:
Net income for basic calculation	$3,345,410	$2,732,154
Denominator:
Weighted average common shares	35,663,850	35,514,406
Denominator for basic calculation	35,663,850	35,514,406
Net income per share — basic	$0.09	$0.08

Diluted:
Numerator:
Net income for basic calculation	$3,345,410	$2,732,154
Effect of dilutive securities issued	271,906	218,541
Net income for diluted calculation	$3,617,316	$2,950,695
Denominator:
Denominator for basic calculation	35,663,850	35,514,406
Weighted average effect of dilutive securities:
Warrants	-	-
Convertible debt	3,070,175	955,165
Denominator for diluted calculation	38,734,025	36,469,571
Net income per share — diluted	$0.09	$0.08

20.	LEASE COMMITMENTS

The Company leases its office space, and production facilities and lands under operating lease agreements that are expiring on December 31, 2010 and October, 2047 respectively. The following is a schedule of future minimum rental land payments required under these operating leases as of December 31, 2009.

For The Year Ending December 31,	Amount
2010	$191,171
2011	70,309
2012	17,577
2013	17,577
2014	17,577
Thereafter	577,119
Total minimum rental payments required	$891,330

Rent and properties maintenance expenses amounted to $199,515 and $189,451 for the years ended December 31, 2009 and 2008, respectively.

The Company also leases three patent rights from its Chairman, Mr. Fangshe Zhang, under operating lease agreements that expire on April 16, 2011. The following is a schedule of future minimum rental payments required under these operating leases as of December 31, 2009.

For The Year Ending December 31,	Amount
2010	$351,544
2011	103,510
Total minimum rental payments required	$455,054

Patent lease expenses amounted to $351,334 and $345,444 for the years ended December 31, 2009 and 2008, respectively.

21.	RESERVE FUND AND DIVIDENDS

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after taxes, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory Common Welfare Fund", which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by shareholders.

As of December 31, 2009 and 2008, the Company's PRC subsidiaries established and segregated in retained earnings an aggregate amount of $2,808,865 and $2,236,716 for the Statutory Surplus Reserve and the Statutory Common Welfare Fund.

The Company has not declared or paid cash dividends or made distributions in the past.

22.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s subsidiaries in the PRC are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. The Company is required to contribute these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $ 1,589 and $1,070 for the years ended December 31, 2009 and 2008, respectively.

23.	CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Concentrations Risks:

For the years ended December 31, 2009 and 2008, none of the Company’s customers accounted for more than 10% of its sales.

Major Suppliers:

The Following summaries purchases of raw materials from major suppliers (each 10% or more of purchases):

	Purchased from		Percentage of
Year Ended December 31,	Major Suppliers	Number of Suppliers	Total Purchased
2009	$2,126,978	1	12.03%
2008	$5,589,794	3	39.09%

Geographical Risks:

Substantially all of the Company’s operations are carried out through its subsidiary located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the economy of the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, changes in the PRC's cork manufacture industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

24.	OTHERS

On August 4, 2009, the Company signed (later extended and amended) an exclusive financial advisor agreement with the Underwriters to have the Underwriters act as the Lead or Managing or Co-Underwriter or Investment Banker in connection with the proposed public Offering (the “Offering”) consisting of one share of Common Stock and one Common Stock Purchase Warrant (the “Units”), of the Company its successors, subsidiaries, affiliates or assigns on a “a best-efforts offering”. The engagement period of this agreement is from August 4, 2009 to May 31, 2010, which has been extended by mutual consent.

Asia Cork Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets:
Current Assets
Cash and equivalents	$1,636,889	$49,949
Accounts receivable, net of allowance for doubtful accounts of $499,200 and $269,259, respectively	9,511,618	5,176,239
Inventories	9,332,194	5,971,339
Advance to suppliers	1,839,855	2,468,733
Loan to unrelated party	-	29,295
Deferred income taxes assets	10,879	3,064
Prepayments and other current assets	170,929	130,065
Total Current Assets	22,502,364	13,828,684

Property and Equipment - Net	2,219,047	2,339,307
Construction in Progress	-	-
Deposit for Purchase of Fixed Assets	-	2,021,380
Deposit for Acquisition	-	1,362,234
Non-Refundable Deposit for Purchase of Land Use Right	1,494,509	1,464,768
Investment Properties - Net	3,836,647	3,139,686
Investment - At Cost	2,092,313	2,050,675
Intangible Assets- Net	3,574	3,742
Deferred Income Tax Assets	87,973	54,591
Total Assets	32,236,427	26,265,067

Liabilities and Equity:
Liabilities:
Current Liabilities
Accounts payable and accrued expenses	2,304,141	1,532,469
Loan payable	-	215,321
Convertible note, net	700,000	700,000
Customer deposit	223,471	10,112
Taxes payable	1,071,805	534,393
Due to stockholders/officers	181,187	177,582
Other current liabilities	146,462	22,528
Total Current Liabilities	4,627,066	3,192,405
Total Liabilities	4,627,066	3,192,405

Equity:
Asia Cork Inc. Stockholders' Equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized, 35,663,850 issued and outstanding	3,566	3,566
Additional paid-in capital	4,485,446	4,485,446
Additional paid-in capital stock warrant	279,386	279,386
Reserve funds	3,406,136	2,808,865
Retained earnings	13,808,249	10,740,044
Accumulated other comprehensive income	3,209,301	2,657,741
Total Asia Cork Inc. Stockholders' Equity	25,192,084	20,975,048
Noncontrolling Interest	2,417,277	2,097,614
Total Equity	27,609,361	23,072,662

Total Liabilities and Equity	$32,236,427	$26,265,067

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Asia Cork Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$11,002,498	$10,151,002	$22,436,245	$17,056,777
Cost of Goods Sold	7,552,944	6,481,710	15,744,727	11,032,415
Gross Profit	3,449,554	3,669,292	6,691,518	6,024,362

Operating Expenses
Selling expenses	615,035	1,555,095	1,205,358	2,470,208
Bad debt	61,897	248,574	220,666	253,104
Research & development costs	309	73,181	110,187	73,181
General and administrative expense	79,425	154,946	493,970	427,381
Total Operating Expenses	756,666	2,031,796	2,030,181	3,223,874

Income From Operations	2,692,888	1,637,496	4,661,337	2,800,488

Other Income (Expense)
Interest income (expense), net	13,065	(41,752)	(72,269)	(259,117)
Other income , net	32,890	26,260	98,134	78,760
Total Other Income (Expense)	45,955	(15,492)	25,865	(180,357)

Income from Continuing Operations Before Taxes	2,738,843	1,622,004	4,687,202	2,620,131
Provision for Income Taxes	407,187	293,830	702,063	477,030

Net Income Before Noncontrolling Interest	2,331,656	1,328,174	3,985,139	2,143,101

Less: Net income attributable to the noncontrolling interest	185,440	105,714	319,663	179,190

Net Income Attributable to Asia Cork Inc.	$2,146,216	$1,222,460	$3,665,476	$1,963,911

Earnings Per Share - Basic and Diluted:
- Basic	$0.06	$0.03	$0.10	$0.06
- Diluted:	$0.05	$0.03	$0.09	$0.06

Weighted Common Shares Outstanding - Basic and Diluted
- Basic	35,663,850	35,663,850	35,663,850	35,663,850
- Diluted:	40,269,113	38,734,025	40,269,113	38,734,025

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Asia Cork Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	For Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net Income Before Noncontrolling Interest	$3,985,139	$2,143,101
Other Comprehensive (Loss) Income:
Foreign Currency Translation Income (Loss)	551,560	(9,141)
Comprehensive Income	$4,536,699	$2,133,960

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Asia Cork Inc. and Subsidiaries

Consolidated Statements of Cash Flows  (Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$3,665,476	$1,963,911
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	254,462	223,137
Bad debt adjustment	220,666	253,104
Losses on disposal of inventories	1,980	-
Net income attributable to noncontrolling interest	319,663	179,190
Deferred income tax benefits	(39,347)	5,326
Consulting fees adjusted from deferred	-	19,680
Interest expenses for discount on convertible note	-	130,649
Changes in operating assets and liabilities:
Accounts receivable	(4,366,101)	(623,217)
Inventories	(3,177,121)	(4,556,205)
Advance to suppliers	665,492	1,759,846
Prepayments and other current assets	(37,462)	(299,182)
Accounts payable and accrued expenses	2,088,053	950,760
Customer Deposit	208,912	600,055
Taxes payable	516,083	852,225
Other current liabilities	121,019	(4,234)
Net Cash Provided by Operating Activities	441,775	1,455,045

Cash Flows From Investing Activities
Proceeds from withdraw deposit for purchase of fixed assets	2,021,380	-
Proceeds from withdraw deposit for acquisition	-	102,601
Payment for purchase of equipment	(724,061)	(811,563)
Net Cash Provided by(Used in) Investing Activities	1,297,319	(708,962)

Cash Flows From Financing Activities
Proceeds from the loan	29,295	215,343
Repayment to the loan	(215,321)	(439,475)
Net Cash Used in Financing Activities	(186,026)	(224,132)

Net Increase in Cash and Equivalents	1,553,068	521,951
Effect of Exchange Rate Changes on Cash	33,872	1,798
Cash and Equivalents at Beginning of Period	49,949	23,605
Cash and Equivalents at End of Period	$1,636,889	$547,354

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Interest expenses paid	$7,968	$27,843
Income taxes paid	$634,275	$134,505

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Offset debt by the deposits of acquisition	$1,362,234	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Asia Cork Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

1.	BASIS OF PRESENTATION

a)	Interim financial statements:

The unaudited consolidated financial statements of Asia Cork Inc.(f/k/a Hankersen International Corp.) and subsidiaries (the "Company") have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of December 31, 2009 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K. These interim financial statements should be read in conjunction with that report.

The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

b)	Description of business and reverse merger:

Asia Cork Inc. (f/k/a Hankersen International Corp.) (the "Company") was incorporated on August 1, 1996, under the laws of the State of Delaware. Until August 2005, the Company had no operations and the sole purpose of the Company was to locate and consummate a merger or acquisition with a private entity.

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc., was merged into its parent, the Company, in order to change the name of the Company, after approval by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB

In August 2005, the Company, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. The Company acquired Hanxin International in exchange for shares of common stock and shares of the Series A Preferred Stock of the Company. The capitalizations are described in further detail in Note 18 to the accompanying consolidated financial statements.

Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International will own 95% of the outstanding shares of the Company's common stock. As a result of the ownership interests of the former shareholders of Hanxin International, for financial statement reporting purposes, the merger was treated as a reverse acquisition, with Hanxin International deemed the accounting acquirer and Kushi deemed the accounting acquiree. Historical information of the surviving company is that of Hanxin International.

Hanxin International has no other business activities but owns 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (“PRC”) corporations. Most of the Company’s activities are conducted through Hanxin.

During the year ended December 31, 2005, Hanxin acquired a 75% equity interest of Cork Import and Export Co. Ltd. (“CIE”), a PRC corporation engaged in the cork trading business.

Hanxin is engaged in developing, manufacturing and marketing of cork wood floor, wall and decorating materials. Its products are sold to customers in China and oversea customers in India, the United States of America, Germany and Japan through the distributors or agents.

c)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates in 2010 and 2009 include the estimated useful lives and fair values of the assets. Actual results could differ from those estimates.

d)	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company's revenues from the sale of products are recognized when reception and inspection of goods are finalized by clients, the sales price to the customer is fixed and collectability is reasonably assured. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading from the trucking company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of its products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases.

e)   Reclassifications

Certain amounts reflected in the consolidated financial statements for the year ended December 31, 2009 have been reclassified to conform to the presentation for the nine months ended September 30, 2010.

f)    Stock-Based Compensation

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

g)   Basic and diluted net income per share

The Company accounts for net income per common share in accordance with ASC 260, “Earnings per Share” (“EPS”). ASC 260 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of common stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based on the assumption that all dilutive convertible shares and stock options were converted or exercised into common stock.

h)   Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

i)           Income taxes

The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows ASC 740 - Accounting for “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.   At September 30, 2010 and December 31, 2009, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

j)  Non-Controlling Interest

Effective January 1, 2009, the Company adopted FASB ASC Topic 810, “Consolidation,” which established new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance.

The net income (loss) attributed to the NCI was separately designated in the accompanying statements of operations and comprehensive income. Losses attributable to the NCI in a subsidiary may exceed the NCI’s interests in the subsidiary’s equity. The excess attributable to the NCI is attributed to those interests. The NCI shall continue to be attributed its share of losses even if that attribution results in a deficit NCI balance.

k)  Recent Accounting Pronouncements

In April 2010, the FASB issued Accounting Standard Update 20-10-17, “Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition” or ASU 2010-17. This update provides guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. The adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

In March 2010, the FASB issued ASU No. 2010-11 –Scope Exception Related to Embedded Credit Derivatives. Embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another are not subject to potential bifurcation and separate accounting, as clarified by recently issued FASB guidance. Other embedded credit-derivative features are required to be analyzed to determine whether they must be accounted for separately. This update provides guidance on whether embedded credit-derivative features in financial instruments issued by structures such as collateralized debt obligations (CDOs) and synthetic CDOs are subject to bifurcation and separate accounting. The guidance is effective at the beginning of a company’s first fiscal quarter beginning after June 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

In March 2010, the FASB issued ASU No. 2010-10 –Amendments for Certain Investment Funds. This update defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The deferral will mainly impact the evaluation of reporting enterprises’ interests in mutual funds, private equity funds, hedge funds, real estate investment entities that measure their investment at fair value, real estate investment trusts, and venture capital funds. The ASU also clarifies guidance in Statement 167 that addresses whether fee arrangements represent a variable interest for all service providers and decision makers. The ASU is effective for interim and annual reporting periods in fiscal years beginning after November 15, 2009. The adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

On February 25, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. Subsequent events have been evaluated through the date the financial statements were issued.

2.        ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company generally provides its with short term credit pursuant to which the customers are required to make payment between three months and six months after delivery, depending on the customer’s payment history. Beginning in April 2010, the Company manufactured new series of wood materials products. In purpose of expanding the domestic market in Beijing, Shanghai and Guangzhou, and to promote market share of new series of wood materials products, the Company chose the long-term customers in three areas which had good credit history and background. Commencing from May 2010, the Company determined that the payment term of those major customers in three areas were extended from six month to one year. Despite the fact that the payment terms were extended, the Company recognizes its revenues upon reception of good by the customer in full amount. Moreover the Company does not change revenue recognition policy. The total revenues had been raised up for the nine months ended September 30, which resulted from the extension of payment terms of major customers. At the same time, in order to reduce the risk in collection, the Company plans to control payment term of those major customers within the nine months during the quarter ended December 31, 2010.For the nine months ended September 30, 2010  the total revenues resulted from a combination of increased orders by existing and new clients as the Company continued to successfully increase sales to customers and expand its customer base, the Company’s accounts receivable balance increased significantly as of September 30, 2010. As of September 30, 2010 the accounts receivable balance was $10,010,818 (equivalent to RMB66,983,983).

The accounts receivable amounts included in the consolidated balance sheets as of September 30, 2010 and December 31, 2009 were as follows:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Shaanxi Shuta Cork Products Co., Ltd	$756,286	$478,940
Distributors who had owed the Company more than USD149,451 (equivalent to RMB1 million)	5,187,785	1,951,810
Distributors or Customers who had owed the Company equal or less than USD149,451 (equivalent to RMB1 million)	4,066,747	3,014,748
Sub-total	10,010,818	5,445,498
Less: Allowance for doubtful accounts	499,200	269,259
Accounts receivable, net	$9,511,618	$5,176,239

The total amounts sold to the customers who had a balance of accounts receivable more than $149,451 (equivalent to RMB1 million) were $7,210,640 and $3,849,557 for the nine months ended September 30, 2010 and 2009, respectively. They represented 32% and23 % of total sales in the nine months ended September 30, 2010 and 2009. Except for Sichuan Hanxin, none of the customers accounted for more than 10% of total sales for the nine months ended September 30, 2010 and 2009, respectively.

The following is a summary of the status of allowance for doubtful accounts as of September 30, 2010 and 2009

Period	Amount	Period	Amount
As of January 1, 2010	$269,259	As of January 1, 2009	$23,787
As of March 31,2010	265,789	As of March 31,2009	22,940
As of June 30, 2010	430,875	As of June 30, 2009	28,290
As of September 30, 2010	499,200	As of September 30, 2009	277,100

The Company uses the allowance method to estimate the uncollectible portion of its account receivables. Based on the percentage of outstanding receivable approach, the Company should recorded bad debt expense in the debit and the related credit to the allowance account at closing day. The Company’s subsidiary, Hanxin maintains a reserve for uncollectible accounts of 0.5% of accounts receivable. During the third quarter of 2009, the Company increased the amount of its reserve from 0.5% to 5.0% of accounts receivable due to an increase in accounts receivable from major customers as well as new customers. Commencing the second quarter of 2010, the payment to the Company by its major customers was extended to one year in order to expand its revenues. As a result, the allowance for doubtful account increased significantly as of September 30, 2010.

Accounts receivable aging as of September 30, 2010 and December 31, 2009 consisted of the following:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Less than 90 days	$6,184,104	$3,778,740
91days-180days	2,755,223	1,606,436
181days-365days	1,071,491	-
More than 365days	-	60,322
Total	$10,010,818	$5,445,498

The Company’s accounts receivable with ages of less than 90 days represented approximately 62% and 69% of the total receivables as of September 30, 2010 and December 31, 2009, respectively

Accounts receivable turnover for the nine months ended September 30, 2010 and 2009 consisted of the following:

	For The Nine Months Ended September 30,
	2010	2009
Accounts receivable turnover	1.62	1.33

Since there were significantly increased credit sales, and the increased credit sales amounts were significantly greater than the average accounts receivable increased amount for the nine months ended September 30, 2010 as compared to the same period in 2009, the accounts receivable turnover figure for the nine months ended September 30, 2010 was greater than the turnover in the same period of 2009.

3.        INVENTORIES

The barks and wood particles are the primary raw materials utilized to manufacture cork planks. The wood particles consist of grinded barks.  During the course of manufacture, the Company makes use of reproducible oak barks. Since the growth cycle of oak barks takes long periods of time, the Company generally purchases barks and wood particles in advance in order to ensure production. Moreover, the barks are usually picked in autumn.  In order to have sufficient raw materials, the Company purchased a significant amount of barks and wood particles as of September 30, 2010.

On October 15, 2009, in order to expand output, the Company entered into an agreement with Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”) to build a production line for manufacturing cork floor planks in Sichuan Province.  Pursuant to the agreement, the Company would provide a set of production equipment, prepay raw materials, provide secondary raw materials to Sichuan Hanxin and have the exclusive right to sell the cork floor products produced from this production line. Sichuan Hanxin would provide the workshop and supplementary equipment.  Sichuan Hanxin shall be responsible for the production of cork floor products in accordance with the quality specifications and standards set by the Company. Therefore, in order to fulfill the agreement, the Company purchased a significant amount of secondary raw materials as of December 31, 2009

Since the Company considered that: 1) it is hard to control the application amount of secondary raw materials in the course of manufacturing cork product in Sichuan Hanxin; 2) avoid too much cash flow into raw materials; 3) Sichuan Hanxin is one of the major cork raw materials providers, the Company intended to change from providing raw material and only payment processing charges to directly purchase cork floor products from Sichuan Hanxin.

In order to maintain the friendly relationship, prompt the production level of Sichuan regarding to reduction defective production rate and control the application amount of raw materials, the Company agreed to provide the raw materials to Sichuan Hanxin and only pay processing charges to Sichuan Hanxin for the first batch of cork floor products, Thereafter the Company needn’t prepay raw materials to Sichuan Hanxin, and the Company directly purchased cork floor products from Sichuan Hanxin upon the contracted price by both sides.

Pursuant to the negotiation by both sides, in January 2010, the Company entered into a sales agreement with Sichuan Hanxin to sell secondary raw materials in amount of $1,391,133 (equivalent to RMB 9,468,901). Sichuan Hanxin purchased the secondary raw materials to manufacture cork floors products for the Company. As of September 30, 2010, Sichuan Hanxin paid $1,391,133 to the Company for the raw materials it purchased. See more information in Note 4.

Inventories as of September 30, 2010 and December 31, 2009, consisted of the following:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Raw materials
Tree skins	$1,084,760	$2,026,925
Wood Particles	12,422	1,097,599
Secondary raw materials	3,751,242	1,639,893
Other raw materials	-	29,188
Subtotal	4,848,424	4,793,605
Work in progress	1,964,106	202,495
Finished goods	2,092,091	961,765
Packaging and other	427,573	13,474
Total	$9,332,194	$5,971,339

Inventories turnover for the nine months ended September 30, 2010 and 2009 consisted of the following:

	For The Nine Months Ended September 30,
	2010	2009
Inventory turnover	2.40	2.12

In order to ensure productions in the future, inventories of significant raw materials increased as of September 30, 2010 as compared to the same period in 2009, and the total cost of goods sold was significantly more than the average inventories for the nine months ended September 30, 2010 as compared to the same period of 2009. Therefore, the inventories turnover figure for the nine months ended September 30, 2010 was more than the amount in the same period of 2009.

4.	SPECIAL TRANSACTIONS TO SICHUAN HANXIN

During the nine months ended September 30, 2010, the Company sold secondary raw materials to Sichuan Hanxin. The amount of sales listed below:

	For The Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Total revenues	$22,436,245	$17,056,777
Revenues from Sichuan Hanxin	1,189,002	-
Total revenues excluded Sichuan Hanxin	$21,247,243	$17,056,777

The general VAT tax rate of 17% was applicable by the Company for nine months ended September 30, 2010 and 2009. The total revenues were represented in the amount excluding VAT, whereas, the accounts receivable were represented in the amount including VAT.   In addition, the functional currencies of the Company’s PRC subsidiaries are Chinese Yuan and the accounts receivable were translated into U.S dollars by using period-end rates whereas the total revenues were translated into U.S dollars by using average rates.

5.      ADVANCE TO SUPPLIERS

The supply of cork raw material is our basis of production. In order to acquire sufficient tree skins and ensure production, the Company generally signs purchase agreements with unrelated parties at the beginning of every year.  Pursuant to the agreements, the Company is required to pay its suppliers in advance. As of September 30, 2010, most of these advances were outstanding for less than one year.  The Company did not incur losses in connection with advances to suppliers as of September 30, 2010.  As such, the Company has not recorded an allowance for advances to suppliers for the nine months ended September 30, 2010, and the net amount of advances to suppliers was $1,839,855 as of September 30, 2010 and $2,468,733 as of December 31, 2009.

6.	LOAN TO UNRELATED PARTY

In September 2009 the Company made an unsecured loan to Xian Tianlun Bath Co., Ltd (“Xian Tianlun”) in the amount of RMB 0.2 million (equivalent to $29,295).  This loan matures on September 26, 2010 and accrues interest at a rate of 7% per year. As of September 30, 2010, this loan had been repaid fully.

7.     PROPERTY AND EQUIPMENT-NET

As of September 30, 2010 and December 31, 2009, property and equipment consisted of the following:

		September 30, 2010	December 31, 2009
	Estimated Life	(Unaudited)	(Audited)
Buildings and improvements	30-35	$1,583,092	$1,551,588
Manufacturing equipments	1-8	1,631,190	1,598,728
Office furniture and equipments	5	31,752	31,120
Vehicle	8	12,773	12,518
Machinery improvements	3	82,197	80,563
Subtotal		3,341,004	3,274,517
Less: Accumulated depreciation		1,121,957	935,210
Total		$2,219,047	$2,339,307

For the nine months ended September 30, 2010 and 2009, depreciation expenses amounted to $164,912 and $133,926 respectively.

8.      DEPOSIT FOR PURCHASE OF FIXED ASSETS

Hanxin intended to purchase a factory’s fixed assets through an unrelated agent who handled the negotiations for the Company, and both parties signed the Entrust Purchase Agreement on November 10, 2005. Hanxin had paid deposits $2,021,380 (equivalent to RMB 13,800,000) as of December 31, 2009. The agency agreement has no firm commitment on the purchase but it stated a maximum price of RMB 50,000,000 that the Company is willing to pay for the fixed assets. Due to the dissension within the factory’s creditors, the agent could not close this purchase agreement on time. As a result, Hanxin had a supplementary agreement with this agent on September 27, 2009. Pursuant to the terms of such agreement, the agreement was extended and as a result, Hanxin would fully collect the deposit which it had paid to the agent if the purchase was not completed by June 30, 2010.  Since various issues within the factory’s creditors were not resolved during the second quarter of 2010, the agent was unable to fulfill this agreement. Therefore, the deposit was returned to Hanxin in June 2010 by the unrelated agent.

9.       DEPOSIT FOR ACQUISITION

Hanxin intended to acquire Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”), one of its cork raw material providers located in Sichuan Province China, and signed a strategic cooperation agreement with Sichuan Hanxin on March 26, 2007. The purchase price of Sichuan Hanxin was not to exceed RMB20 million (equivalent to $2,949,226) based upon the agreement. As of June 30, 2010, Hanxin had paid RMB9.3 million  (equivalent to $1,371,390) deposits to Sichuan Hanxin.

On September 20, 2009, Hanxin entered into an agreement with the two shareholders of Sichuan Hanxin, Huadong Li and Xiaojun Wu. The agreement grants Hanxin an option to acquire 100% of the shares of Sichuan Hanxin by September 20, 2010. The acquisition price shall be between 120% and 150% of the net asset value as shown in the audited financial statements as of December 31, 2009 of Sichuan Hanxin. The amount of the premium over the net asset value is subject to agreement by the parties, but shall not exceed 150%. Exercise of the option is subject to a satisfactory financing arrangement, due diligence and requisite corporate approvals. In the event that any of the closing conditions are not satisfied by September 20, 2010, the agreement will terminate except that the breaching party shall be liable to pay a penalty of RMB 10 million (equivalent to $1,474,613). According to the agreement, Hanxin shall pay 30% of the acquisition price within 10 days from the date of fulfillment of all closing conditions, 30% within 60 days from the fulfillment date, and 40% within 10 days from completing the transfer of all assets and shares of Sichuan Hanxin.  Since the Company did not acquire any financing, and none of the closing conditions were satisfied as of September 20, 2010, the acquisition agreement between the Company and Sichuan Hanxin has been terminated. In addition, the Company purchased cork floor products from Sichuan Hanxin since April 2010. It incurred a huge amount of costs due to Sichuan Hanxin.  As a result, after negotiation by both parties, the acquisition deposit of RMB9.3 million (equivalent to $1,362,234 as of December 31, 2009) has fully offset the due debt resulting from the purchase of cork floor products from Sichuan Hanxin.

10.     NON-REFUNDABLE DEPOSIT FOR PURCHASE OF LAND USE RIGHT

In order to ensure a sufficient raw material production base, the Company plans to purchase the right to use a parcel of land of planting oak from Shaanxi Shuta Cork Products Co., Ltd (“Shuta”)  in the Baoji district Shaanxi Province of the PRC in 2007 (oak leather is used to produce the company's main raw material).  The Company prepaid RMB10 million (equivalent to $1,494,509) to Shuta. However, the Company terminated the agreement with Shuta in August, 2008.  The deposit was refunded to the Company in August and September 2008.   In the first quarter of 2009 the Company terminated the land use right purchase deal with Shuta. In 2008, based upon Hanxin’s sale and manufacturing strategies Shuta opened cork retail chain stores exclusively selling Hanxin’s products. In 2008 Hanxin was not able to achieve its 500,000 square meters floor and board production plan and delayed purchase orders from Shuta. Accordingly, Shuta had to readjust its year 2008 sales strategies and incurred heavy losses. In order to avoid losing an important distribution channel, Hanxin loaned RMB10 million (equivalent to $1,494,509) to   Shuta for a one year term commencing October 27, 2008.  This loan is non-interest bearing and unsecured.  On October 28, 2009, Hanxin signed a new loan agreement with Shuta extending the term of the loan from October 27, 2009 to October 27, 2011.

Hanxin would like to purchase the land use right in Baoji District Shaanxi Providence from Shaanxi Shuta as soon as it obtains sufficient financing. Hanxin believes that the price of the land is rising and needs the land use right for Portugal type production of cork trees. Therefore, on October 20, 2009, Hanxin signed a forgiveness memo with Shuta to express its desire to acquire 7,000 Mu (equal to 4,669,000 square meters) land use rights on or before October 20, 2011 for a purchase price of RMB37.8 millions, The purchase price is the same amount as provided in the prior agreement. In the event that Hanxin does not purchase the land by October 20, 2011, Hanxin will be liable to pay Shuta all upfront operation costs approximately RMB10 million (equivalent to $1,494,509) that Shuta had paid to acquire the land use right from the Baoji District government. The parties anticipate that if Hanxin does not purchase the land by October 20, 2011, Shuta will not repay the RMB10 million loan and the parties will have no further obligation to each other. Accordingly, the Company reclassified all of these loan amounts as Non-Refundable deposits for the purchase of land use right commencing as of October 20, 2009.

Even though Shuta is one of the major customers of Hanxin, for the nine months ended September 30, 2010 and in year ended December 31, 2009, the total amount sold to Shuta only represented 3.12% and 2.63% of total sales of Hanxin, respectively. Shuta does not have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Shuta is not subject to common control or common significant influence. Accordingly, Shuta is not deemed a related party of the Company for the nine months ended September 30, 2010 and the year ended December 31, 2009.

11.     INVESTMENT PROPERTIES – NET

On September 27, 2001, the Company purchased certain investment entertainment facilities called YuLerYuan Resort which included certain buildings, machinery, equipment, and the right to use a parcel of land of approximately 10,360.3 square meters for 40 years. The purchase price of the land use right is being amortized over the term of the right while other facilities are being depreciated over the estimated life of properties. The Company renovated the space and built an additional student dormitory in 2007. The construction was completed in June 2008. In order to pass the inspection from the authorities in China and obtain the ownership certificates, the Company spent additional funds to install fire-fighting equipments in the building starting the second quarter of 2010. As of September 30, 2010, the installation of fire fighting equipments had been completed. At the same time, the Company obtained the ownership certificates with respect to the dormitory. The YuLerYuan Resort including the new student dormitory was leased for $22,037 (equivalent to RMB150,000) per month to the university nearby YuLerYuan Resort and this agreement was renewed on March 1, 2010, and was extended to February 28th, 2011.

As of September 30, 2010 and December 31, 2009, Investment Properties consisted of the following

		September 30, 2010	December 31, 2009
	Estimated Life	(Unaudited)	(Audited)
Depreciation Properties:
Buildings and improvements	28	$938,166	$919,497
Student dormitory	30	3,193,831	2,420,619
Machinery and equipments	5	26,792	26,259
Subtotal		4,158,789	3,366,375
Less: Accumulated depreciation		483,433	388,594
Total depreciation properties		3,675,356	2,977,781

Amortization Property:
Land use right	40	208,117	203,975
Less: Accumulated amortization		46,826	42,070
Total amortization properties		161,291	161,905
Total Investment Properties, Net		$3,836,647	$3,139,686

For the nine months ended September 30, 2010 and 2009, depreciation and amortization expenses for these investment entertainment facilities amounted to $89,310 and $88,973 respectively.

The amortization expenses of land use right for the next five years are as follows:

For the Quarter Ending September 30,	Amount
2011	$5,115
2012	5,115
2013	5,115
2014	5,115
2015	5,115

12.     INVESTMENT – AT COST

On June 28, 2005, the Company purchased a 12% equity interest of Shaanxi DeRong Technology Information Development Co. Ltd. (“DeRong”), a PRC corporation, for $2,092,313 (equivalent to RMB 14 million). DeRong owns a cork tree forest plantation in China. The investment is long term and is stated at cost.

13.      INTANGIBLE ASSETS-NET

During the quarter ended June 30, 2008, the Company acquired ownership of three patent rights from its major stockholder and Chairman, Mr. Fang She Zhang for no consideration. These three patent rights are used as part of a vital technique for the production of the Company’s products. The application and filing costs of these three patent rights were $4,231 (equivalent to RMB28,800). As of September 30, 2010 and December 31, 2009, intangible assets, less accumulated amortization consisted of the following:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Intangible assets	$4,304	$4,219
Less: Accumulated amortization	730	477
Total	$3,574	$3,742

For the nine months ended September 30, 2010 and 2009, amortization expense amounted to $240 and $238 respectively.

The amortization expenses for the next five years are as follows:

For the Quarter Ending September 30,	Amount
2011	$319
2012	319
2013	319
2014	319
2015	319

14.     LOAN PAYABLE

Loan payable as of September 30, 2010 and December 31, 2009 consisted of the following:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Commencing September 24, 2009, the Company borrowed certain short-term loans from Mr. Yang Liu, an unrelated party. These short-term loans were in amounts of RMB1.47 million (equivalent to $215,321) as of December 31, 2009. The interest rate of these loans is 7.4% per year, and the term of the debt was from September 24, 2009 till September 24, 2010. The Company only repaid this short-term loans in the first quarter of 2010	$-	$215,321

Total Loan Payable	$-	$215,321

15.     CONVERTIBLE NOTES

In June 2008, the Company consummated an offering of convertible promissory notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes matured in June 2009 and bore interest at an annual rate of 18%, payable at maturity in USD. Upon the successful closing of an equity or convertible debt financing for a minimum of $2,000,000 ("Financing"), the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of Common Stock sold in the Financing. Since the Financing was not achieved within the one year term of the promissory notes, each investor has the option to be paid the principal and interest due under the promissory note or convert the note into shares of common stock at a conversion price of $0.228 per share.

The warrants are exercisable at any time after the consummation of the Financing through the fourth anniversary of the consummation of the Financing (the "Financing Expiration Date"). Each holder is entitled to purchase the number of shares of common stock equal to the initial principal amount of such investor's promissory note divided by the lowest cash purchase price paid for the Company's common stock (or the conversion price or exercise price if the Financing consists of convertible securities or warrants, respectively) in the Financing (the "Financing Based Conversion Price") at an exercise price equal to the Financing Based Conversion Price. Since the Financing did not occur within 12 months of the issuance of the warrant, the warrant is exercisable from and after such date and through the fourth anniversary of the issuance date of the warrant. In such event, the holder is entitled to purchase the number of shares of common stock equal to 50% of the initial principal amount of the promissory note divided by $0.228 at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant. Since the notes were not paid at maturity in June 2009, the annual interest rate payable since the maturity date increased to 24%. On July 6, 2010, the Company and those investors entered in to an amendment agreement. Pursuant to the amendment agreement, the maturity date was extended to October 31, 2010 and the interest rate under the note remained at 18% per annum from the issuance date through the maturity date.

On October 31, 2010, a second amendment agreement was entered into between the Company and the noteholders whereby the maturity date was extended again to February 28, 2011 and the interest rate under the notes remained at 18% per annum from the issuance date through the maturity date.  The Company has filed a registration statement with respect to a proposed public offering with the Securities and Exchange Commission (the “Registration Statement”), with respect to certain Units consisting of Common Stock and warrants . Upon the closing of the proposed offering, the Company shall:  (1) pay the investors cash by wire transfer in an amount equal to $350,000 (50% of the outstanding principal amount of the notes) and (2) the investors shall receive, upon conversion of the balance due under the note, such whole number of fully paid and non-assessable shares of the securities that is equal to the quotient of the sum of (i) $350,000 and (ii) all accrued a unpaid interest thereon, divided by fifty percent of the offering price per share of Common Stock included in the Units. .  In the event that the closing shall not occur by February 28, 2011, the interest rate under the note shall increase to 24% per annum, accruing from the first anniversary of the issuance of the note. The interest payable has been accrued and recorded as of September 30, 2010 and December 31, 2009

Since the warrants issued with convertible notes are basically long-term options to buy common stock at a fixed price, the Company allocated the proceeds from the offering of convertible promissory notes and common stock purchase warrants between the two securities utilizing the  incremental method, The difference between the market price of the common stock on the issuance date of the warrants and the warrant  exercise price of $0.228  has been carried on the balance sheet as a “discount on convertible note, and the sum also been carried on the balance sheet as an “additional paid-in capital-stock warrant” in the amount of $279,386 as of September 30, 2010 and December 31, 2009, respectively.

If the investors exercise the warrants, the Company will reflect the proceeds received and increase “Additional Paid-in Capital – Stock Warrant”, and “Common Stock” and “Additional Paid-in Capital in Excess of Par”. However, if the investors do not exercise the warrants, the Company will reduce “Additional Paid-in Capital –Stock Warrant” for $279,386, and increase “Additional Paid-In Capital from Expired Warrants” for a like amount.

The Company’s obligations under the promissory notes are secured by an aggregate of 7,630,814 shares of common stock pledged by Mr. Pengcheng Chen, the Company’s Chief Executive Officer, Mr. Fangshe Zhang, the Company’s Chairman (the “Escrow Shares”). In the event that subsequent to the issuance of the Convertible Notes, the value of the Escrow Shares is less than 150% of the outstanding principal amount of the promissory notes for 10 consecutive trading days, then the holder of the promissory notes shall have the right to give the Company notice (the “Investor Notice”) to deposit or cause to be deposited additional Escrow Shares such that the value of the Escrow Shares based upon the volume weighted average price per share for the 20 trading days preceding the date of the Investor Notice, is equal to 150% of the outstanding principal amount of the promissory notes. The Company agreed to deposit or cause to be deposited such additional Escrow Shares within 30 days of the date of the Investor Notice. To the extent the Escrow Shares are not sufficient to meet the threshold of 150% of the outstanding principal amount of the promissory notes within 30 days after the Investor Notice, the Company shall grant to investors a security interest on the Company’s tangible assets to the extent permitted under applicable law.

The following is a summary of the status of outstanding warrants as of September 30, 2010:

	Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Life in years	Aggregate Intrinsic Value
Outstanding, January 1, 2010	1,535,088	$0.228	2.5	$0.122
Granted				-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, September 30, 2010	1,535,088	$0.228	1.75	$0.018

16.     TAX PAYABLE

The Company and its U. S. subsidiary will file consolidated Federal income tax and state franchise tax annual report individually. Its PRC subsidiaries file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company’s BVI subsidiary is exempt from income taxes.

Per PRC Income Tax Law, any new foreign owned corporation is exempt from income tax for the first two years of existence, and then receives a 50% exemption of income tax for the next three years if it is a non high-tech corporation or 15% tax rate for corporation qualified by State Science and Technology Commission as "High Tech Manufacturing Enterprise" located in State "High Tech Zone" approved by China State Council. Hanxin is qualified as a High Tech Manufacturing Enterprise. Based on this regulation, Hanxin was exempt from income tax in 2003 and 2004 and its income has been subject to a 15% tax starting from January 1, 2005. CIE is not “High Tech Manufacturing Enterprise”, thus its income is subject to 33% tax rate. Commencing January 2008, CIE’s income is subject to a 25% tax rate.

On September 30, 2010 and December 31, 2009, taxes payable consisted the following:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Value-added tax	$541,109	$144,664
Corporate income tax provision	488,263	373,542
Local taxes and surcharges	39,219	12,973
Franchise tax	3,214	3,214
Total	$1,071,805	$534,393

The deferred income taxes assets results from a loss on disposition of fixed assets that are not deductible and bad debt allowance which is deductible when the bad debt is incurred.

The components of the provisions for income taxes were as follows:

	For The Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Audited)
Current taxes:
Current income taxes in P.R. China	$741,410	$471,704
Deferred taxes (valuation ) benefit	(39,347)	5,326
Total provision for income taxes	$702,063	$477,030

The following is a reconciliation of the statutory taxes rate to the effective taxes rate for the nine months ended September 30, 2010 and 2009:

	For The Nine Months Ended September 30,
	2010	2009
U.S. statutory corporate income taxes rate	34%	34%
PRC taxes rate difference	(9)%	(9)%
Net effect of taxes exemption/non-taxable income/non-deductible expenses	(11)%	(7)%
Valuation allowance	1%	-
Effective taxes rate	15%	18%

The taxes effect of temporary differences that give rise to the Company’s deferred taxes assets as of September 30, 2010 and December 31, 2009 were as follows:

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Deferred income taxes assets :
Bad debt allowance	$74,880	$40,389
Loss carryforward	9,065	-
Loss on disposition of fixed assets	14,907	17,266
Total deferred income taxes assets	$98,852	$57,655

Reported as:
Current deferred income taxes assets	$10,879	$3,064
Long-term deferred income taxes assets	87,973	54,591
Net deferred income taxes assets	$98,852	$57,655

17.     DUE TO STOCKHOLDERS/OFFICERS

Amounts due to stockholders/officers are unsecured, non-interest bearing, and do not have a set repayment date.  As of September 30, 2010 and December 31, 2009, the total net amounts due to the stockholders/officers were $181,187 and $177,582, respectively which represented the net amounts lent to the Company by Mr. Pengcheng Chen, the Chief Executive Officer of the Company.

18.     STOCKHOLDERS EQUITY

On August 9, 2005, the Company acquired Hanxin International in exchange for (i) 24,000,000 shares of the Company’s common stock and (ii) 1,000 shares of the Company’s Series A Preferred Stock, which were converted into 177,185,642 shares of the Company’s common stock, without taking into effect a reverse stock split as described below.

In November 2005, the Company filed and circulated to its shareholders the Information Statement which permitted the Company, among other things, to (i) amend its Articles of Incorporation to increase its authorized shares of common stock to 200,000,000 shares; (ii) approve a one for six reverse split, (iii) approve a stock option, SAR and stock bonus plan for the directors, officers, employees and consultants of the Company. A certificate of amendment officially increasing the authorized shares of common stock and approving the reverse stock split was filed with the State of Delaware on December 13, 2005.

On September 1, 2006, the 1,000 shares Series A preferred stock were converted into 29,530,937 shares of the Company’s common stock. Subsequently, the Company issued an additional 118,123 shares in October 2006 to reflect an under-issuance to a stockholder of the shares of common stock issuable upon conversion of the preferred stock As a result the total amount of issued and outstanding shares of the Company’s common stock was 35,413,850 as of June 30, 2008.

In May 2008, the board of directors of the Company authorized, and on July 31, 2008 the Company issued, 150,000 shares of the Company’s common stock to its attorney for services rendered. In June 2008, the board of directors of the Company authorized, and on August 14 2008 the Company issued, 100,000 shares of the Company’s common stock to HAWK Associates, Inc (“Hawk”), its investor relations firm for services rendered pursuant to the agreement. Accordingly the Company has 35,663,850 shares of issued and outstanding common stock as of September 30, 2010.

In June 2008, the Company was assigned ownership of three patent rights from its major shareholder, Mr. Fangshe Zhang.  These patents were assigned without any payment due to Mr. Zhang. The application and filing costs of these three patents were RMB28,800 (equivalent to $4,199). In connection therewith, the Company recorded $4,199 of intangible assets, and same amount of additional paid in capital as of June 30, 2008.

19.     BASIC AND DILUTED EARNING PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Basic:
Numerator:
Net income for basic calculation	$2,146,216	$1,222,460	$3,665,476	$1,963,911
Denominator:
Weighted average common shares	35,663,850	35,663,850	35,663,850	35,663,850
Denominator for basic calculation	35,663,850	35,663,850	35,663,850	35,663,850
Net income per share — basic	$0.06	$0.03	$0.10	$0.06

Diluted:
Numerator:
Net income for basic calculation	$2,146,216	$1,222,460	$3,665,476	$1,963,911
Effect of dilutive securities issued	-	37,910	77,645	222,521
Net income for diluted calculation	$2,146,216	$1,260,370	$3,743,121	$2,186,432
Denominator:
Denominator for basic calculation	35,663,850	35,663,850	35,663,850	35,663,850
Weighted average effect of dilutive securities:
Convertible debt	3,070,175	3,070,175	3,070,175	3,070,175
Warrants	1,535,088		1,535,088	-
Denominator for diluted calculation	40,269,113	38,734,025	40,269,113	38,734,025
Net income per share — diluted	$0.05	$0.03	$0.09	$0.06

20.	COMMITMENTS

The Company leases its office space, and production facilities and lands under operating lease agreements that are expiring on December 31, 2010 and October, 2047 respectively. The following is a schedule of future minimum rental land payments required under these operating leases as of September 30, 2010.

For the Quarter Ended September 30,	Amount
2011	$114,048
2012	17,826
2013	17,630
2014	17,630
2015	17,630
Thereafter	564,157
Total minimum rental payments required	$748,921

Rent and properties maintenance expenses amounted to $143,808 and $87,480 for the nine months ended September 30, 2010 and 2009, respectively.

The Company also leases three patent rights from its Chairman, Mr. Fangshe Zhang, under operating lease agreements that expire on April 16, 2011. The following is a schedule of future minimum rental payments required under these operating leases as of September 30, 2010.

For the Quarter Ended September 30,	Amount
2011	$190,991
Total minimum rental payments required	$190,991

Patent lease expenses amounted to $264,499 and $263,685 for the nine months ended September 30, 2010 and 2009, respectively.

21.	CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Concentrations Risks:

For the nine months ended September 30, 2010 and 2009, except for special sales to Sichuan Hanxin, none of the Company’s customers accounted for more than 10% of its sales.

Major Suppliers:

The following summarizes purchases of raw materials from major suppliers (each 10% or more of purchases):

	Purchases from	Number of	Percentage
For The Nine Months Ended September 30,	Major Suppliers	Suppliers	of Total
2010	$7,654,065	2	46.56%
2009	$3,308,935	2	23.29%

Geographical Risks:

Substantially all of the Company’s operations are carried out through its subsidiaries located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the economy of the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, changes in the PRC's cork manufacture industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

22.	SUBSEQUENT EVENTS

On October 26, 2010, the Company agreed to issue to Brill Securities (the “Placement Agent”), 250,000 shares of Common Stock (the “Shares”) in consideration for the Placement Agent’s services in selling the promissory notes and warrants in  the Financing in 2008.  The shares were issued pursuant to the Placement Agent Agreement executed between the Company and the Placement Agent in 2008 and such Shares are in lieu of  any other compensation which may be owed with respect to such Financing, including the warrants specified in the Placement Agent Agreement.  The Company agreed to register such Shares under the Registration Statement for the offering of certain Units (the “Offering”), at its expense, and use its best efforts to cause such Registration Statement to become effective, provided the parties acknowledged that there is no assurance that the Offering will occur and that the Registration Statement will be declared effective by the SEC.

On October 31, 2010, a second amendment agreement was entered into between the Company and the holders of the convertible promissory notes in the principal amount of $700,000 sold in the Financing in 2008, whereby the maturity date was extended again to February 28, 2011 and the interest rate under the notes remained at 18% per annum from the issuance date through the maturity date.   In the event that the closing of the Company’s proposed Offering does not occur by February 28, 2011, the interest rate under the note shall increase to 24% per annum, accruing from the first anniversary of the issuance of the note.

The Noteholders and Placement Agent agreed that  upon the closing of the Offering, they will not, without the prior written consent of the underwriter of the Offering, sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or other distribution of stock, or grant of options, rights or warrants with respect to any such shares of Common Stock, for a period of nine (9) months following the closing of the Offering (six months with respect to the Placement Agent).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of Common Stock being registered.

Securities and Exchange Commission registration fee (1)	$734.38
FINRA Filing Fee (1)	4,500
NASDAQ Listing Fee (1)	50,000
AMEX Listing Fee (1)	50,000	(1)
Transfer Agent Fees	5,000
Accounting fees and expenses	75,000
Legal fees and expenses	150,000
Blue Sky/Underwriter’s counsel fees and expenses	10,000
Miscellaneous (2)	162,500
Total	$507,734.38

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NASDAQ and AMEX listing fee.

(2)	Includes non-accountable expense allowance payable to the Underwriters of two percent (2%) of the gross proceeds of the Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Shares of Common Stock

ASIA CORK, INC.

PROSPECTUS

 Until            , 2011, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

January    , 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED January , 2011

 Shares of Common Stock

ASIA CORK, INC.

This prospectus relates to the resale (this “Resale Prospectus”) by the investors (the “Selling Stockholders”) of up to 5,178,334 shares (the “Shares”) of Common Stock, $.0001 par value per share Asia Cork, Inc., a Delaware corporation (the “Company”). The Shares are sometimes collectively referred to as the “Selling Stockholders Securities”. No underwriting agreements have been entered into by the Selling Stockholders with respect to the Securities offered hereby. We will not receive any proceeds from the sales by the Selling Stockholders, but we will receive funds from the exercise of warrants held by Selling Stockholders, if exercised.

 Concurrently with this Offering (the “Selling Stockholders’ Offering”), the Company offered, by separate Prospectus (the “Concurrent Offering”), up to 1,250,000Units, each Unit consisting of one share of the Company’s Common Stock  and one warrant to purchase one share of Common Stock, and to the Underwriters, to purchase Common Stock Underwriters up to ten percent of the Units sold. The concurrent Offering and the Selling Stockholders Offering are collectively referred to as the “Offerings.”

Our shares of Common Stock are currently quoted on the Over-The-Counter Bulletin Board under the symbol AKRK. We are applying for the listing of the Units and  Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”) and AMEX.

The shares of Common Stock issuable upon conversion of the promissory notes issued to the Selling Stockholders (the “Promissory Notes”) and exercise of the warrants issued to the Selling Stockholders in June 2008 are the Selling Stockholders Securities being offered for resale pursuant to this Resale Prospectus.

The Selling Stockholders have entered into customary “lock-up” agreements in favor of the Underwriters pursuant to which such persons and entities shall agree (with the exception of Brill Securities Inc.), for a period of nine (9) months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriters’ prior written consent.  The aforementioned restriction on Brill Securities Inc. shall be for a period of six (6) months after the Offering is completed.

The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders and any participating broker-dealers may be deemed to be “Underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Common Stock.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 12.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: ______________, 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

Page
Prospectus Summary	1
Risk Factors	5
Cautionary Statement Regarding Forward-Looking Statements	16
Use of Proceeds	17
Dividend Policy	17
Market for Common Equity and Related Stockholder Matters	19
Accounting for the Share and Exchange	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Description of Business	21
Management	54
Certain Relationships and Related Transactions	63
Security Ownership of Certain Beneficial Owners and Management	65
Description of Securities	66
Shares Eligible for Future Sale	71
Selling Stockholders	83
Plan of Distribution	85
Legal Matters	76
Experts	76
Additional Information	76
Financial Statements	F-1
Part II Information Not Required in the Prospectus	77
Signatures	94

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING
Common Stock offered by Selling Stockholders	5,178,334 shares (1)

Common Stock outstanding	39,175,517 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders

(1)
Before giving effect to the Reverse Stock Split. Includes (i) 1,666,667 shares of Common Stock that are issuable upon the exercise of outstanding warrants (ii) 3,261,667 shares of Common Stock that are issuable upon the conversion of outstanding Promissory Notes and (iii) 250,000 shares of Common Stock that may be issuable as consideration for services rendered for consulting services in connection with a financing transaction of the Company in 2008.

(2)
Based on 35,663,850 shares of Common Stock issued and outstanding as of January 24, 2011 plus (i) 3,261,667 shares issuable to the Selling Stockholders upon conversion of the promissory notes and (ii) 250,000 shares issuable to a Selling Stockholder but without giving effect to (i) the Reverse Split,(ii) the 1,250,000 shares of Common Stock included in the Units being issued in the Offering, (excluding the shares issuable upon exercise of the Warrants, and the Underwriters’ Warrants to purchase up to 10% of the Units issued in the Offering) and (iii) 1,666,667 shares that may be issuable to the Selling Stockholders upon exercise of their warrants

Selling stockholders holding an aggregate of 5,178,334 shares of Common Stock underlying the Selling Stockholders’ Promissory Notes and Warrants have agreed not to sell any of these shares until 9 months after the date of this prospectus (with the exception of Brill Securities Inc. which has agreed not to sell its 250,000 shares until 6 months after the date of this prospectus) when all of their shares will be released from the lock-up restrictions

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, but we will receive funds from the exercise of warrants held by Selling Stockholders, if exercised.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this Offering;

•	the percentage owned by each stockholder prior to completion of the Offering;

•	the total number of shares that are to be offered for each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the Offering; and

•	the percentage owned by each stockholder upon completion of the Offering.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
ANCORA GREATER	1,760,119	4.31%	1,760,119	0	0
CHINA FUND, L.P. (3)				0	0
IDAHO CORK, LLC(4)	704,048	1.72%	704,048	0	0
PIPE EQUITY	1,760,119	4.31%	1,760,119	0	0
PARTNERS, LLC (5)				0	0
SILVER ROCK II, LTD. (6)	704,048	*1.72%	704,048	0	0
BRILL SECURITIES INC.(7)	250,000	*	250.000	0	0

*  Less than one percent

(1)          Based on 40,842,184 shares of Common Stock outstanding as of the date of this prospectus which includes 35,663,850 shares issued and outstanding and an aggregate of 5,178,334shares issuable to the Selling Stockholders but before giving effect to (i) the Reverse Split and (ii) the 1,250,000 shares of our Common Stock to be offered by us in a public Offering concurrently herewith (excluding the Underwriters’ Warrants)

(2)          Represents the amount of shares that will be held by the Selling Stockholders after completion of this Offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this Offering.

(3)          Includes 1,164,881 shares issuable upon conversion of a promissory note and 595,238 shares issuable upon exercise of warrants.  John P. Micklitsch has voting and investment control over the securities held by Ancora Greater China Fund, L.P.

(4)          Includes 465,953 shares issuable upon conversion of a promissory note and 238,095 shares issuable upon exercise of warrants. Gary Reed, as manager, has voting and investment control over the securities held by Idaho Cork, LLC.

(5)          Includes 1,164,881shares issuable upon conversion of a promissory note and 595,238 shares issuable upon exercise of warrants.  James Mitchell Hull has voting and investment control over the securities held by Pipe Equity Partners LLC

(6)          Includes 465,952 shares issuable upon conversion of a promissory note and 238,096 shares issuable upon exercise of warrants.  Rima Salam , the sole shareholder, has voting and investment control over the securities held by Silverrock II, Ltd.

(7)          Consisting of 250,000 shares issued as consideration for services rendered as placement agent in connection with a private placement to the Selling Stockholders in June 2008.   Robert Brown, the majority shareholder, has voting and investment control over the securities held by Brill Securities Inc.

We will not receive any of the proceeds from the sale of any shares by the Selling Stockholders but we will receive funds from the exercise of warrants held by Selling Stockholders, if exercised. We have agreed to bear expenses incurred by the Selling Stockholders that relate to the registration of the shares being offered and sold by the selling stockholders that relate to the registration of the shares being offered and sold by the Selling Stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this Offering.

None of the Selling Stockholders have held any position, office or other material relationship with the Company or any of its predecessors or affiliates, other than Brill Securities Inc. which acted as placement agent in the offering of the securities to the Selling Stockholders in June 2008.  Brill Securities is a broker-dealer and is acting as an underwriter with respect to the shares that it is offering for resale.

The shares being offered by the Selling Stockholders include 3,261,667 shares which may be issuable to the Selling Stock upon conversion of $350,000 in the principal amount of convertible promissory notes issued to the Selling Stockholders in June 2008, and all accrued and unpaid interest thereon, and  1,666,667 shares issuable upon the exercise of Common Stock purchase warrants issued to the Selling Stockholders in June 2008. The convertible promissory notes and warrants were issued to the Selling Stockholders for aggregate gross proceeds of $700,000. The securities were issued to the Selling Stockholders pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

To the extent that any successor(s) to a Selling Stockholder wishes to sell the securities covered by this prospectus, the Company shall be required to file a supplement to this prospectus identifying any successor Selling Stockholder(s).

[RESALE PROSPECTUS ALTERNATE PAGE]

 PLAN OF DISTRIBUTION

The Selling Stockholders of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. If there is no public market established for our securities, the Selling Stockholders will sell at a fixed price that is equal to the price at which we sell shares in our public Offering pursuant to the registration statement of which this prospectus is a part.  The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions or a combination of such methods of sale directly or through brokers.

In addition, the Selling Stockholders have agreed to enter into customary “lock-up” agreements in favor of the Underwriters pursuant to which such persons and entities shall agree, for a period of nine months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriters’ prior written consent.  The aforementioned restriction on Brill Securities Inc. with respect to its 250,000 shares of Common Stock shall be for a period of six months after the Offering.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than        percent (  %) for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

The Underwriters and the Underwriters are underwriting the sale of up to 1,250,000 Units consisting of Common Stock and a Common Stock purchase warrant Common Stock to be offered by us in a public Offering concurrently herewith. The number of Units being offered assumes that the ratio of the Reverse Split is 1 to 12.5.  The maximum commission or discount to be received in total by each Underwriter will not be greater than nine percent (9%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our Offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public Offering.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Resale Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “Underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “Underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Resale Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Resale Prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any Underwriter or broker-dealer regarding the sale of the resale shares. There is no Underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two (2) business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Resale Prospectus to each purchaser at or prior to the time of the sale.

[RESALE PROSPECTUS ALTERNATE PAGE]

 LEGAL MATTERS

The validity of the Common Stock offered by this Resale Prospectus will be passed upon for us by McLaughlin &Stern LLP, New York, New York.

 EXPERTS

The consolidated financial statements of Asia Cork, Inc. as of December 31, 2009 and 2008 have been audited by MS Group CPA LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of Common Stock in this Offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is   www.sec.gov   .

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of Common Stock being registered.

Securities and Exchange Commission registration fee (1)	$734.38
FINRA Filing Fee (1)	4,500
NASDAQ Listing Fee (1)	50,000	(1)
AMEX Listing Fee (1)	50,000	(1)
Transfer Agent Fees	5,000	(1)
Accounting fees and expenses	75,000	(1)
Legal fees and expenses	150,000	(1)
Blue Sky/Underwriter’s counsel fees and expenses	10,000	(1)
Miscellaneous	162,500	(1) (2)
Approximate Total	$507,734.38	(1)

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee, NASDAQ and AMEX listing fee.

(2)	Includes non-accountable expense allowance payable to the Underwriter of two percent of the gross proceeds of the Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On June 4 and June 12, 2008, the Company consummated an Offering of convertible promissory notes and Common Stock purchase warrants for aggregate gross proceeds of $700,000.  On October 26, 2010, the Company agreed to issue 250,000 shares of Common Stock to Brill Securities, Inc., the placement agent in such offering, in lieu of issuing 1,000,000 warrants at an exercise price of $.01 which the placement agent claimed were due under the placement agent agreement executed in 2008 with respect to such offing. The securities were issued to accredited investors pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Index:

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement (2)
2.1	Spin - Off Agreement, dated September 19, 1996, between us and Kushi Macrobiotics Corp.( Incorporated by reference to the like numbered exhibit to our Registration Statement on Form 10-SB))
2.2
Amended and Restated Agreement and Plan of Merger by and among Kushi Macrobiotics Corp. and American Phoenix Group, Inc. and the Registrant dated August 12, 1996 (Incorporated by reference to the like numbered exhibit to our Registration Statement on   Form 10-SB.)

2.3
Agreement and Plan of Merger, dated as of July 11, 2005, by and among Kushi Natural Foods Corporation, Kushi Sub, Inc., Hanxin (Cork) International Holding Co., Ltd., Xi’An Cork Investments Consultative Management Co. and Xian Hanxin Science and Technology Co., Ltd. (Incorporated by reference to our report on Form 8-K filed on August 9, 2005.)

2.4	Amendment to Agreement and Plan of Merger dated as of September 30, 2005. (Incorporated by reference to our report on Form 8-K/A filed on January 18, 2006.)
2.5	Agreement of Merger between Hankersen International Corp. and Asia Cork Inc. dated as of July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.1.)
2.6	Certificate of Merger filed with the Secretary of State of Delaware effective July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.2.)
3(a)	Certificate of Incorporation (Incorporated by reference to the like numbered exhibit to our Registration Statement on Form 10-SB)
3(b)	Bylaws (Incorporated by reference to the like numbered exhibit to our Registration Statement on Form 10-SB.)
4.1	Specimen Stock Certificate (Incorporated by reference to the like numbered exhibit to our Registration Statement on Form 10-SB.)
4.2	Form of Warrant to purchase shares of common stock to be issued to the investors in the Offering (3)
4.3	Form of Warrant to purchase Units to be issued to the Underwriter of the Offering (3)
4.4	Form of Warrant Agreement between the Company and Olde Monmouth Stock Transfer Co., Inc. (3)
10.2	Form of Warrant to Purchase Common Stock issued by the Registrant dated as of June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.2.)
10.3	Securities Purchase Agreement between the Registrant and the Investors dated as of May 29, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.3.)
10.4	Addendum 1 to the Securities Purchase Agreement between the Registrant and certain Investors dated as of June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.4.)
10.5	Escrow Agreement between the Registrant and the Escrow Agent dated as of May 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.5.)
10.6(a)	Patent Transfer Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (3)
10.6(b)	Patent Lease Agreement dated April 15, 2006 between the Registrant and Fangshe Zhang. (3)
10.6(c)	Patent License Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (3)
10.7	Cancellation Agreement dated August 19, 2008 between Shaanxi Shuta Wood Products Co., Ltd. and the Registrant. (Filed with the Commission on Form 8-K dated October 8, 2008 as Exhibit 1.1.)
10.8	Loan Agreement dated as of October 27, 2008 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd (Incorporated by reference to the Form 10-K dated April 16, 2009 as Exhibit 10.1.)
10.9	Cork Floor Production Cooperation Agreement dated October 15, 2009 between the Registrant and Sichuan Hanxin Cork Merchandises Co., Ltd. (3)
10.10	Loan Agreement dated as of October 28, 2009 between the Registrant and Shaanxi Shuta Wood Products Co. Ltd. (3)
10.11	Memo on Land Purchase Agreement date October 20, 2009 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd. (3)
10.12	Employment Contract dated October 9, 2009 between the Registrant and Pengcheng Chen (3)
10.13	Employment Contract dated April 1, 2009 between the Registrant and Yi Tong (3)
10.14	Employment Contract dated October 9, 2009 between the Registrant and Tianbao Guo (3)

10.15	Employment Contract dated October 9, 2009 between the Registrant and Shengli Liu
10.16	Loan Agreement dated November 10, 2004 between Pengchen Chen and Xi’an Hanxin Science and Technology, Ltd. (3)
10.17	Loan Agreement dated September 24, 2009 between Yang Liu and Xi'an HanXin Science and Technology Co. Ltd. (3)
10.18	Form of Lock-Up Agreement (3)
10.19	Amendment Agreement dated July 6, 2010 between Selling Stockholders and the Registrant (3)
10.20	Amendment Agreement dated October 31, 2010 between Selling Stockholders and the Registrant (3)
14.1	Charter for the Audit Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.1)
14.2	Charter for the Compensation Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.3)
14.3	Charter for the Corporate Governance and Nominating Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.2)
14.4	Code of Ethics (3)
20.1
Information Statement filed with the Securities and Exchange Commission on August 26, 2004 (Filed with the Commission on Schedule 14 C Information Statement dated October 18, 2005 (Preliminary) and November 8, 2005 (Definitive)

23.1	Consent of MS Group CPA LLC, Certified Public Accountants, P.C.
23.2	Consent of McLaughlin & Stern LLP (1).
24.1	Power of Attorney (included on signature page).

(1)	Filed herewith
(2)	To be filed by amendment
(3)
Previously filed with (i) S-1 filed on February 12, 2010 (ii) with Amendment 1 to S-1 filed on June 22, 2010 (iii) with Amendment 2 to S-1 filed on September 20, 2010, (iv) with Amendment 3 to S-1 filed on November 9, 2010 or (v) with Amendment 4 to S-1 filed on December 14, 2010.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this Offering:

The undersigned Registrant hereby undertakes o file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b);

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

iv.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary Offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an Offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xi’An, the People’s Republic of China, on the 25th day of January 2011.

ASIA CORK, INC.

By:	/s/Pengcheng Chen
Name: Pengcheng Chen
Title: Chief Executive Officer (Principal Executive Officer)

By:	/s/ Yi Tong
Name: Yi Tong
Title: Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*		January 25, 2011
Fangshe Zhang	Chairman of the Board

/s/ Pengcheng Chen		January 25, 2011
Pengcheng Chen	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Yi Tong		January 25, 2011
Yi Tong	Chief Financial Officer (Principal Financial Officer/ Principal Accounting Officer)

*		January 25, 2011
Shengli Liu	Chief Operating Officer and Director

*		January 25, 2011
Tianbao Guo	Chief Technical Officer

*		January 25 2011
Gengshe Bai	Director

*		January 25, 2011
Genhu Yang	Director

*		January 25, 2011
Xiaodong Wen	Director

*		January 25, 2011
Tao Wang	Director

*by:	/S/ Pengcheng Chen
Pengcheng Chen. Atty in Fact
January 25, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement (2)
2.1	Spin - Off Agreement, dated September 19, 1996, between us and Kushi Macrobiotics Corp (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.1.)
2.2
Amended and Restated Agreement and Plan of Merger by and among Kushi Macrobiotics Corp. and American Phoenix Group, Inc. and the Registrant dated August 12, 1996 (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.2)

2.3
Agreement and Plan of Merger, dated as of July 11, 2005, by and among Kushi Natural Foods Corporation, Kushi Sub, Inc., Hanxin (Cork) International Holding Co., Ltd., Xi’An Cork Investments Consultative Management Co. and Xian Hanxin Science and Technology Co., Ltd. (Filed with the Commission on Form 8-K dated August 10, 2005 as Exhibit 2.1.)

2.4	Amendment to Agreement and Plan of Merger dated as of September 30, 2005. (Filed with the Commission on Form 8-K/A dated January 18, 2006 as Exhibit 2.2.)
2.5	Agreement of Merger between Hankersen International Corp. and Asia Cork Inc. dated as of July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.1.)
2.6	Certificate of Merger filed with the Secretary of State of Delaware effective July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.2.)
3(a)	Certificate of Incorporation (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (A).)
3(b)	Bylaws (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (B).)
4.1	Specimen Stock Certificate (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 4.)
4.2	Form of Warrant to purchase shares of common stock to be issued to the investors in the Offering (3)
4.3	Form of Warrant to purchase Units to be issued to the Underwriter of the Offering (3)
4.4	Form of Warrant Agreement between the Company and Olde Monmouth Stock Transfer Co., Inc. (3)
10.2	Form of Warrant to Purchase Common Stock issued by the Registrant dated as of June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.2.)
10.3	Securities Purchase Agreement between the Registrant and the Investors dated as of May 29, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.3.)
10.4	Addendum 1 to the Securities Purchase Agreement between the Registrant and certain Investors dated as of June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.4.)
10.5	Escrow Agreement between the Registrant and the Escrow Agent dated as of May 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.5.)
10.6(a)	Patent Transfer Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (3)
10.6(b)	Patent Lease Agreement dated April 15, 2006 between the Registrant and Fangshe Zhang.(3)
10.6(c)	Patent License Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (3)

10.7	Cancellation Agreement dated August 19, 2008 between Shaanxi Shuta Wood Products Co., Ltd. and the Registrant. (Filed with the Commission on Form 8-K dated October 8, 2008 as Exhibit 1.1.) (3)
10.8	Loan Agreement dated as of October 27, 2008 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd (Filed with the Commission on Form 10-K dated April 16, 2009 as Exhibit 10.1.) (3)
10.9	Cork Floor Production Cooperation Agreement dated October 15, 2009 between the Registrant and Sichuan Hanxin Cork Merchandises Co., Ltd. (3)
10.10	Loan Agreement dated as of October 28, 2009 between the Registrant and Shaanxi Shuta Wood Products Co. Ltd,
10.11	Memo on Land Purchase Agreement date October 20, 2009 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd. (3)
10.12	Employment Contract dated October 9, 2009 between the Registrant and Pengcheng Chen (3)
10.13	Employment Contract dated April 1, 2009 between the Registrant and Yi Tong (3)
10.14	Employment Contract dated October 9, 2009 between the Registrant and Tianbao Guo (3)
10.15	Employment Contract dated October 9, 2009 between the Registrant and Shengli Liu (3)
10.16	Loan Agreement dated November 10, 2004 between Pengcheng Chen and Xi’an Hanxin Science and Technology Co., Ltd. (3)
10.17	Loan Agreement dated September 24, 2009 between Yang Liu and Xi'an HanXin Science and Technology Co. Ltd. (3)
10.18	Form of Lock-Up Agreement (2)
10.19	Amendment Agreement dated July 6, 2010 between Selling Stockholders and the Registrant (3)
10.20	Amendment Agreement dated October 31, 2010 between Selling Stockholders and the Registrant (3)
14.1	Charter for the Audit Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.1)
14.2	Charter for the Compensation Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.3)
14.3	Charter for the Corporate Governance and Nominating Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.2
14.4	Code of Ethics (3)
20.1
Information Statement filed with the Securities and Exchange Commission on August 26, 2004 (Filed with the Commission on Schedule 14 C Information Statement dated October 18, 2005 (Preliminary) and November 8, 2005 (Definitive)

23.1	Consent of MS Group CPA LLC, Certified Public Accountants, P.C. (1)
23.2	Consent of McLaughlin & Stern LLP (1)
24.1	Power of Attorney (included on signature page).

(1)	Filed herewith
(2)	To be filed by amendment
(3)
Previously filed with (i) S-1 filed on February 12, 2010 (ii) with Amendment 1 to S-1 filed on June 22, 2010  (iii) with Amendment 2 to S-1 filed on September 20, 2010, (iv) with Amendment 3 to S-1 filed on November 9, 2010 or (v) with Amendment 4 to S-1 filed on December 14, 2010